Execution Version
Exhibit 10.1
ABL CREDIT AGREEMENT
Dated as of August 12, 2025
among
ADVANCE AUTO PARTS, INC.,
as the Borrower,
ADVANCE STORES COMPANY, INCORPORATED,
as the Company,
THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
and
BANK OF AMERICA, N.A.,
as Administrative Agent,
BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., CITIBANK, N.A., PNC BANK, NATIONAL ASSOCIATION, TRUIST SECURITIES, INC., U.S. BANK NATIONAL ASSOCIATION and MUFG BANK, LTD.
as Joint Lead Arrangers
BOFA SECURITIES, INC. and JPMORGAN CHASE BANK, N.A.
as Joint Bookrunners
BMO BANK N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, THE HUNTINGTON NATIONAL BANK, MIZUHO BANK, LTD., BANCO SANTANDER, S.A., NEW YORK BRANCH and TD BANK, N.A.
as Senior Managing Agents

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SCHEDULES:

Schedule 1.01(a)	—	Commitment Schedule
Schedule 1.01(b)	—	Fiscal Periods
Schedule 1.01(d)	—	Administrative Agent’s Office
Schedule 1.01(e)	—	Existing Letters of Credit
Schedule 3.06	—	Disclosed Matters
Schedule 3.13	—	Subsidiaries
Schedule 3.19	—	Deposit Accounts
Schedule 5.15(c)	—	Credit Card Notifications
Schedule 5.16	—	Post-Closing Schedule
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.05	—	Existing Restrictions
Schedule 6.06	—	Existing Investments
Schedule 6.08	—	Certain Dispositions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Borrowing Request
Exhibit B-2	—	Form of Letter of Credit Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Perfection Certificate
Exhibit F	—	Form of Supply Chain Financing Exposure Amount Reporting
Exhibit G	—	Form of Promissory Note
Exhibit H	—	Form of ABL Pledge and Security Agreement
Exhibit I	—	Form of ABL Guaranty Agreement
Exhibit J	—	Form of Solvency Certificate
Exhibit K	—	[Reserved]
Exhibit L-1	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	—	Form of Borrowing Base Certificate

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CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of August 12, 2025 (this “Agreement”), by and among ADVANCE AUTO PARTS, INC., a Delaware corporation (the “Borrower”), Advance Stores Company, Incorporated, a Virginia corporation (the “Company”), the Lenders from time to time party hereto and Bank of America, N.A., (“BofA”), as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).
RECITALS
A.Substantially concurrently with the occurrence of the Closing Date, all loans and commitments outstanding under that certain Credit Agreement, dated November 9, 2021 (as amended by Amendment No. 1 dated as of February 27, 2023, Amendment No. 2 dated as of August 21, 2023, Amendment No. 3 dated as of November 20, 2023, Amendment No. 4 dated as of February 26, 2024, Amendment No. 5 dated as of November 13, 2024, Amendment No. 6 to the Credit Agreement and Amendment No. 1 to the Guarantee Agreement dated as of February 25, 2025, Amendment No. 7 to the Credit Agreement dated as of July 24, 2025 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof), among the Borrower, the Company, the lender party thereto and Bank of America, N.A., as administrative agent and as collateral agent for itself and the other financial institutions party thereto as lenders from time to time shall be repaid in full and terminated and all Liens securing any of the foregoing will be released (the “Refinancing”).
B.To fund the Refinancing and pay related fees, costs and expenses and other related amounts, the Borrower has requested that the Lenders provide an asset-based revolving facility under this Agreement with commitments in an aggregate principal amount equal to $1,000,000,000 (One Billion Dollars).
C.The Lenders, the Swingline Lender and the Issuing Banks are willing to make Credit Extensions hereunder on the terms and subject to the conditions set forth herein.
Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article 1
DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2027 Borrower Notes” means the Borrower Notes due October 1, 2027.
“2028 Borrower Notes” means the Borrower Notes due March 9, 2028.
“2030 Borrower Notes” means the Borrower Notes due April 15, 2030.
“2030 Borrower Notes Discharge Date” means the date on which the 2030 Borrower Notes shall have been discharged in full.

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“ABL Priority Collateral” means all present and future right, title and interest of the Loan Parties in the following types of Collateral, whether now owned or hereafter acquired, existing or arising and wherever located:
(1)all Accounts and Receivables (other than, at any time when a Lien permitted by Sections 6.02(a)(vi), 6.02(a)(viii) and 6.02(a)(x) is outstanding, the Accounts and Receivables arising under agreements for sale of Non-ABL Priority Collateral to the extent constituting identifiable proceeds of such Non-ABL Priority Collateral);
(2)all Payment Intangibles, including all intercompany loans, corporate and other tax refunds and all Credit Card Receivables and all other rights to payment arising therefrom in a credit-card, debit-card, prepaid-card or other payment-card transaction, in each case to the extent representing rights to payment arising from the sale of goods or other property or provision of services;
(3)all Inventory;
(4)all Deposit Accounts (and after the 2030 Borrower Notes Discharge Date, Securities Accounts) and all cash, Cash Equivalents and other assets contained in, or credited to, any such Deposit Accounts (and after the 2030 Borrower Notes Discharge Date, Securities Accounts and all Securities Entitlements arising therefrom) (in each case, other than any identifiable proceeds of Non-ABL Priority Collateral);
(5)solely to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (1) through (4) above, (i) all General Intangibles and Intangibles (excluding in each case any Intellectual Property and Capital Stock of Subsidiaries of the Borrower), (ii) Instruments (including Promissory Notes), and (iii) Documents (including each warehouse receipt or bill of lading covering any Inventory);
(6)all collateral and guarantees given by any other person with respect to any of the foregoing, and all other Supporting Obligations (including letter-of-credit rights) with respect to any of the foregoing;
(7)all books and Records to the extent relating to any of the foregoing; and
(8)all products and Proceeds of the foregoing;
provided that the amount of Secured Obligations secured by the Collateral in clauses (5) through (7) and clause (8) as it applies to clauses (5) through (7), in each case, of this definition shall be limited to the amount that does not cause a lien to be required over any ABL Priority Collateral in favor of any holder of the 2030 Borrower Notes.
All capitalized terms used in this definition but not defined in this Agreement shall have the meanings set forth in the UCC or the PPSA, as applicable, including that (a) Payment Intangibles shall include “intangibles” as defined in the PPSA under which the account debtor’s principal obligation is a monetary obligation, and (b) General Intangibles shall include “intangibles” as defined in the PPSA.

“ABR” means, when used in reference to any Revolving Loan or Revolving Borrowing, whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Intercreditor Agreement” means an Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Borrower, the Administrative Agent and the Required Lenders (which may, if applicable, consist of a payment “waterfall”); provided that any such intercreditor agreement shall be considered approved by a Lender if made available to such Lender by the Administrative Agent and such Lender is informed that such intercreditor agreement shall be considered approved by it if there is no objection within five Business Days, and no such objection is made.
“Account” means (i) “account” as such term is defined in the UCC or the PPSA, as applicable and (ii) all rights to payment (including payment intangibles) for merchandise and goods sold or leased, or for services rendered.
“Account Control Agreement” means a customary account control agreement, in favor of the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, that (a) ensures, to the extent necessary under applicable laws, the perfection of a security interest in favor of the Administrative Agent on the relevant Deposit Account or Securities Account and (b) provides that, upon written notice from the Administrative Agent pursuant to Section 5.15 and Section 7.01, such bank or financial institution shall comply with instructions originated by the Administrative Agent directing disposition of the funds or other assets in such accounts without further consent by the applicable Loan Party.
“Account Debtor” means any Person who is or may become obligated under or on account of any Account Receivable.
“ACH” means automated clearing house transfers.
“Acquired Eligible Accounts Receivable” has the meaning assigned to such term in the definition of “Borrowing Base”.
“Acquired Eligible Inventory” has the meaning assigned to such term in the definition of “Borrowing Base”.
“Acquisition Date” has the meaning assigned to such term in the definition of “Borrowing Base”.
“Additional Collateral Documents” has the meaning given in Section 5.17(a).
“Additional Commitment” means any commitment hereunder extended pursuant to Section 2.23.
“Additional Lender” has the meaning assigned to such term in Section 2.22(b).
“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure and Swingline Exposure and participation interest in Protective Advances and Overadvances, in each case attributable to its Additional Commitment.

“Additional Revolving Loans” means any Revolving Loan made or extended pursuant to the applicable Lender’s Additional Commitment.
“Adjusted Consolidated Net Income” means, for any period, Consolidated Net Income, provided that, without duplication, (a) there shall be excluded (i) the income of any Person in which any other Person (other than the Borrower or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, except such income shall be included to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of the Subsidiaries or the date that Person's assets are acquired by the Borrower or any of the Subsidiaries, (iii) the cumulative effect for such period of any changes in accounting principles and (iv) gains and losses from, or incurred in connection with, the sale, liquidation or other disposition of assets outside the ordinary course of business and (b) for purposes of calculating the Fixed Charge Coverage Ratio and Consolidated Adjusted EBITDA, Adjusted Consolidated Net Income shall be determined on a pro forma basis to give effect to any Material Specified Transaction occurring during such period as if such transactions had occurred on the first day of such period.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to the greater of (a) Term SOFR for such calculation and (b) 0.00% per annum.
“Adjustment Date” means the first day of each Fiscal Quarter.
“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.
“Administrative Agent Account” means an account maintained under the sole dominion and control of the Administrative Agent.
“Administrative Agent’s Office” means (a) the Administrative Agent’s address and account as set forth on Schedule 1.01(d), and (b) such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower, the Company or any of the Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of the Borrower, the Company or any of the Subsidiaries, threatened in writing, against or affecting the Borrower, the Company or any of the Subsidiaries or any property of the Borrower, the Company or any of the Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, the Arrangers, any Lender, any Issuing Bank or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof. For greater certainty, any reference to an Affiliate of the Administrative Agent, a Lender or any other Secured Party shall include a domestic or foreign branch of such Person.
“Agent Parties” has the meaning assigned to such term in Section 9.01(d).
“Aggregate Commitments” means, at any time, the sum of all Commitments at such time. As of the Closing Date, the amount of Aggregate Commitments is $1,000,000,000.
“Agreement” has the meaning assigned to such term in the hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, Adjusted Term SOFR for an Interest Period of one month as of such day, plus 1.00%, (c) the Prime Rate and (d) 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be.
“AML Legislation” has the meaning assigned to such term in Section 9.28(a).
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower and the Subsidiaries concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, Canadian Anti-Money Laundering & Anti-Terrorism Legislation, the Corruption of Foreign Public Officials Act (Canada), Sections 119-124 and 426 of the Criminal Code (Canada) and the UK Bribery Act 2010.
“Anti-Money Laundering Laws” means all applicable anti-money laundering and counter-terrorism financing laws, rules, and regulations applicable to the Borrower and its Subsidiaries, including, but not limited to, the applicable requirements of the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, the Proceeds of Crime Act and the rules and regulations promulgated thereunder, and the anti-money laundering and counter-terrorism financing laws, rules, and regulations of the various jurisdictions in which the Borrower or any of its Subsidiaries conduct business, and any related or similar laws, rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory body or agency.
“Applicable Class Percentage” means, with respect to any Lender of any Class, the percentage of the aggregate amount of the Commitments of such Class represented by such Lender’s Commitment of such Class; provided that for purposes of Section 2.21 and corresponding provisions of this Agreement, when there is a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded for any relevant calculation. In the event that the Commitments of any Class have expired or been terminated, the Applicable Class Percentage of any Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Lender attributable to its Commitment of such Class that has expired or terminated, giving effect to any assignment thereof.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments of all Lenders (other than the Swingline Lender) represented by such Lender’s Commitment; provided that for purposes of Section 2.21 and corresponding provisions of this Agreement, when there is a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded for any relevant calculation. In the event that the Aggregate Commitments have expired or been terminated, the Applicable Percentage of a Lender shall be determined on the basis of the Revolving Credit Exposure of such Lender attributable to its Commitment immediately prior to such expiration or termination, giving effect to any assignment thereof.
“Applicable Rate” means, for any day, with respect to any Initial Revolving Loan, Overadvance, Protective Advance or Swingline Loan, the rate per annum applicable to the relevant Class of Revolving Loans set forth below opposite the applicable level of Average Historical Excess Availability; provided that until the first Adjustment Date following the first full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Initial Revolving Loan, Overadvance, Protective Advance or Swingline Loan shall be the applicable rate per annum set forth below in Level II:

Level	Average Historical Excess Availability	Applicable Rate for Term SOFR Revolving Loans	Applicable Rate for ABR Revolving Loans and Canadian Prime Rate Loans
I	Greater than or equal to 66.7%	1.25%	0.25%
II	Less than 66.7% and greater than or equal to 33.3%	1.50%	0.50%
III	Less than 33.3%	1.75%	0.75%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability as of such Adjustment Date in accordance with the table above; provided that if a Borrowing Base Certificate is not delivered when required pursuant to Section 5.01(j), (i) the “Applicable Rate” for any Initial Revolving Loan, Overadvance, Protective Advance or Swingline Loan shall be the rate per annum set forth above in Level III until such Borrowing Base Certificate is delivered in compliance with Section 5.01(j) and (ii) if an Event of Default has occurred and is continuing, the “Applicable Rate” for any Initial Revolving Loan, Overadvance, Protective Advance or Swingline Loan shall be the rate per annum set forth above in Level III.

“Applicable Specified Secured Indebtedness” has the meaning given in Section 5.17(a).
“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.
“Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citibank, N.A., PNC Bank, National Association, Truist Securities, Inc., U.S. Bank National Association and MUFG Bank, Ltd., as joint lead arrangers, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as joint bookrunners and BMO Bank N.A., Credit Agricole Corporate and Investment Bank, The Huntington National Bank, Mizuho Bank, Ltd., Banco Santander, S.A., New York Branch and TD Bank, N.A. as Senior Managing Agents.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Borrower.
“Attorney” has the meaning assigned to such term in Section 8.14.
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (x) the Maturity Date and (y) the date of termination of all of the Commitments.
“Average Historical Excess Availability” means, on the applicable Adjustment Date, the quotient, expressed as a percentage obtained by dividing (a) the average daily Excess Availability for the Fiscal Quarter immediately preceding such Adjustment Date by (b) the average daily Line Cap for such Fiscal Quarter. In determining “Average Historical Excess Availability”, the Borrowing Base as of any day shall be calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to the terms hereof.
“Average Utilization” means, on the applicable Adjustment Date, the quotient expressed as a percentage obtained by dividing (a) the average daily Outstanding Amount of the Total Revolving Credit Exposure (excluding for this purpose any Swingline Exposure) for the Fiscal Quarter immediately preceding such Adjustment Date by (b) the average daily Aggregate Commitments (other than Commitments of Defaulting Lenders) for such Fiscal Quarter.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any of its Subsidiaries: Supply Chain Financing, commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, merchant processing, freight payment services, any services or facilities provided to any Loan Party or any Subsidiary, or guaranteed by, any Loan Party or any Subsidiary by any Bank Product Provider and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and Deposit Accounts.
“Banking Services Obligations” means any and all obligations of any Loan Party or any of its Subsidiaries, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between any Loan Party or any of its Subsidiaries and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender, any Issuing Bank or any Arranger as of the Closing Date or pursuant to which any Loan Party or Subsidiary owes, directly or indirectly, as direct obligor or via participation by any Person with the applicable counterparty to a Supply Chain Financing, any obligations or indebtedness to the Administrative Agent, any Lender, any Issuing Bank or any Arranger (or any Affiliate thereof) in connection with such Supply Chain Financing, or (b) under any arrangement that is entered into after the Closing Date by any Loan Party or any of its Subsidiaries with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender, any Issuing Bank or any Arranger at the time such arrangement is entered into or pursuant to which any Loan Party or Subsidiary owes, directly or indirectly, as direct obligor or via participation by any Person with the applicable counterparty to a Supply Chain Financing, any obligations or indebtedness to the Administrative Agent, any Lender, any Issuing Bank or any Arranger (or any Affiliate thereof) in connection with such Supply Chain Financing, in each case in connection with Banking Services; it being understood that each counterparty thereto shall be deemed hereunder (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of the Intercreditor Agreements as if it were a Lender. For the avoidance of doubt, any “Banking Services Obligation” designated as such pursuant to any Senior Debt Facility (other than this Agreement) shall not constitute Banking Services Obligations under this Agreement or the other Loan Documents (other than the Intercreditor Agreements).
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the U.S.
“BofA” has the meaning assigned to such term in the preamble to this Agreement.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Borrower Debt Securities” means unsecured debt securities issued by the Borrower in the capital markets, including, for the avoidance of doubt, the Borrower Notes.
“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).
“Borrower Notes” means the Borrower’s 1.75% senior unsecured notes due October 1, 2027, 5.95% senior unsecured notes due March 9, 2028, 3.90% senior unsecured notes due April 15, 2030, 3.50% senior unsecured notes due March 15, 2032 and the Senior Notes.
“Borrowing” means any (a) Revolving Loans of the same Type and Class made, converted or continued on the same date and, in the case of Term SOFR Revolving Loans, as to which a single Interest Period is in effect, (b) Swingline Loan, (c) Protective Advance or (d) Overadvance.
“Borrowing Base” means, at any time of calculation,
(a)the sum of the following as set forth in the most recently delivered Borrowing Base Certificate:
(i)90% multiplied by the value of Eligible Credit Card Receivables; plus
(ii)85% multiplied by the value of Eligible Accounts Receivable at such time (except that (A) in the case of Eligible Accounts Receivable for which the Account Debtor is Mavis, the advance rate shall be 50.0% and (B) in the case of Eligible Accounts Receivable for which the Account Debtor is an independent Carquest store or an unidentified customer in the Company's customer database, the advance rate shall be 75%); plus
(iii)85% multiplied by the Net Orderly Liquidation Value of the Eligible Inventory at such time; plus
(iv)100% of Qualified Cash of the Loan Parties; provided that Qualified Cash be deemed to be limited to 10% of the Line Cap for purposes of Section 4.02(d); minus
(b)the amount of all Reserves then applicable to the Borrowing Base in effect at such time.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(a), Section 5.01(j) or Section 5.15(d). In connection with any Subject Acquisition, the Borrower may submit a Borrowing Base Certificate reflecting a calculation of the Borrowing Base that includes Eligible Accounts Receivable, Eligible Credit Card Receivables, (collectively the “Acquired Eligible Accounts Receivable”) and Eligible Inventory (collectively the “Acquired Eligible Inventory”) acquired in connection with such Subject Acquisition and, from and after the Acquisition Date, the Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the completion and delivery to the Administrative Agent of the applicable field examination or inventory appraisal with respect to such Acquired Eligible Accounts Receivable or Acquired Eligible Inventory, such adjustment to the Borrowing Base shall be limited to (1) from the date such Subject Acquisition is consummated (the “Acquisition Date”) and for each subsequent Borrowing Base Certificate for the Borrowing Base that is required to be delivered after the Acquisition Date and prior to the date that is 120 days after the Acquisition Date, an amount not to exceed 15% of the Borrowing Base after giving effect to the Acquired Eligible Accounts Receivable and the Acquired Eligible Inventory and disregarding all Qualified Cash included in the Borrowing Base for purposes of such calculation and (2) thereafter zero.
“Borrowing Base Certificate” means a certificate from a Responsible Officer of the Borrower, in substantially the form of Exhibit M, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B-1 or such other form that is reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).
“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City (or with respect to CAD Swingline Loans, Toronto).

“CAD Swingline Lender” means Bank of America, N.A. (acting through its Canada branch or another branch or Affiliate thereof as determined by it in its sole discretion), in its capacity as lender of CAD Swingline Loans hereunder, or any successor lender of CAD Swingline Loans hereunder.
“CAD Swingline Loan” has the meaning assigned to such term in Section 2.04(a).
“CAD Swingline Sublimit” means CAD5,000,000. For the avoidance of doubt, the CAD Swingline Sublimit is part of, and not in addition to, the aggregate Swingline Sublimit.
“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means, collectively, the Criminal Code (Canada), the Proceeds of Crime Act and the United Nations Act (Canada) or any similar Canadian legislation, together with all rules, regulations, and interpretations thereunder or related thereto including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Resolutions on Taliban, ISIL (Da-esh) and Al-Qaida promulgated under the United Nations Act.
“Canadian Defined Benefit Plan” means a Canadian Pension Plan which contains a “defined benefit provision”, as such term is defined in the Tax Act.
“Canadian Dollar”, “CAD” and “Canadian $” mean lawful money of Canada.
“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.
“Canadian Pension Event” means (a) the withdrawal of a Loan Party from a Canadian Defined Benefit Plan during a plan year; (b) the filing of a notice of intent to terminate a Canadian Defined Benefit Plan or the filing of an amendment to a Canadian Defined Benefit Plan with a Governmental Authority which terminates a Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent; (c) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan or have a trustee appointed to administer a Canadian Defined Benefit Plan; (d) any statutory deemed trust or Lien arises in connection with a Canadian Defined Benefit Plan (save for contribution amounts not yet due); or (e) any other event or condition which might constitute grounds for the termination or winding up of or the appointment of a trustee to administer, any Canadian Defined Benefit Plan.
“Canadian Pension Plan” means a pension plan that is subject to federal or provincial pension standards laws in Canada, including the Pension Benefits Act (Ontario), and that is maintained or sponsored by a Loan Party for employees or former employees in Canada.
“Canadian Prime Rate” means, for any day a fluctuating rate of interest per annum equal to the greater of (a) the per annum rate of interest quoted or established as the “prime rate” of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to Canadian borrowers; (b) the Term CORRA Rate for a one (1) month term that is two (2) Business Days prior to such date plus 1% per annum and (c) 1.00%, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Such prime rate is based on various factors including cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“Canadian Priority Payables Reserve” means reserves that the Administrative Agent deems necessary or appropriate in its Permitted Discretion for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s Liens including, without limitation, (a) any amounts deemed to be held in trust, or held in trust, pursuant to applicable Requirements of Law, (b) any amounts due or which may become due and not paid for wages, salaries, commission or compensation, including vacation pay; (including, amounts protected by section 81.3 of the Bankruptcy and Insolvency Act (Canada) and amounts provided for under the Wage Earners Protection Program Act (Canada)), (c) amounts due and not paid under any legislation relating to workers’ compensation, employment insurance, employee source deductions, sales tax, goods and services tax, value added tax, harmonized sales tax or similar taxes and all contributions under the Canada Pension Plan or the Quebec Pension Plan, all amounts deducted or withheld and not paid and remitted when due under the Tax Act, amounts currently or past due and not paid for realty, municipal or similar taxes, (d) the aggregate amount of any liabilities of any Loan Party (i) in respect of unpaid or unremitted pension plan contributions, normal cost contributions or special payments under any Canadian Pension Plans (except for contribution amounts not yet due), and (ii) representing any unfunded liability, solvency deficiency or wind-up deficiency (hypothetical or otherwise) with respect to a Canadian Defined Benefit Plan, and (e) similar statutory or other claims, that in each case referred to in clauses (a) through (e) above are secured by Liens, choate or inchoate, ranking or capable of ranking in priority senior to or pari passu with the Administrative Agent’s Liens.
“Canadian Security Agreement” means the Canadian ABL Security Agreement among the Canadian Subsidiaries and the Administrative Agent for the benefit of the Secured Parties.
“Canadian Subsidiary” means any Subsidiary of the Borrower organized under the laws of Canada or any province or territory thereof.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.
“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks and the Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent or the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Dominion Period” means
(a)each period during which a Specified Event of Default has occurred and is continuing; and
(b)each period during which a Liquidity Condition is continuing.
“Cash Equivalents” means, as at any date of determination, (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of Canada), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P of A-2 or higher or from Moody's of P2 or higher; (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic or foreign office of any commercial bank organized under the laws of the United States of America or Canada or any state, province or territory thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or the equivalent thereof in Canadian Dollars; (d) fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (e) investments in "government" or money market funds or other mutual funds rated AAA by S&P or Aaa by Moody's and substantially all the assets of which are comprised of securities of the types described in any of clauses (a) through (d) above; and (f) corporate notes and corporate bonds or municipal securities, which includes variable rate demand notes and auction rate municipals, maturing within one year from the date of acquisition thereof and assigned a credit rating from S&P of A2 or higher or from Moody's of A or higher.
The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in

Investments that are analogous to the Investments described in clauses (a) through (f) and in this paragraph.

“Cash Management Compliance Date” has the meaning assigned to such term in Section 5.15(a).
“Cash Receipts” has the meaning assigned to such term in Section 5.15(e).
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock (or Capital Stock and/or Indebtedness) of one or more CFCs, any Subsidiary that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3 and substantially all the assets of which consistent for U.S. federal income tax purposes of Capital Stock (or Capital Stock and/or Indebtedness) in a CFC, and/or CFC Holdcos.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means at any time, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than the Borrower of any shares of capital stock of the Company; or (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rule 13d-5 under the United States Securities and Exchange Act of 1934 in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower.
“Charged Amounts” has the meaning assigned to such term in Section 9.20.

“Class”, when used with respect to (a) any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are Initial

Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.23, (b) any Commitment, refers to whether such Commitment is an Initial Commitment or an Additional Commitment of any series established as a separate “Class” pursuant to Section 2.23, (c) any Lender, refers to whether such Lender has a Revolving Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Commitment or Revolving Loans of a particular Class.
“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless specifically provided otherwise).
“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Property (as such term is defined in the Security Agreement and the Canadian Security Agreement).
“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document, (y) the time periods (and extensions thereof including post-closing periods pursuant to Section 5.16) set forth in Section 5.12 and (z) the terms of and any Acceptable Intercreditor Agreements, the requirement that the Administrative Agent shall have received, in the case of any Subsidiary that is required to become, a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), (a) a joinder to the Loan Guarantee in substantially the form attached as an exhibit thereto, (b) a supplement to the Security Agreement and/or the Canadian Security Agreement, as applicable in substantially the form attached as an exhibit thereto, (c) a completed or supplemental Perfection Certificate, (d) UCC financing statements and PPSA financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, (e) an executed joinder to any Acceptable Intercreditor Agreements and (f) entry into an Account Control Agreement with respect to each of its Material Deposit Accounts, if applicable.
“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) the Canadian Security Agreement, (iii) each Account Control Agreement, (iv) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement” and (v) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien or hypothec on any Collateral as security for payment of the Secured Obligations.
“Commitment” means, with respect to each Lender, such Lender’s Initial Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date, with respect to the Initial Commitments, the applicable rate per annum set forth below based upon the Average Utilization; provided that until the first Adjustment Date following the first full Fiscal Quarter after the Closing Date, the “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Level II:

Level	Average Utilization	Commitment Fee Rate
I	≥ 50%	0.25%
II	< 50%	0.30%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Utilization as of such Adjustment Date.
“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company” has the meaning assigned to such term in the preamble to this Agreement.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
“Concentration Account” has the meaning assigned to such term in Section 5.15(e).
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Adjusted EBITDA” means, for any period, Adjusted Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Adjusted Consolidated Net Income, the sum of:
(a)Designated Cash Interest Expense for such period,
(b)the aggregate amount of letter of credit fees accrued during such period,
(c)the aggregate amount of income tax expense for such period,
(d)all depreciation and amortization expense for such period,
(e)other non-cash charges for such period; provided there shall be:
(i)excluded from non-cash charges referred to this clause (e) (A) any non-cash charges that constitute accruals of or reserves for future cash payments and (B) except as provided in clause (ii) below, write-downs or write-offs of inventory or accounts receivable and
(ii)included in non-cash charges referred to in this clause (e) (A) write downs of inventory due to consolidation of distributions centers not to exceed $15,000,000 for the fiscal quarter ended October 25, 2024 and (B) Identified Restructuring Charges not to exceed 10% of Consolidated Adjusted EBITDA for the last four Fiscal Quarters ended prior to such period; and
(f)losses on the extinguishment of debt;
(g)cost savings, operational expense reductions and cost synergies (including acquisition cost synergies) projected by the Borrower in good faith to be realized within eighteen (18) months of the date of determination, in each case resulting from actions taken or to be taken within such period and reasonably quantifiable; provided that (i) such cost savings, operational expense reductions and cost synergies are reasonably identifiable, factually supportable and certified by a Responsible Officer of the Borrower, (ii) no amounts shall be added pursuant to this clause (g) to the extent duplicative of any expenses or charges relating to such cost savings that are included in the other clauses of this definition of “Consolidated Adjusted EBITDA”, and (iii) the aggregate amount of such adjustments added pursuant to this clause (i) shall not exceed 20% of Consolidated Adjusted EBITDA for such period (calculated before giving effect to any adjustments pursuant to this clause (g)); and
(h)cash charges and accruals for future cash charges for such period; provided that the aggregate amount of charges added to Adjusted Consolidated Net Income under this clause (h) for all periods shall not exceed $75,000,000, and minus, without duplication and to the extent included in calculating Adjusted Consolidated Net Income for such period,
(1)    all non-cash gains during such period,
(2)    gains on the sales of assets outside of the ordinary course of business and gains from discontinued operations,
(3)    gains on the retirement of debt identified in the consolidated statement of cash flows of the Borrower and its consolidated Subsidiaries and
(4)    any other nonrecurring or non-cash income, all as determined on a consolidated basis with respect to the Borrower and the Subsidiaries in accordance with GAAP.

Consolidated EBITDA shall be determined on a pro forma basis to give effect to any Material Specified Transaction occurring during such period as if each such Material Specified Transaction had occurred on the first day of such period.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Fixed Charge Coverage Ratio and/or the amount of any basket based on a percentage of Consolidated Adjusted EBITDA for any period ended on or prior to the last day of the Fiscal Quarter ending April 18, 2026, (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended October 5, 2024 shall be deemed to be $98,000,000, (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 28, 2024 shall be deemed to be $69,000,000, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended April 19, 2025 shall be deemed to be $137,000,000 and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended July 12, 2025 shall be deemed to be $143,000,000, in each case, as adjusted on a Pro Forma Basis, as applicable.

“Consolidated Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto, which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, including the total principal portion of Capital Lease Obligations, but excluding:
(a)expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent financed (i) from insurance or settlement proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired, (ii) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) with cash proceeds of dispositions that are reinvested in accordance with this Agreement and (iv) by the trade-in amount of existing equipment solely to the extent that the gross amount of the purchase price of equipment acquired substantially contemporaneously therewith is reduced by such trade-in amount,
(b)expenditures that are accounted for as capital expenditures by the Borrower or any of its Subsidiaries and that actually are paid for by a Person other than the Borrower or any of its Subsidiaries to the extent neither the Borrower nor any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), and
(c)any expenditures which are contractually required to be, and are, advanced or reimbursed to the Borrower or any of its Subsidiaries in Cash by a third party (including landlords) during such period of calculation.

“Consolidated Net Income” means, for any period, net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by the Collateral.
“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower (provided that, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, may be calculated on a pro forma basis).
“Consolidated Total Debt” means, as of the date of determination, an amount equal to all Indebtedness of the Borrower and the Subsidiaries outstanding on such date excluding (i) Indebtedness described in clauses (e), (f) and (h) of the definition of “Indebtedness” and (ii) any Indebtedness of another Person that is Indebtedness of the Borrower or a Subsidiary solely by reason of the second sentence of the definition of “Indebtedness”; provided that any letters of credit and letters of guaranty referred to in clause (h) of the definition “Indebtedness” shall not be excluded from Consolidated Total Debt to the extent issued to support any other obligations constituting Indebtedness.
“Contractual Obligation” means, as applied to any Person, any provision of any Indebtedness issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Covenant Trigger Period” means the period (a) commencing any date on which Specified Excess Availability shall be less than the greater of (x) 10.0% of the Line Cap at such time and (y) $100,000,000 and (b) continuing until the end of the first period of thirty (30) consecutive days at all times during which Specified Excess Availability for each day during such 30-day period has been greater than or equal to the greater of (x) 10.0% of the Line Cap at such time and (y) $100,000,000.
“Covered Party” has the meaning assigned to such term in Section 9.26(i).
“Credit Card Issuer” means any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, and other issuers approved by the Administrative Agent (such approval not to be unreasonably withheld) and PayPal.

“Credit Card Notifications” means, collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to credit card agreements with any Loan Party, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) of all payments due from Credit Card Processors to (i) a Concentration Account, or (ii) any other Material Deposit Account, in each case in the United States (or in the case of Canadian Subsidiaries, in Canada) and subject to an Account Control Agreement.
“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
“Credit Card Receivable” has the meaning assigned to such term in the definition of “Eligible Credit Card Receivables”.
“Credit Extension” means each of (i) the making of any Revolving Loan, Swingline Loan, Overadvance or Protective Advance (other than any Letter of Credit Reimbursement Loan or any Revolving Loan resulting from the application of Section 2.06(b)) or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the stated amount of the relevant Letter of Credit).
“Credit Parties” means, collectively, the Administrative Agent, the Lenders, the Swingline Lenders and the Issuing Banks.
“Crown” means His Majesty the King in Right of Canada.
“Daily Simple SOFR” means with respect to any applicable determination date, the secured overnight financing rate published on the Federal Reserve Bank of New York website (or any successor source satisfactory to the Administrative Agent).
“Debt Maturity Reserve” means an amount equal to the outstanding principal amount of any Borrower Notes or refinancing thereof with a final maturity date less than or equal to 91 days from the date such Debt Maturity Reserve is established; provided that on any day when the Borrower and its Subsidiaries hold unrestricted cash within the United States, excluding Qualified Cash, the amount of the Debt Maturity Reserve with respect to such Borrower Notes may be deemed, by the Administrative Agent in its Permitted Discretion, reduced or fully offset by the amount of such unrestricted cash; provided further that, concurrently with any Borrowing Request delivered at any time when the Debt Maturity Reserve has been reduced pursuant to the foregoing, the Borrower shall deliver a certificate demonstrating the amount of such unrestricted cash. A Debt Maturity Reserve may not be established with respect to any series of Borrower Notes earlier than 91 days prior to the stated final maturity of such series of Borrower Notes.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Canada Business Corporations Act (or any other Canadian corporate statute where such statute is used by a Person to propose an arrangement of debt), and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S., Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and, if applicable, participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Deferred Compensation Obligations” means a non-qualified deferred compensation plan that allows executives of the Borrower and the Subsidiaries to defer receipt of specified portions of base and bonus earnings each calendar year.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC or the PPSA as applicable) or any account evidenced by an instrument (within the meaning of the UCC or the PPSA as applicable).
“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its Subsidiaries shall constitute a Derivative Transaction.

“Designated Cash Interest Expense” means, for any period, the interest expense of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, less, to the extent included in interest expense, the amortization during such period of debt issuance and deferred financing costs, commissions and fees. Designated Cash Interest Expense shall be determined on a Pro Forma Basis to give effect to any Material Specified Transaction in accordance with Section 1.10.
“Designated Noncash Consideration” shall mean, as of any date of determination, the fair market value at the time received (as determined in good faith by the Borrower) of any non-cash consideration received by Borrower or any or its Subsidiaries in connection with a Disposition that is designated in writing as Designated Noncash Consideration, less the amount of cash received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration.
“Dilution” means, for any period, a percentage that is the result of dividing the dollar amount of (a) the sum (without duplication) of bad debt write-downs, discounts, advertising allowances, returns, credits, credit memos or other similar dilutive items with respect to the Accounts of the Loan Parties during the 12 months of the Borrower most recently then ended for which a Borrowing Base Certificate has been delivered, by (b) the gross sales or billings of the Loan Parties with respect to Accounts during such period.
“Dilution Reserve” means as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts Receivable by 1% for each percentage point by which Dilution is in excess of 5%; provided that no reserve shall be imposed on the first 5% of Dilution of Accounts.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the board of directors of the Borrower who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.
“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.
“Dollars” or “$” means the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Accounts Receivable” means, an Account (other than Accounts constituting Eligible Credit Card Receivables) arising in the ordinary course of the business of any Loan Party from the sale of goods or rendition of services, except no Account shall be an Eligible Account Receivable if:
(a)it arises out of a sale made or services rendered by a Loan Party to a Subsidiary of a Loan Party or an Affiliate of a Loan Party or to a Person controlled by an Affiliate of a Loan Party; or
(b)it remains unpaid more than (i) sixty (60) days after the original due date shown on the invoice or (ii) ninety (90) days (or in the case of Accounts due from (x) Pep Boys and Goodyear, so long as it does not remain unpaid more than thirty (30) days after the original due date shown on the invoice, up to one hundred and twenty (120) days; or (y) Mavis, so long as it does not remain unpaid after the original due date shown on the invoice, up to one hundred eighty (180) days) after the original invoice date shown on the invoice); or
(c)the total unpaid Accounts of the Account Debtor exceed 30% of the net amount of all Eligible Accounts Receivable, but only to the extent of such excess; or
(d)any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; or
(e)the Account Debtor is also a creditor or supplier of a Loan Party or any Subsidiary of a Loan Party (unless such Person has executed an agreement in favor of Administrative Agent and in form and substance satisfactory to Administrative Agent waiving any right of off-set or other rights with respect to amounts owed to such Person by such Loan Party), or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Loan Party or any Subsidiary of a Loan Party, or the Account otherwise is or may become subject to right of setoff by the Account Debtor; provided that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or
(f)the Account Debtor has commenced a voluntary case or proceeding under any Debtor Relief Law, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account

Debtor in an involuntary case or proceeding under any Debtor Relief Law, or any other petition or other application for relief under Debtor Relief Law, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, interim receiver, receiver and manager, trustee, monitor, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; provided that Accounts shall remain eligible if supported by credit insurance or other credit enhancement reasonably acceptable to the Administrative Agent; or
(g)it arises from a sale made or services rendered to an Account Debtor outside the United States or Canada unless the sale is backed by a letter of credit from an issuer reasonably acceptable to Administrative Agent; or
(h)(1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return sale-on-approval, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by a Loan Party for potential returns or refunds, to the extent of such reserve or (3) it arises from a sale to an Account Debtor that is subject to cash-on-delivery terms; or
(i)the Account Debtor is (x) the United States of America or any department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment of such Account to Administrative Agent, in a manner satisfactory to Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) or (y) any Governmental Authority other than the foregoing; or
(j)it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or
(k)the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or
(l)the applicable Loan Party has not sent a bill or invoice for the goods or services giving rise to such Account to the applicable Account Debtor; or
(m)the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or
(n)any Loan Party or a Subsidiary of any Loan Party has made any agreement with the Account Debtor for any compromise, settlement or modification of the Account or deduction therefrom (but only to the extent of such compromise, settlement, modification or deduction), except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or
(o)50% or more of the Accounts owing from the Account Debtor are not Eligible Accounts Receivable pursuant to clauses (b), (d), (h), (j), (m) (with respect to Accounts having been reduced to judgments), (n) and (p) of this definition; or
(p)it represents service charges, (other than to the extent arising from the rendition of services), rebates, allowances, late fees or similar charges;
(q)the Account Debtor is a Sanctioned Person; or

(r)it is denominated or required to be paid in any currency other than Dollars or Canadian Dollars.
The Administrative Agent may determine an Account is ineligible based on the forgoing criteria, in each case, in its Permitted Discretion; provided that, the Administrative Agent shall have provided the Borrower with Required Notice of any such determination; provided further, that upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed determination with the Borrower.
“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, and (d) any Approved Fund of any Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender, (iii) the Borrower or any of its Affiliates or (iv) any Person that does not have the ability to fund revolving bank loans (including the Revolving Loans) in the ordinary course of its business on the terms and conditions set forth in the Loan Documents.
“Eligible Credit Card Receivables” means an Account arising in the ordinary course of business of any Loan Party due from major Credit Card Issuers and Credit Card Processors, net of prevailing interchange charges, interest, fees and late charges, which constitutes a “payment intangible” as defined in the UCC (or an “intangible” as defined in the PPSA, if applicable) (“Credit Card Receivables”), except that no Account shall be an Eligible Credit Card Receivable if:
(a)it has been outstanding for more than five (5) Business Days from the date of sale; or
(b)the applicable Loan Party does not have good and valid title, free and clear of any Lien (other than Permitted Liens); or
(c)the Account Debtor is (x) the United States of America or any department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment of such Account to the Administrative Agent, in a manner satisfactory to the Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) or (y) any Governmental Authority other than the foregoing; or
(d)it is disputed, or a claim, counterclaim, offset or chargeback has been asserted, by the related Credit Card Issuer or Credit Card Processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback); or
(e)the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require the applicable Loan Party to repurchase the Accounts or payment intangibles from such Credit Card Issuer or Credit Card Processor; or
(f)it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or
(g)the related Credit Card Issuer or Credit Card Processor has commenced a voluntary case or proceeding under any Debtor Relief Law, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the related Credit Card Issuer or Credit Card Processor in an involuntary case or proceeding under any Debtor Relief Law, or any other petition or other application for relief under Debtor Relief Law, has been filed against the related Credit Card Issuer or Credit Card Processor, or the related Credit Card Issuer or Credit Card Processor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or
(h)it is denominated or required to be paid in any currency other than Dollars or Canadian Dollars.
The Administrative Agent may determine a Credit Card Receivable is ineligible based on the forgoing criteria, in each case, in its Permitted Discretion; provided that, the Administrative Agent shall have provided the Borrower with Required Notice of any such determination; provided further, that upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed determination with the Borrower.
“Eligible Inventory” means Inventory of any Loan Party (other than packaging materials and supplies, raw materials, work in process, tooling, samples and literature), except no Inventory shall be Eligible Inventory if:
(a)it constitutes finished goods, which do not meet in any material respect the specifications of the purchase order or contract for such Inventory, if any; or
(b)it is situated at a location with a total value of Eligible Inventory (without regard to this criterion) less than $100,000; or
(c)it is not in good, new and saleable condition, or consists of “seconds”; or
(d)it is slow-moving, obsolete or unmerchantable, is associated with a discontinued or divested business line or is to be returned to the vendor provided, that slow-moving Inventory shall only be excluded pursuant to this criterion (d) to the extent it is not included in the most recent field examination and/or appraisal; or
(e)it does not meet in any material respect all standards imposed by any Governmental Authority; or
(f)it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or
(g)it is not at all times subject to the Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or
(h)it is not located at a distribution center, warehouse or store owned or leased by a Loan Party within the United States or Canada where, the Administrative Agent has received an appropriate lien waiver or taken a Reserve (if the Administrative Agent elects to do so in its Permitted Discretion or does so at the direction of the Required Lenders) in each case pursuant to Section 5.13; or
(i)it is not solely owned by a Loan Party that has good and valid title thereto, segregated and distinct from assets owned by any Person that is not a Loan Party; or
(j)it is leased by or is on consignment to a Loan Party, or it is consigned by a Loan Party to a Person which is not a Loan Party; or

(k)it consists of custom items or parts; or
(l)it has been sold but not yet delivered, or as to which a Loan Party has accepted a deposit, or consists of good held on a guaranteed sale, sale-or-return, sale-on-approval, bill-and-hold, or any other repurchase or return basis; or
(m)it is subject to any licensing, patent, royalty, trademark, tradename or copyright agreement with any third party from which a Loan Party or any of its Subsidiaries has received written notice of termination in respect of any such agreement, or with respect to which such Loan Party is in litigation in respect of such Inventory and such litigation relates to the use of such license by a Loan Party, to the extent that the Administrative Agent determines, in its Permitted Discretion, that such termination or litigation would be reasonably likely to impair the Administrative Agent’s ability to sell or otherwise dispose of such Inventory; or
(n)it constitutes Equipment or Inventory held for rental; or
(o)it is in transit.
The Administrative Agent may determine Inventory is ineligible based on the foregoing criteria, in each case, in its Permitted Discretion; provided that, the Administrative Agent shall have provided the Borrower with Required Notice of any such determination; provided further, that upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed determination with Borrower.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice of liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any Environmental Law; (b) in connection with any Hazardous Material; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.
“Environmental Laws” means any and all applicable current or future foreign or domestic, federal, state, provincial or territorial (or any subdivision of any of them) laws, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of or agreements with Governmental Authorities and the common law relating to (a) protection of the Environment or (b) the generation, management, use, storage, transportation or disposal of or exposure to Hazardous Materials or any other Hazardous Materials Activity.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) any Environmental Law, (b) the generation, management, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials or any other Hazardous Materials Activity, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974 , as amended, and the regulations thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower or any Subsidiary and is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 412 or 430 of the Code, under Section 414 of the Code.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Subsidiary, notification of the Borrower or any Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Subsidiary or ERISA Affiliates; (g) the failure to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA,

with respect to any Pension Plan, whether or not waived; (h) a determination that any Pension Plan is, or is expected to be, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; or (i) the conditions for imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA have been met with respect to any Pension Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Availability” means, at any time, an amount equal to (a) the Line Cap, minus (b) the Total Revolving Credit Exposure, in each case at such time.
“Excluded Accounts” means Deposit Accounts (a) established (or otherwise maintained) by the Loan Parties that do not have cash balances at any time exceeding $3,000,000 in the aggregate for all Deposit Accounts excluded pursuant to this clause (a), (b) that are Tax and Trust Funds Accounts, (c) used by the Loan Parties exclusively for disbursements and payments for payroll in the ordinary course of business, (d) that are zero balance accounts, (e) that are located outside of the United States or Canada, (f) that are Store Accounts or (g) any deposit account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for any transaction permitted hereunder; provided that (i) no Qualified Cash Account shall be an Excluded Account and (ii) the Administrative Agent may, in its Permitted Discretion, to deem any Store Account not to be an Excluded Account.
“Excluded Margin Stock” means any shares of capital stock of the Borrower that constitute “margin stock” within the meaning of Regulation U of the Board and are held as treasury stock by the Borrower.
“Excluded Subsidiary” means:
(a)any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower,
(b)any Immaterial Subsidiary,
(c)any Subsidiary:
(i)that is prohibited from providing a Loan Guarantee by (A) any Requirement of Law or (B) any Contractual Obligation that, in the case of this clause (B), exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary and which Contractual Obligation was not entered into in contemplation of such Subsidiary becoming a Subsidiary (including pursuant to assumed Indebtedness),
(ii)that would require a governmental consent, approval, license or authorization to provide a Loan Guarantee (including any regulatory consent, approval, license or authorization and any consent, approval, license or authorization under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principle), unless such consent, approval, license or authorization has been obtained, or
(iii)where the provision by such Subsidiary of a Loan Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower, where the Borrower notifies the Administrative Agent in writing of such determination,

(d)any not-for-profit Subsidiary,
(e)any Insurance Subsidiary,
(f)any Foreign Subsidiary other than a Canadian Subsidiary,
(g)(i) any CFC Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect Subsidiary of (A) any Foreign Subsidiary (other than a Canadian Subsidiary) that is a CFC or (B) a CFC Holdco,
(h)any Subsidiary acquired by the Borrower or any Subsidiary that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (A) (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Subsidiary from providing a Loan Guarantee and (B) the relevant prohibition was not incurred in contemplation of the applicable acquisition, or
(i)any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost (including tax cost) of providing a Loan Guarantee outweighs the benefits afforded thereby.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 3.20 of the Loan Guarantee and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Loan Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank or any other recipient (in each case, a “Recipient”) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding tax that is imposed on amounts payable to or for the account of the relevant Recipient pursuant to a Requirement of Law in effect at the time the relevant Recipient becomes a party to this Agreement (or designates a new lending office), except (i) in the case of a Recipient that became a recipient pursuant to an assignment under Section 2.19 or a Recipient that designates a new lending office under Section 2.19 and (ii) to the extent that the relevant Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (c) any Tax imposed as a result of a failure by such Recipient to comply with Section 2.17(g), (d) any withholding taxes imposed under FATCA, and (e) any Canadian federal withholding Tax imposed as a result of (i) a Recipient not dealing at “arm’s length” (for purposes of the Tax Act) with a Loan Party or (ii) a Recipient being a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Tax Act) of a Loan Party or not dealing at “arm’s length” (for the purposes of the Tax Act) with a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of a Loan Party except where the non-arm’s length relationship arises, or the Recipient is a specified non-resident shareholder of a Loan Party or is not dealing at arm’s length with a specified shareholder of a Loan Party, as applicable, as a result of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any rights under, this Agreement or any other Loan Document.
“Existing Indebtedness” has the meaning assigned to such term in Section 6.01(a).
“Existing Letters of Credit” means any letters of credit listed on Schedule 1.01(e).
“Extended Commitment” has the meaning assigned to such term in Section 2.23(a)(i).
“Extended Revolving Facility” has the meaning assigned to such term in Section 2.23(a)(i).
“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a)(i).
“Extension” has the meaning assigned to such term in Section 2.23(a).
“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (for purposes of giving effect to Section 2.23) and the Borrower executed by each of (a) the Borrower, the Company and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.
“Extension Offer” has the meaning assigned to such term in Section 2.23(a).
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and related legislation or official administrative rules or practices with respect thereto.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.
“Fee Letter” means (i) that certain Fee Letter, dated as of July 24, 2025, by and among, the Borrower, BofA and BofA Securities, Inc., as amended from time to time, and (ii) that certain Administrative Agency Fee Letter, dated as of the date hereof, by and among, the Borrower and BofA as Administrative Agent, as amended from time to time, as applicable.
“Financial Officer” means the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of the Borrower.
“First Fiscal Quarter” means the fiscal period ending on the Saturday ending sixteen weeks after the last day of any Fiscal Year as set forth on Schedule 1.01(b) hereto.
“Fiscal Period” means each four week increment period commencing on the first Sunday after the ending of the previous Fiscal Year as set forth on Schedule 1.01(b) hereto.
“Fiscal Quarter” means any of First Fiscal Quarter, Second Fiscal Quarter, Third Fiscal Quarter or Fourth Fiscal Quarter.
“Fiscal Year” means 52-week or 53-week period ending on the Saturday that occurs nearest the last day of each December.
“Fixed Amounts” has the meaning assigned to such term in Section 1.10(d).
“Fixed Charge Coverage Ratio” means as of any date of determination, the ratio for the Test Period most recently ended of (a) Consolidated Adjusted EBITDA for such Test Period minus Consolidated Capital Expenditures (except to the extent financed with the proceeds of long term Indebtedness (other than the revolving loans) or any issuance of Capital Stock), minus the aggregate amount of Taxes paid or payable in Cash during such Test Period to (b) Fixed Charges for such Test Period, in each case of or by the Borrower and its Subsidiaries on a consolidated basis.
“Fixed Charges” means, with reference to any period, without duplication, the sum of:
(a)Designated Cash Interest Expense for such period, plus
(b)the aggregate amount of (i) scheduled principal payments in respect of Indebtedness for borrowed money of the Borrower and its Subsidiaries paid or payable in Cash during such period (other than payments made by any Borrower or any Subsidiary to the Borrower or any Subsidiary and excluding any earn-out obligation or purchase price adjustment), and (ii) the Restricted Payments made or to concurrently be made pursuant to Section 6.04(a)(vi), plus

(c)solely for purposes of calculating the Fixed Charge Coverage Ratio in connection with Restricted Payments pursuant to Section 6.04(a)(v), the aggregate amount of Restricted Payments made or to concurrently be made pursuant to such Section.
For purposes of determining the amount of principal allocated to scheduled payments under Capital Leases under this definition, interest in respect of any Capital Lease of any Person shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.
Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Fixed Charge Coverage Ratio for any period that includes the Fiscal Quarters ended October 5, 2024, December 28, 2024, April 19, 2025 and/or July 12, 2025, (i) Fixed Charges for the Fiscal Quarter ended October 5, 2024 shall be deemed to be $75,000,000, (ii) Fixed Charges for the Fiscal Quarter ended December 28, 2024 shall be deemed to be $75,000,000, (iii) Fixed Charges for the Fiscal Quarter ended April 19, 2025 shall be deemed to be $102,000,000 and (iv) Fixed Charges for the Fiscal Quarter ended July 12, 2025 shall be deemed to be $75,000,000, in each case, as adjusted on a Pro Forma Basis, as applicable.

“Fourth Fiscal Quarter” means the fiscal period ending on the Saturday ending nearest to the last of December after the last day of the applicable Third Fiscal Quarter, as set forth on Schedule 1.01(b) hereto.
“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.
“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the US, Canada, a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Granting Lender” has the meaning assigned to such term in Section 9.05(e).
“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is classified, defined, regulated or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or regulatory effect pursuant to Environmental Laws.
“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.
“Hedge Product Amount” has the meaning assigned to such term in the definition of “Secured Hedging Obligations”.
“Hedge Product Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in respect of Secured Hedging Obligations, which shall be in an amount equal to the aggregate of the Hedge Product Amounts or such other amount as the Administrative Agent may determine in is Permitted Discretion.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.
“Identified Restructuring Charges” means, without limitation, costs incurred in connection with the wind-down and closure of locations, inventory disposition, employee-related expenses, fees for advisors, independent loan guaranty and other miscellaneous costs directly attributable to restructuring activities.
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.
“Immaterial Subsidiary” means, as of any day, any Subsidiary (a) the individual total assets of which are less than 5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the most recent fiscal quarter of the Borrower in respect of which financial statements have been delivered pursuant to Section 5.01 and do not in the aggregate for all such Immaterial Subsidiaries, exceed 10% of combined total assets of the Borrower and its Subsidiaries and (b) the individual revenues of which is less than 5% of the combined revenues of the Borrower and its Subsidiaries for the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date in respect of which financial statements have been delivered pursuant to Section 5.01 and do not in the aggregate for all such Immaterial Subsidiaries, exceed 15% of combined revenues of the Borrower and its Subsidiaries.
“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Incremental Commitment” has the meaning assigned to such term in Section 2.22(a).
“Incremental Increase” has the meaning assigned to such term in Section 2.22(a).

“Incremental Increase Agreement” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Increase being incurred pursuant thereto and in accordance with Section 2.22.
“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).
“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.10(d).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable incurred in the ordinary course of business that are not overdue by more than 90 days, (ii) Deferred Compensation Obligations and (iii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and such obligation is not paid by or on behalf of such Person after becoming due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person as an account party in respect of amounts drawn and unreimbursed under letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any Indebtedness described in clause (f) above shall be limited to the maximum amount payable under the applicable Guarantee of such Person if such Guarantee contains limitations on the amount payable thereunder. The amount of Indebtedness of any Person referred to in clause (e) shall be deemed to equal the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered by the Lien securing such Indebtedness, as determined by such Person in good faith.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information” has the meaning assigned to such term in Section 9.13.
“Initial Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial Commitment, if applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.22. The aggregate amount of the Lenders’ Initial Commitments on the Closing Date is $1,000,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time (without duplication) of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure and participation interest in Protective Advances and Overadvances, in each case, attributable to its Initial Commitment.
“Initial Revolving Credit Maturity Date” means the date that is five (5) years after the Closing Date.
“Initial Revolving Facility” means the Initial Commitments and the Initial Revolving Loans and the other extensions of credit thereunder.
“Initial Revolving Lender” means any Lender with an Initial Commitment or any Initial Revolving Credit Exposure.
“Initial Revolving Loans” means the Revolving Loans made on account of the Initial Commitments.
“Insurance Subsidiary” means each Wholly-Owned Subsidiary of the Borrower that is maintained as a special purpose self-insurance subsidiary and any of its subsidiaries.
“Intercreditor Agreements” means any Acceptable Intercreditor Agreements, collectively, in each case to the extent in effect.
“Interest Election Request” means a request by the Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan, the first calendar day of each of January, April, July and October (commencing with October 1, 2025) and the maturity date applicable to such Revolving Loan and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Revolving Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
“Interest Period” means with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (in each case, subject to availability), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion of continuation of such Borrowing.

“Inventory” means “inventory” as such term is defined in the UCC or the PPSA, as applicable.
“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, guarantee, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any Subsidiary, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).
“Investment Grade Condition” means that (i) the Borrower’s corporate family ratings as of the two most recently completed Fiscal Quarters are equal to or higher than Baa3 (or the equivalent) from Moody’s and BBB- (or the equivalent) from S&P, in each case without regard to outlook and (ii) any revolving credit facility being established in connection with terminating all Commitments hereunder is unsecured.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means, as the context may require, (a) Bank of America, N.A., JPMorgan Chase Bank, N.A., Truist Bank and U.S. Bank National Association and (b) any other Lender that is appointed as an Issuing Bank and accepts such appointment in writing in accordance with Section 2.05(i)(ii) hereof. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate or branch of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch. Each issuer of any Existing Letter of Credit (that is not otherwise an Issuing Bank) shall be deemed to be an “Issuing Bank” hereunder solely with respect to such Existing Letter(s) of Credit and solely for so long as such Existing Letter(s) of Credit are outstanding and, for the avoidance of doubt, shall have no obligation to extend, renew or amend any Existing Letter(s) of Credit.

“Junior Indebtedness” means any Indebtedness (other than Indebtedness among the Borrower and/or its Subsidiaries) of the Borrower or any of its Subsidiaries that is (i) expressly subordinated in right of payment to the Obligations, (ii) subordinated in lien priority or (iii) unsecured. For the avoidance of doubt, no Senior Debt Facility shall constitute Junior Indebtedness.
“Landlord Lien State” means (a) the states of Washington, Virginia, Pennsylvania and (b) such other state(s) or jurisdictions in which a landlord’s claim for rent or other obligations has priority over the Lien of the Administrative Agent on any of the ABL Priority Collateral.
“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Commitment hereunder at such time.
“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).
“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements with respect to Letters of Credit that have not yet been reimbursed at such time. The LC Exposure of any Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.
“Lender” means any Initial Revolving Lender and any Additional Lender. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.
“Lender Recipient Party” means collectively, the Lenders, the Swingline Lenders and the Issuing Banks.
“Letter of Credit” means any standby letter of credit issued for the account of the Borrower pursuant to Section 2.05(a). Each Existing Letter of Credit will be deemed to constitute a Letter of Credit for all purposes under the Loan Documents as though each Existing Letter of Credit had been issued hereunder on the Closing Date.
“Letter of Credit Fees” means the fees payable in respect of Letters of Credit as set forth in Section 2.12(b) of this Agreement.
“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e)(i).
“Letter of Credit Request” means any request by the Borrower for a Letter of Credit in accordance with Section 2.05 and substantially in the form attached hereto as Exhibit B-2 or such other form that is reasonably acceptable to the relevant Issuing Bank and the Borrower.
“Letter of Credit Sublimit” means $350,000,000, subject to increase in accordance with Section 2.22 hereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), collateral assignment (by way of security or otherwise) charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.
“Line Cap” means, at any time, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base, in each case in effect or applicable at such time.
“Liquidity” means, at any time, the sum of (a) Excess Availability, plus (b) the unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries in the United States and Canada (other than Qualified Cash) on a consolidated balance sheet of the Borrower prepared in accordance with GAAP.
“Liquidity Condition” means any period (x) (a) commencing on the day on which Excess Availability is less than $200,000,000 and (b) continuing until the end of the first period of thirty (30) consecutive days at all times during which Excess Availability for each day during such thirty (30) day period has been greater than $200,000,000 or (y) commencing upon the occurrence and during the continuation of any Event of Default.
“Loan Documents” means this Agreement, any Promissory Note, the Loan Guarantee, the Collateral Documents, the Intercreditor Agreements, each Incremental Increase Agreement, each Extension Amendment and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.
“Loan Guarantee” means the ABL Loan Guaranty, substantially in the form of Exhibit I, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties (the “ABL Loan Guaranty”), as supplemented in accordance with the terms of Section 5.12.
“Loan Guarantor” means the Company and any Subsidiary Guarantor and, as to the Secured Obligations of the Company and all other Subsidiary Guarantors, the Borrower.
“Loan Parties” means the Borrower, the Company and each Subsidiary Guarantor.
“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.
“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement or the Canadian Security Agreement, as applicable.

“Material Deposit Account” means any Deposit Account of a Loan Party other than any Excluded Account, and including for the avoidance of doubt, any Qualified Cash Account.
“Material Specified Transaction” means any acquisition, investment or divestiture of assets by the Borrower or any of the Subsidiaries for an aggregate consideration or with a fair market value, as applicable, of at least $25,000,000.
“Material Subsidiary” means, as of any day, (a) any Domestic Subsidiary that is required to satisfy the Collateral and Guarantee Requirement pursuant to Section 5.12 and (b) any Domestic Subsidiary that is not an Immaterial Subsidiary.
“Maturity Date” means (a) with respect to the Initial Revolving Loans, the Initial Revolving Credit Maturity Date, (b) with respect to any Incremental Increase, the final maturity date set forth in the applicable Incremental Increase Agreement and (c) with respect to any Extended Commitment, the final maturity date set forth in the applicable Extension Amendment.
“Mavis” means Mavis Tire Express Services Corp. (d/b/a Mavis Discount Tire and Mavis Tires & Brakes), a value-chain partner of the Borrower and/or its Subsidiaries that is an operator of a network of automotive platforms intended to provide related automotive maintenance and repair services.
“Maximum Rate” has the meaning assigned to such term in Section 9.20.
“Minimum Collateral Amount” has the meaning assigned to such term in Section 2.05(j).
“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has or could reasonably be expected to have, any ongoing obligation or liability, contingent or otherwise.
“Net Orderly Liquidation Value” means, with respect to Eligible Inventory of any Person, the orderly liquidation value thereof to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Loan Parties’ Inventory. For the avoidance of doubt, the applicable appraisal firm must be engaged by the Administrative Agent.
“Non-ABL Priority Collateral” means any assets that secure or will secure the Obligations hereunder that do not constitute ABL Priority Collateral.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).
“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) on all Revolving Loans, all Swingline Loans, all Overadvances, all Protective Advances, all LC Exposure, all accrued and unpaid fees, premiums and all expenses (including fees, premiums and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Arranger, any Issuing Bank or any indemnified party, in each case, arising under the Loan Documents in respect of any Revolving Loan, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Original Currency” has the meaning assigned to such term in Section 9.27.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding, for the avoidance of doubt (i) any Excluded Taxes and (ii) any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19(b)).
“Outstanding Amount” means (a) with respect to any Revolving Loan (including any Overadvance, Protective Advance and/or Swingline Loan) on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Revolving Loan and/or Swingline Loan, as the case may be, occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any change in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC

Disbursement on any date, the amount of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursement with respect to any Letter of Credit occurring on such date and any other change in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursement by the Borrower of such LC Disbursement.
“Overadvance” has the meaning assigned to such term in Section 2.04(e).
“Parent Company” means any Person of which the Borrower is an indirect Wholly-Owned Subsidiary.
“Participant” has the meaning assigned to such term in Section 9.05(c).
“Participant Register” has the meaning assigned to such term in Section 9.05(c).
“Payment Conditions” means:
(a)with respect to any transaction subject to Payment Conditions, Specified Excess Availability (in each case, calculated on a Pro Forma Basis, and in the case of Investments) on the date of such transaction would be equal to or greater than:
(i)in the case of Restricted Payments, (x) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of (a) 15% of the Line Cap on such date and (b) $150,000,000 and (y) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than 1.00:1.00, the greater of (a) 17.5% of the Line Cap on such date and (b) $175,000,000, in each case on such date and for the thirty (30) days prior thereto and;
(ii)in the case of any other transaction subject to Payment Conditions other than Restricted Payments, (x) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of (a) 12.5% of the Line Cap on such date and (b) $125,000,000 and (y) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than 1.00:1.00, the greater of (a) 15% of the Line Cap on such date and (b) $150,000,000, in each case on such date and for the thirty (30) days prior thereto; and
(b)no Event of Default shall have occurred and be continuing or would arise after giving effect to such transaction.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and that the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability with respect to, contingent or otherwise has, or could reasonably be expected to have, any liability with respect to, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.
“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of each Loan Party, (b) the filing of appropriate financing statements under the PPSA in each province or territory of Canada relevant to each Loan Party or its Collateral, (c) upon the occurrence of the Springing Collateral Requirement subject to Section 5.17, the delivery to the Administrative Agent of any stock certificate or promissory note together with instruments of transfer executed in blank, in each case, to the extent required by the applicable Loan Documents, (d) entry into an Account Control Agreement with respect to each Material Deposit Account and any relevant Securities Accounts and (e) delivery of Instruments to the extent required pursuant to the Security Agreement and the Canadian Security Agreement.
“Permitted Acquisition” means the purchase or other acquisition, by merger, consolidation or otherwise, by the Borrower or any Subsidiary of any Capital Stock in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Capital Stock in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person), or (ii) such Person is merged or amalgamated into or consolidated with a Subsidiary and such Subsidiary is the surviving or continuing entity of such merger, amalgamation or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.10, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is an Excluded Subsidiary) and (d) after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing.
“Permitted Discretion” means the reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions; provided that, as it relates to the establishment or increase of Reserves or the adjustment or imposition of exclusionary criteria in each case related to Accounts or Inventory shall require that such establishment, increase, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or are materially different from the facts or events occurring or known to the Administrative Agent on the Closing Date, unless the Borrower and the Administrative Agent otherwise agree in writing.

“Permitted Encumbrances” means:
(a)Liens imposed by law for taxes or government assessments that are not yet due or are being contested in compliance with Section 5.03;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.03;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)deposits (and, to the extent securing a trade contract or indemnity bond, Liens on assets to which such contract or bond relates) to secure the performance of bids, trade contracts, governmental contracts, leases, statutory obligations, surety, stay, customs, indemnity and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
(e)judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;
(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)any interest or title of a lessor under any lease that is limited to the property subject to such lease;
(h)unperfected Liens of any vendor on inventory sold by such vendor securing the unpaid purchase price of such inventory, to the extent such Liens are stated to be reserved in such vendor’s sale documents (and not granted by separate agreement of the Borrower or any Subsidiary);
(i)Liens arising in the ordinary course of business of the Borrower and the Subsidiaries, which (i) do not secure monetary obligations and (ii) do not, individually or in the aggregate, materially detract from the value of the affected assets or materially impair the use thereof in the operation of the business the Borrower and the Subsidiaries;
(j)sales of accounts receivable or promissory notes to factors or other third parties in the ordinary course of business for purposes of collection (but not as part of a securitization or other financing transaction);
(k)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(l)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(m)undetermined or inchoate Liens arising in the ordinary course of business of the Borrower and the Subsidiaries which relate to obligations not overdue or a claim for which has not been filed or registered pursuant to applicable law;
(n)the right reserved to or vested in, or security given to, a public utility or other municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Borrower or any Subsidiary in the ordinary course of business;
(o)the reservations and exceptions contained in, or implied by statute in, the original disposition from the Crown and grants made by the Crown of interests so reserved or excepted; and
(p)pledges and deposits and other liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
(q)Liens (i) arising by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes; or (iv) rights of set-off and recoupment against, together with Liens granted in respect of, credit balances and dedicated settlement and reserve accounts of the Borrower and its Subsidiaries with credit card issuers or processors; and
(r)(i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; and (ii) Liens granted in cash collateral (including any associated deposit or securities accounts) to secure obligations incurred in connection with the issuance of letters of credit, bank guarantees, bankers acceptances and similar instruments;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Person” means any individual, natural person, corporation, business trust, family trust, joint venture, association, company, partnership, limited liability company, unlimited liability company, Governmental Authority or any other entity.
“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” has the meaning assigned to such term in Section 9.01(d).
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the prime rate determined by the Administrative Agent shall take effect at the opening of business on the date of such determination.
“Pro Forma Basis” means, with respect to any determination of Consolidated Adjusted EBITDA, the Fixed Charge Coverage Ratio, Excess Availability or Suppressed Availability (other than with respect to the making of any Credit Extension) that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made and that:
(a)(i) in the case of any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Borrower or any Subsidiary income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition and/or Investment described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment described in this Agreement may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA”,
(b)any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,
(c)any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower,
(d)the acquisition of any asset (including Cash and Cash Equivalents), whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries, or the Disposition of any asset (including Cash and Cash Equivalents), described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made; provided, that for purposes of calculating Excess Availability on a Pro Forma Basis, the portion of the Borrowing Base that is attributable to such Subject Transaction, investment, merger, amalgamation or consolidation will be limited as set forth in the definition of Borrowing Base, and
(e)Consolidated Adjusted EBITDA shall, for purposes of any calculation made on a Pro Forma Basis, include (i) any cost savings, operating expense reductions and cost synergies (including acquisition synergies) related to any Subject Transaction that are projected by the Borrower in good faith to be realizable within 18 months after the consummation thereof, subject to the requirements and limitations set forth in clause (g) of the definition of “Consolidated EBITDA”, and (ii) shall be without duplication of any such amounts otherwise included in the calculation of Consolidated Adjusted EBITDA pursuant to any other adjustment or add-back.
It is hereby agreed that for purposes of determining pro forma compliance with Section 6.14(a) prior to the last day of the first Fiscal Quarter after the Closing Date, the applicable level shall be the level cited in Section 6.14(a).
“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of Revolving Loans of the Borrower to such Lender resulting from the Revolving Loans made by such Lender.
“Protective Advance” has the meaning assigned to such term in Section 2.06(a).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning assigned to such term in Section 9.01(d).
“QFC Credit Support” has the meaning assigned to such term in Section 9.26.
“Qualified Cash” means (x) unrestricted cash of any Loan Party and (y)(i) prior to the 2030 Borrower Notes Discharge Date, unrestricted Cash Equivalents of any Loan Party that constitute ABL Priority Collateral and (ii) after 2030 Borrower Notes Discharge Date, unrestricted Cash Equivalents of any Loan Party, in each case, in a Qualified Cash Account.
“Qualified Cash Account” means any Deposit Account (and after the 2030 Borrower Notes Discharge Date, any Securities Account) of any Loan Party that is (i) designated by the Borrower as a “Qualified Cash Account”, (ii) located in the United States, (iii) held at Administrative Agent or another Lender (or an Affiliate of the foregoing), (iv) subject to the valid and enforceable security interest of Administrative Agent and, other than during the first thirty (30) days following the Closing Date (which period may be extended by an additional thirty (30) days at the sole discretion of the Administrative Agent), such security interest shall be perfected by an Account Control Agreement, (v) and free and clear of any Lien (other than (a) in favor of Administrative Agent (and, following the incurrence of any Senior Debt Facility, the lender or agent under such Senior Debt Facility, only on a junior basis to the Obligations), (b) a Lien arising by operation of law (including rights of setoff, bankers’ liens or similar liens and charges of a depository bank or securities intermediary where such cash is held or under any applicable depositary, custody or similar agreement with such institution), or (c) statutory liens for Taxes not yet due or payable or being contested in good faith) and (vi) at the option of the Administrative Agent, for which the Administrative Agent receives daily reporting on cash balances and transactions from the relevant account bank and/or review of monthly account statements. The total number of account banks or securities intermediaries holding Qualified Cash Accounts shall not exceed five (5).
“Qualified Cash Dominion Period” means any period during which (x) (a) commencing on the day on which Excess Availability is less than $400,000,000 for five (5) consecutive Business Days and (b) continuing until the end of the first period of thirty (30) consecutive days at all times during which Excess Availability for each day during such thirty (30) day period has been greater than or equal to $400,000,000 or (y) (a) commencing on the day on which Excess Availability is less than $350,000,000 on any Business Day and (b) continuing until the end of the first period of thirty (30) consecutive days at all times during which Excess Availability for each day during such thirty (30) day period has been greater than or equal to $400,000,000; provided that in the event that Qualified Cash Dominion Period would occur solely as the result of an account bank or securities intermediary holding one or more Qualified Cash Accounts ceasing to be a Lender (or an Affiliate of a Lender), or because the total number of banks or securities intermediaries holding Qualified Cash Accounts exceeds the limitation set forth in the definition of “Qualified Cash Account,” such Qualified Cash Dominion Period shall not occur if the relevant Loan Party(ies) transfer all Qualified Cash held in such affected Qualified Cash Account(s) to another Qualified Cash Account(s) within 3 Business Days.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Rating” means, at any time, the rating then assigned to the Borrower’s non-credit enhanced, senior unsecured long-term debt by S&P or Moody’s, or if neither such rating is available, as otherwise determined by the Administrative Agent in its Permitted Discretion.
“Real Estate” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvement and fixtures thereon).
“Receivables” means all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right has been earned by performance.
“Recipient” has the meaning assigned to such term in the definition of “Excluded Taxes”.
“Refinancing” has the meaning assigned to such term in the recitals hereto.
“Register” has the meaning assigned to such term in Section 9.05(b)(iv).
“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).
“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).
“Report” means reports prepared by the Administrative Agent showing the results of field examinations, inventory appraisals or audits pertaining to the Collateral from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 9.13.
“Reportable Event” means, with respect to any Pension Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and aggregate unused Commitments of all Lenders at such time; provided that the Revolving Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
“Required Minimum Balance” means, with respect to each Controlled Account, the minimum balance required to be maintained in such account for the ordinary operating needs of the applicable Loan Party, as determined by the Administrative Agent in its Permitted Discretion.
“Required Notice” means at least five (5) Business Days’ prior written notice to the Borrower, which notice shall include a reasonably detailed description of any Reserve being established or eligibility standard being changed (during which period (a) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrower, as well as any alternative protections and (b) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change to eligibility standards, in each case in a manner and to the extent reasonably satisfactory to the Administrative Agent).
“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescindable Amount” means any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Reserves” means (a) the Hedge Product Reserve, (b) the Supply Chain Financing Reserves, (c) the Debt Maturity Reserves, (d) the Canadian Priority Payables Reserve and (e) reserves in such amounts, and with respect to such matters, as the Administrative Agent shall establish in its Permitted Discretion, against the Borrowing Base, including without limitation with respect to (without duplication) (i) price adjustments, damages, unearned discounts, returned products, or other matters for which credit memoranda are issued in the ordinary course of any Loan Party’s business; (ii) the Dilution Reserve; (iii) shrinkage, spoilage and obsolescence of any Loan Party’s Inventory; (iv) three months’ rent (together with taxes and fees reasonably estimated for such location) pursuant to Section 5.13 for locations where a landlord’s agreement is required to be sought and as to which the Administrative Agent has not received a reasonably satisfactory landlord’s agreement or bailee letter, as applicable, at any time following the 120th day after the Closing Date (or such later date as permitted by Administrative Agent); (v) warranty claims; (vi) reserves for other Banking Services Obligations (other than in respect of Supply Chain Financing); (vii) during a Cash Dominion Period, reserves for the Required Minimum Balances; and (viii) such other specific events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder (A) to reflect events, conditions, contingencies or risks which could reasonably be expected to adversely affect (1) any Collateral or access thereto, (2) the value, priority, perfection or enforceability of any of the security interests of the Administrative Agent or any Lender in the Collateral, or (3) the likelihood of collectability of amounts due on the Obligations hereunder; or (B) in respect of any state of facts which the Administrative Agent reasonably determines to constitute a Default or an Event of Default.

The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by the Administrative Agent in its Permitted Discretion. The Administrative Agent shall provide Required Notice to the Borrower of any new categories of Reserves that may be established after the date hereof and will be available to consult with the Borrower in connection with the basis for such new categories of Reserves. The Borrower will not be permitted to make any Borrowing during the notice period set forth in the definition of Required Notice to the extent Total Revolving Credit Exposure would exceed the Line Cap on a pro forma basis for such requested Borrowing. Notwithstanding the foregoing, the Administrative Agent shall not establish any Reserves duplicative of any criteria that have been taken into account in determining Eligible Accounts Receivable, Eligible Credit Card Receivables or Eligible Inventory, as applicable.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any controller, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Debt” means any Junior Indebtedness to the extent incurred pursuant to a provision that requires such Indebtedness to mature at or outside of the maturity date of the Initial Revolving Loans and to the extent the outstanding amount thereof is equal to or greater than the Threshold Amount.
“Restricted Debt Payments” has the meaning set forth in Section 6.04(b).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Capital Stock of any Person or any of its subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Capital Stock, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Revolving Credit Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total Revolving Credit Exposure, at such time.
“Revolving Facility” means the Initial Revolving Facility, any Incremental Increase and any Extended Revolving Facility.
“Revolving Loans” means all loans at any time made by any Lender pursuant to Article 2, including, for the avoidance of doubt, all Initial Revolving Loans and Additional Revolving Loans, and, to the extent applicable, shall include Swingline Loans, Overadvances and Protective Advances.
“S&P” means Standard & Poor’s Financial Services LLC, a Subsidiary of S&P Global, Inc.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the Canadian government, the United Nations, the European Union, any European Union member state, or the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) the Government of Venezuela or the government of a Sanctioned Country, (d) any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws or (e) any Person 50% or more owned or controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the Canadian government and (c) the United Nations, the European Union, any European Union member state, and the United Kingdom.
“Schedule of Accounts” has the meaning assigned to such term in Section 5.01(k).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
“Second Currency” has the meaning assigned to such term in Section 9.27.
“Second Fiscal Quarter” means the fiscal period ending on the Saturday ending twelve weeks after the last day of the applicable First Fiscal Quarter as set forth on Schedule 1.01(b) hereto.
“Section 956 Limitations” has the meaning assigned to such term in Section 5.12.
“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligation) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party or its Subsidiary and a counterparty that is the Administrative Agent, a Lender, an Issuing Bank, an Arranger or any Affiliate of the Administrative Agent, a Lender, an Issuing Bank or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any Loan Party or its Subsidiary and any counterparty that is (or is an Affiliate of) the Administrative Agent, an Issuing Bank, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such Loan Party or Subsidiary agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a “Secured Hedging Obligation” for purposes of the Loan Documents; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of the Intercreditor Agreements as if it were a Lender; provided, however, that for any of the foregoing to be included as a Secured Obligation for purposes of a distribution under clauses “Ninth” and “Eleventh” of Section 2.18(b), the applicable Secured Party and the Borrower shall have previously provided written notice to the Administrative Agent of (i) the existence of the applicable Hedge Agreement and (ii) the maximum dollar amount of obligations arising thereunder (the “Hedge Product Amount”). The Hedge Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and the Borrower. No Hedge Product Amount may be established or increased if a Reserve in such amount would cause an Overadvance. For the avoidance of doubt, any “Secured Hedging Obligations” designated as such pursuant to any Senior Debt Facility shall not constitute Secured Hedging Obligations under this Agreement or the other Loan Documents (other than the Intercreditor Agreements).
“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Banking Services Obligations (other than obligations in connection with Supply Chain Financing, to the extent set forth in the definition of “Termination Date”) and Secured Hedging Obligations shall cease to constitute Secured Obligations on and after the Termination Date.
“Secured Parties” means (i) the Lenders, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services to any Loan Party or any of its Subsidiaries the obligations under which constitute Banking Services Obligations, (v) the Arrangers, (vi) the Issuing Banks and (vii) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.
“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.
“Securities Account” has the meaning provided in the UCC.
“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” means the ABL Pledge and Security Agreement, substantially in the form of Exhibit H, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Senior Debt Facility” means any credit agreement, debt facility, indenture and/or commercial paper facility, in each case, with banks or other institutional or commercial lenders providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances, or other borrowings, that is secured by a Lien on Collateral, and the lender, agent or other representative of the holders of which has entered into an Acceptable Intercreditor Agreement pursuant to the terms hereof.
“Senior Notes” means the senior notes 7.000% due 2030 and 7.375% due 2033 issued by the Borrower in an aggregate principal amount of $1,950,000,000.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(b).
“SOFR Successor Rate” has the meaning specified in Section 2.14(b).
“SPC” has the meaning assigned to such term in Section 9.05(e).
“Specified Event of Default” means any Event of Default under: Section 7.01(a); Section 7.01(c) (solely as to Section 6.14); Section 7.01(d) (solely with respect to any representation or warranty made or deemed made by any Loan Party in any Borrowing Base Certificate); Section 7.01(e)(i); Section 7.01(e)(ii); Section 7.01(f); Section 7.01(g); Section 7.01(j); or Section 7.01(k).
“Specified Excess Availability” means the sum of (x) Excess Availability plus (y) the Suppressed Availability (if any, and not to be less than 0); provided that the Suppressed Availability shall not exceed 5% of the Aggregate Commitments at any time.
“Spot Rate” means, on any date of determination, the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in Administrative Agent’s principal foreign exchange trading office for the first currency.
“Springing Collateral Requirement” has the meaning specified in Section 6.01(q).
“Store” means any retail store operated, or to be operated, by a Loan Party or any Subsidiary.
“Store Accounts” means Deposit Accounts established for the purpose of receiving receipts from a Store location or a series of Store locations of one or more Loan Parties.
“Subject Acquisition” means any Subject Transaction of the type referred to in clause (b) of the definition thereof.

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Subsidiary the effect of which is to increase the Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or its relevant Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any Subsidiary (or any business unit, line of business or division of the Borrower or a Subsidiary) not prohibited by this Agreement, (d) any incurrence or repayment of Indebtedness, and/or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, in each case, to the extent the relevant entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” shall mean any Subsidiary of the Borrower. Schedule 3.13 sets forth as of the Closing Date (a) a list of the name of each Subsidiary of the Borrower and the ownership interest therein held by the Borrower or its applicable Subsidiary and (b) the type of entity of the Borrower and each of its Subsidiaries.
“Subsidiary Guarantor” means (a) on the Closing Date, each Subsidiary of the Borrower (other than any such Subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter, each Subsidiary of the Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant Subsidiary is released from its obligations under the Loan Guarantee in accordance with the terms and provisions hereof.
“Successor Rate” has the meaning assigned to such term in Section 2.14(b).

“Super Majority Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Commitments representing more than 66-2/3% of the sum of the Total Revolving Credit Exposure and aggregate unused Commitments of all Lenders at such time; provided that the Revolving Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time.
“Supply Chain Financing” means an arrangement whereby the Borrower or the Loan Parties or any of its Subsidiaries procures one or more products and/or services and provides a confirmation or guarantee of payment related to those accounts payable in respect of such procured products and/or services that are due in the future to any vendor or supplier. Such confirmation or guarantee of payment may be (i) given to such vendor or supplier and then later transferred to a financial institution or (ii) given directly to a financial institution pursuant to one or more paying agency (or similar) agreements between the Borrower and/or such Loan Parties or Subsidiaries and such financial institution. The vendor or supplier may choose to discount the invoices with the financial institution for early payment, which, in some cases, may involve the sale or purported sale by such vendor or supplier of the underlying accounts receivable evidenced by such invoices to such financial institution.
“Supply Chain Financing Provider” a provider of Supply Chain Financings that constitute Banking Services Obligations to any Loan Party or its Subsidiaries that is a Lender or an Affiliate of a Lender at such time.
“Supply Chain Financing Exposure Amount” means the then-outstanding funded amounts pursuant to Supply Chain Financings that constitute Banking Services Obligations, as of the last day of the most recently-ended Fiscal Period (or a date determined by the Administrative Agent in its Permitted Discretion) reported by each Supply Chain Financing Provider pursuant to Section 5.10. If a Supply Chain Financing Provider fails to provide an updated Supply Chain Financing Exposure amount for any Fiscal Period (or such other period as set forth in the preceding sentence, as applicable), the Administrative Agent may deem the most recently-reported Supply Chain Financing Exposure Amount for such Supply Chain Financing Provider to be the Supply Chain Financing Exposures Amount; provided that the Borrower may demand an updated Supply Chain Financing Exposure from such Supply Chain Financing Provider by delivering written notice thereof to such Supply Chain Financing Provider and, if such Supply Chain Financing Provider fails to provide an updated Supply Chain Financing Exposure within 5 Business Days from the date of such demand, the Borrower may provide to the Administrative Agent a Supply Chain Financing Exposure accompanied by supporting information and calculations thereof, which the Administrative Agent may in its sole discretion deem to be the Supply Chain Financing Exposure for such Supply Chain Financing Provider until an updated Supply Chain Financing Exposure is received by the Administrative Agent directly from such Supply Chain Financing Provider (which may be delivered at any time). For any Lender (or Affiliate of a Lender) the Supply Chain Financing Exposure Amount of such Lender (or Affiliate of a Lender) shall (i) include only such Lender’s (or such Lender’s Affiliates’) retained economic exposure to the Loan Parties and their Subsidiaries in connection with Supply Chain Financings (that constitute Banking Services Obligations) and shall exclude any receivables or other economic exposure such Lender (or such Lender’s Affiliates) have sold, granted risk participations or otherwise transferred to other Persons, (ii) shall include any receivables or other economic exposure to the Loan Parties and their Subsidiaries in connection with Supply Chain Financings (that constitute Banking Services Obligations) pursuant to such Lender’s (or such Lender’s Affiliates’) purchase, receipt of risk participations or other transfers from other Persons and (iii) shall not include any unfunded (or pending) Supply Chain Financing transactions.
“Supply Chain Financing Reserve” means a reserve in effect at all times in the aggregate amount of all Supply Chain Financing Exposure Amounts most recently notified to the Administrative Agent pursuant to Section 5.10 (or as otherwise provided in Section 5.10).

“Supported QFC” has the meaning assigned to such term in Section 9.26.
“Suppressed Availability” means, at any time, the amount, if positive, by which the Borrowing Base at such time exceeds the Aggregate Commitments.
“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be equal to its Applicable Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” means BofA, in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.
“Swingline Loan” means any Revolving Loan made to the Borrower pursuant to Section 2.04 (including any CAD Swingline Loan).
“Swingline Sublimit” means $100,000,000. For the avoidance of doubt, the CAD Swingline Sublimit is part of, and not in addition to, the aggregate Swingline Sublimit.
“Tax Act” means the Income Tax Act (Canada), as amended.
“Tax and Trust Funds” means (i) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (ii) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) and (iii) any other funds which any Loan Party is permitted or otherwise not prohibited by the terms of this Agreement to specifically and exclusively hold as an escrow or fiduciary for the benefit of another Person (other than a Loan Party) in the ordinary course of business.
“Tax and Trust Funds Account” means any account containing Cash and Cash Equivalents consisting solely of Tax and Trust Funds.
“Tax and Trust Funds Certificate” means a certificate of a Responsible Officer of the Borrower certifying (a) the type and amount of any Tax and Trust Funds contained or held in a Deposit Account, (b) that the failure to remit such Tax and Trust Funds to the Person entitled thereto could reasonably be expected to result in personal, criminal or civil liability to any director, officer or employee of any Loan Party or any Subsidiary of any Loan Party under any applicable law and (c) that (x) the obligation requiring such Tax and Trust Funds is due and payable within 15 Business Days of delivery of such certificate and (y) amounts on deposit in any applicable Tax and Trust Funds Account are insufficient to make such payment.
“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties, assessments, fees and withholdings (including backup withholdings) and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any Governmental Authority.

“Term CORRA” means, for any Interest Period, with respect to any Revolving Loan denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on CORRA, as published on the applicable Reuters screen page (or other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) on the on the Rate Determination Date with a term equivalent to such Interest Period for such Interest Period; provided, that, if Term CORRA shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Term SOFR” means:
(f)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case; and
(g)for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case.
“Term SOFR Loan” means a Loan that bears interest based on Adjusted Term SOFR.
“Term SOFR Replacement Date” has the meaning assigned to such term in Section 2.14(b).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.
“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or to the extent applicable, for which internal financial statements are available to the extent such financial statements have been delivered to the Administrative Agent; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements of Section 5.01(a), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which the consolidated financial statements of the Borrower and its Subsidiaries are available and have been delivered to the Administrative Agent.

“Third Fiscal Quarter” means the fiscal period ending on the Saturday ending twelve weeks after the last day of the applicable Second Fiscal Quarter as set forth on Schedule 1.01(b) hereto.
“Threshold Amount” means $125,000,000.
“Total Revolving Credit Exposure” means, at any time, the sum of the aggregate Outstanding Amounts of (a) the Revolving Loans, and (b) the LC Exposure, in each case outstanding at such time.
“Trademark” means any and all trademarks throughout the world, including the following:
(a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names, corporate names and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world and the registrations and applications for registration thereof and all goodwill of the business symbolized by the foregoing;
(b) all renewals of the foregoing;
(c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof;
(d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and
(e) all rights corresponding to any of the foregoing.
“Transaction Costs” means all fees, costs, expenses, original issue discount, upfront fees, premiums and other amounts payable or otherwise borne by the Borrower and/or its Subsidiaries in connection with the Transactions and any other related transactions, including the Refinancing, or any other financing, refinancing, or other similar transactions entered into in connection with the Transactions.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Revolving Loans hereunder on the Closing Date, (b) the Refinancing, and (c) the payment of the Transaction Costs.
“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.
“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR or the Alternate Base Rate.
“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or Federal Reserve Bank of New York is not open for business because the day is a legal holiday under New York law or U.S. federal law.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.26.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g)(ii)(B)(3).
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Subsidiary (or any ERISA Affiliate of the Borrower or any Subsidiary) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02Classification of Revolving Loans and Borrowings. For purposes of this Agreement, Revolving Loans may be classified and referred to by Class (e.g., an “Initial Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Initial Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Revolving Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., or “Term SOFR Initial Revolving Loan Borrowing”).
Section 1.03Terms Generally.
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including,” (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights, and (viii) any determination of whether an action is taken in the “ordinary course of business” or in a manner “consistent with past practice” (or any similar expression) when used in this Agreement and in any other Loan Document shall be made by the Borrower in good faith. It is understood and agreed that any Indebtedness (other than as provided in Section 1.03(b)), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof.
(b)Each reference to a fiscal quarter or fiscal year, as applicable, ending March 31, June 30, September 30 or December 31 shall refer to the fiscal quarter or fiscal year ending on or about such date. Notwithstanding the foregoing, for the purposes of Sections 3.04, 5.01, 6.10 and all financial covenant calculations, “Fiscal Period”, “Fiscal Quarter” and “Fiscal

Year” shall have the meanings set forth in Section 1.01, consistent with the Borrower's internal reporting periods.
Section 1.04Accounting Terms; GAAP.
(a)
(i)All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Fixed Charge Coverage Ratio or Consolidated Adjusted EBITDA shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (A) if any change to GAAP or in the application thereof (including the conversion to IFRS as described below) is implemented after the date of delivery of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements or (B) if the Borrower elects or is required to report under IFRS, the Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be, (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Borrower or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby and (z) after giving effect to any such amendment, the term “GAAP” as used herein shall be deemed to be a reference to IFRS; it being understood and agreed that the Borrower may not convert to GAAP after exercising its right or complying with any requirement to report under IFRS in accordance with clause (B) above.
(ii)All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would have constituted Capital Leases (including leases that are classified as “Financing Leases” for purposes of GAAP) in conformity with GAAP as of December 15, 2018 shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
Section 1.05Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.
Section 1.06Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
Section 1.07Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
Section 1.08Currency Equivalents Generally; Exchange Rates.
(a)Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 (other than Section 6.14 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the Spot Rate on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.14 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period.

(b)If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the Dollar, the aggregate outstanding principal balance of all Revolving Loans and Obligations then outstanding exceeds the Line Cap or any other limitations hereunder based on Dollars, the Loan Parties shall not be required to prepay the excess until such time as the Revolving Loans and Obligations then outstanding exceeds 103% of the Line Cap, in which case such excess shall be paid on the third Business Day after notice from the Administrative Agent is delivered to the Borrower.
(c)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.
Section 1.09Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Revolving Loans with Incremental Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.
Section 1.10Certain Calculations and Tests.
(a)Notwithstanding anything to the contrary herein, but subject to Sections 1.10(c) and (d), all financial ratios and tests (including the amount of Excess Availability (other than with regard to the incurrence of any credit extension) and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period, it being understood, for the avoidance of doubt, that solely for purposes of calculating compliance with Section 6.14, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account.
(b)[reserved].
(c)For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including Section 6.14 hereof), any Fixed Charge Coverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Excess Availability (other than with regard to the incurrence of any credit extension), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d)Notwithstanding anything to the contrary herein, unless the Borrower otherwise notifies the Administrative Agent, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including Section 6.14, any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including Section 6.14 hereof, any Fixed Charge Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence-Based Amounts other than Incurrence-Based Amounts incurred under Section 6.01 or Section 6.02.
(e)The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.
(f)The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.
Section 1.11Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.12Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
Section 1.13Quebec Interpretation. For purposes of the interpretation or construction of this Agreement pursuant to the laws of the Province of Quebec, for purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, a "reservation of ownership", “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the PPSA or the UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (p) “easement” shall be deemed to include “servitude”, (q) “priority” shall be deemed to include “prior claim” or “rank”, as applicable, (r) “survey” shall be deemed to include “certificate of location and plan”, (s) “fee simple title” and "fee title" shall be deemed to include “right of ownership”, (t) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”, (u) “leasehold interest” shall be deemed to include “valid rights resulting from a lease”, (v) “lease” for personal or movable property shall be deemed to include a “contract of leasing (crédit-bail)”, (x) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Québec, and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other Loan Document be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de credit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
Article 2
THE CREDITS
Section 2.01Commitments. Subject to the terms and conditions set forth herein, each Lender having a Commitment severally, and not jointly, agrees to make loans to the Borrower in Dollars (each a “Revolving Loan”) at any time and from time to time during the Availability Period; provided that, after giving effect to any Borrowing by the Borrower of Revolving Loans, (i) such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment, (ii) the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments and (iii) the Total Revolving Credit Exposure shall not exceed the Line Cap. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.
Section 2.02Revolving Loans and Borrowings.
(a)Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments. Revolving Loans shall be made by each Lender in accordance with its Applicable Percentage, regardless of whether the Commitments of the Lenders constitute more than one Class of Commitments. Each Swingline Loan shall be made in accordance with the terms and procedures set forth in Section 2.04.
(b)Subject to Section 2.01 and Section 2.14, each Borrowing denominated in Dollars shall be comprised entirely of ABR Revolving Loans or Term SOFR Revolving Loans. Each Lender at its option may make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that (x) any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement, (y) such Revolving Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Revolving Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (z) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any withholding tax with respect to such Revolving Loan than that to which the applicable Lender was entitled on the date on which such Revolving Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made). No portion of any Revolving Loan shall be funded or held with “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans.
(c)At the commencement of each Interest Period for Term SOFR Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000 provided that an ABR Revolving Borrowing may be made in a lesser aggregate amount that is, subject to Section 2.01, (1) equal to the entire aggregate unused Commitments or (2) required to finance the reimbursement of a LC Disbursement with respect to a Letter of Credit as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for Term SOFR Borrowing at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Revolving Loans.
Section 2.03Requests for Borrowings.
(a)Each Revolving Loan Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Term SOFR Revolving Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Request; provided that any telephonic notice must be promptly confirmed in writing by delivery to the Administrative Agent of a Borrowing Request (provided that notices in respect of Borrowings to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, Investments permitted hereunder or permitted irrevocable repayment or redemption of Indebtedness). Each such notice must be in the form of a Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the Borrower or by telephone (and promptly confirmed by delivery of a written Borrowing Request or Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”)) not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of or continuation of Term SOFR Revolving Loans or any conversion of ABR Revolving Loans to Term SOFR Revolving Loans, in each case denominated in Dollars and (ii) 11:00 a.m. on the requested date of any Borrowing for or conversion to ABR Revolving Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent).
(b)If no Interest Period is specified in the Borrowing Request with respect to any Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Revolving Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any Term SOFR Borrowing no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04Swingline Loans and Overadvances.
(a)Subject to the terms and conditions set forth herein, (i) the Swingline Lender agrees to make Swingline Loans to the Borrower in Dollars, from time to time during the Availability Period and (ii) the CAD Swingline Lender agrees to make Swingline Loans to the Borrower in Canadian Dollars (“CAD Swingline Loans”), from time to time during the Availability Period (subject to satisfactory receipt by the CAD Swingline Lender all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act and Beneficial Ownership Regulation as reasonably requested by the CAD Swingline Lender); provided that (i) after giving effect to any Swingline Loan, the Swingline Exposure does not exceed the Swingline Sublimit and the amount of CAD Swingline Loans shall not exceed the CAD Swingline Sublimit, (ii) no Swingline Lender shall be required to make any Swingline Loan to refinance any outstanding Swingline Loan, (iii) after giving effect to any Swingline Loan, the Total Revolving Credit Exposure does not exceed the Aggregate Commitments then in effect and (iv) after giving effect to any Swingline Loan, the Total Revolving Credit Exposure does not exceed the Line Cap then in effect. Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 (or in the case of CAD Swingline Loans, CAD100,000) or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing in this sentence (but subject to the limitations of the preceding sentence), any Swingline Loan may be in a lesser aggregate amount that is (1) equal to the aggregate unused Aggregate Commitments or (2) required to finance the reimbursement of a LC Disbursement with respect to a Letter of Credit as contemplated by Section 2.05(e). Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, the Borrower shall notify the applicable Swingline Lender (with a copy to the Administrative Agent) of such request by telephone, confirmed by delivery of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower, not later than 1:00 p.m. on the day of a proposed Swingline Loan. The applicable Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the account designated in the related Borrowing Request or otherwise in accordance with the instructions of the Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).
(b)Any Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m. on any Business Day require the Lenders to purchase participations on the same Business Day as receipt of such notice in all or a portion of the Swingline Loans outstanding (other than any CAD Swingline Loans). Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by effecting a wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter, payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the applicable Swingline Lender from the Borrower in respect of any Swingline Loan after receipt by such Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by such Swingline Lender to the Administrative Agent, and any such amount received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that have made their payments pursuant to this Section 2.04(b) and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in any Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Borrower of any default in the payment thereof. For the avoidance of doubt, the CAD Swingline Loans shall not be subject to this Section 2.04(b).
(c)If any Lender fails to make available to the Administrative Agent for the account of the applicable Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the applicable Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.
(d)Notwithstanding anything to the contrary contained herein, any Swingline Lender (including the CAD Swingline Lender) may, upon ten days’ prior written notice to the Borrower, resign as Swingline Lender, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice). In the event of any such resignation, the Borrower shall be entitled to appoint any Lender that is willing to accept such appointment as successor Swingline Lender hereunder. Upon the acceptance of any such appointment, the successor Swingline Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Swingline Lender, and the retiring Swingline Lender, as applicable, shall be discharged from its duties and obligations in such capacity hereunder. In the event that the Swingline Lender resigns in accordance with this Section 2.04(d) and no replacement Swingline Lender is appointed, the Borrower shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing of Revolving Loans).
(e)Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrower, on behalf of the Lenders, in amounts that exceed Excess Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to the Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to amount of such Overadvance. All Overadvances shall be denominated in Dollars and shall be ABR Loans. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed, when taken together with any Protective Advances, ten percent (10%) of the Borrowing Base in effect at such time, each Overadvance shall mature and be due on the earliest of the earliest Maturity Date, demand by the Administrative Agent and forty-five (45) days after such Overadvance is made and no Overadvance shall cause (x) any Lender’s Revolving Credit Exposure to exceed its Commitments or (y) the Total Revolving Credit Exposure to exceed the Aggregate Commitments.
(f)Each Overadvance shall be secured by the Liens in favor of the Administrative Agent on the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders (provided that existing Overadvances shall not be subject to such revocation or trigger any mandatory prepayment of the Revolving Loans). Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s and Borrower’s receipt thereof. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion.
(g)Upon the making of an Overadvance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage and, upon demand by the Administrative Agent, shall fund such participation to the Administrative Agent.
Section 2.05Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Latest Maturity Date, upon the request of the Borrower, to issue Letters of Credit denominated in Dollars issued for the account of the Borrower and/or any applicable Subsidiary (provided that the Borrower will be the applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit and (ii) the Lenders severally agree to participate in the Letters of Credit issued under this Section 2.05(a) in accordance with the terms of Section 2.05(d). On the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for all purposes hereof will be deemed to have been issued on the Closing Date.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of any Letter of Credit, the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a Letter of Credit Request. To request an amendment, extension or renewal of an outstanding Letter of Credit, (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)) the Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or Event of Default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement)), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). No Letter of Credit may be issued, amended, extended or renewed unless (and on the issuance, amendment, extension or renewal of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal (i) the LC Exposure does not exceed the Letter of Credit Sublimit, (ii) the Total Revolving Credit Exposure does not exceed the Line Cap then in effect, (iii) the Total Revolving Credit Exposure does not exceed the Aggregate Commitments then in effect, (iv) no Issuing Bank’s LC Exposure exceeds such Issuing Bank’s portion of the Letter of Credit Sublimit as set forth across from such Issuing Bank’s name on Schedule 1.01(a) and (iv) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to any Class of Commitments, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Commitments then in effect that are scheduled to remain in effect after such Maturity Date. No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii)the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;
(iii)except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000;
(iv)any Revolving Credit Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(v)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(c)Expiration Date. No Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Latest Maturity Date; provided that, any Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding subclause (B) unless 103% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date on which such Letter of Credit is extended beyond the date referred to in subclause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank), and such Letter of Credit shall automatically renew unless the applicable Issuing Bank provides written notice of non-renewal to the beneficiary and the Borrower at least 30 days prior to the then-current expiration date.
(d)Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment that is required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of any Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement.
(i)If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to the amount of such LC Disbursement not later than 10:00 a.m. one Business Day immediately following the date on which the Borrower receives notice of such LC Disbursement under paragraph (g) of this Section;

provided, that the Borrower may, without satisfying the conditions to Borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Revolving Loan or a Swingline Loan (any Revolving Loan described in clause (x),(y) or (z), a “Letter of Credit Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the obligation of the Borrower to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan. The relevant Issuing Bank shall immediately notify the Administrative Agent of any payment made by the Borrower in accordance with the terms of the preceding sentence (without giving effect to the proviso therein). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent Lenders have made payments to the Administrative Agent pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.
(ii)If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.
(f)Obligations Absolute. The obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision herein or therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank;

provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) upon any LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement within the time period prescribed in Section 2.05(e).
(h)Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Revolving Loans, as applicable), at the rate per annum then applicable to Revolving Loans that are ABR Revolving Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on the date on which the Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).
(i)Replacement or Resignation of an Issuing Bank or Designation of New Issuing Banks.
(i)Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the Borrower at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank”, shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii)The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Lender, designate one or more additional applicable Lenders to act as an issuing bank under the terms of this Agreement. Any applicable Lender designated as an issuing bank pursuant to this paragraph (ii) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
(iii)Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon ten days’ prior written notice to the Borrower, each other Issuing Bank and the Lenders resign as Issuing Bank which resignation shall be effective as of the later of (x) the appointment of a replacement Issuing Bank and (y) the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit issued by such resigning Issuing Bank then outstanding shall remain outstanding (irrespective of whether any amount has been drawn at such time). In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint any Lender that accepts such appointment in writing as a successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.
(j)Cash Collateralization.
(i)If any Event of Default exists and (if any are then outstanding) the Revolving Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day on which the Borrower receives notice from the Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), the Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and each Issuing Bank (the “LC Collateral Account”), an amount in Cash equal to 103% of the LC Exposure as of such date (“Minimum Collateral Amount”) (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or (g).
(ii)Any such deposit in the LC Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Accounts. The Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in the LC Collateral Accounts. Interest or profits, if any, on such investments shall accumulate in the applicable LC Collateral Accounts. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, subject to the consent of the Required Lenders, applied to satisfy other Secured Obligations. The amount of any Cash Collateral posted in accordance with the terms of this Section 2.05(j) (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days after the Event of Default giving rise to the obligation to do so has been cured or waived.

Section 2.06Protective Advances.
(a)Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but with absolutely no obligation) to make Revolving Loans to the Borrower, on behalf of the Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Loans and other Secured Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Borrower or any other Loan Party pursuant to the terms of this Agreement or any other Loan Document, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums, in each case to the extent due and payable (and not in dispute by the Borrower (acting in good faith)) under the Loan Documents (each such Revolving Loan, a “Protective Advance”). All Protective Advances shall be denominated in Dollars and shall be ABR Revolving Loans. Protective Advances may be made even if such Protective Advances would cause the Total Revolving Credit Exposure to exceed the Line Cap; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance, (x) the aggregate principal amount of Protective Advances and Overadvances outstanding hereunder would exceed 10.0% of the Borrowing Base as determined on the date of such proposed Protective Advance, (y) the Total Revolving Credit Exposure would exceed the Aggregate Commitments or (z) any Lender’s Revolving Credit Exposure would exceed its Commitment. Notwithstanding any of the foregoing, Protective Advances shall not trigger any mandatory prepayment of the Revolving Loans and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
(b)Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent on the Collateral and shall constitute Obligations hereunder. Each Protective Advance shall be repaid by the Borrower upon demand by the Administrative Agent and in no event later than 45 days after such Protective Advances are made. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay any Protective Advance.
(c)Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage, and, upon demand by the Administrative Agent, shall fund such participation to the Administrative Agent.

Section 2.07Funding of Borrowings.
(a)Each Lender shall make each Revolving Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of Dollar denominated Term SOFR Revolving Loans and (ii) 1:00 p.m., in the case of ABR Revolving Loans, as applicable, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed in writing by the Borrower; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make a corresponding amount available to the Borrower. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Revolving Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing, and the obligation of the Borrower to repay the Administrative Agent the corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.
Section 2.08Type; Interest Elections.
(a)Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Term SOFR Borrowing, shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their respective Applicable Percentages, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing. This section shall not apply to Swingline Loans, which may not be converted or continued.
(b)To make an election pursuant to this Section 2.08, the Borrower shall deliver an Interest Election Request in accordance with the terms of Section 2.03(a).

(c)If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of each Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to any Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a Term SOFR Borrowing with an Interest Period of one month. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.
Section 2.09Termination and Reduction of Commitments.
(a)Unless previously terminated, (i) the Initial Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, and (ii) the Additional Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Extension Amendment.
(b)Upon delivery of the notice required by Section 2.09(c), the Borrower may at any time terminate or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (ii) in the event that the Letter of Credit Sublimit or the Swingline Sublimit exceeds the Aggregate Commitments, each such sublimit shall be automatically and immediately reduced to the extent of such excess, (iii) the Borrower shall not terminate or reduce the Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans and Swingline Loans, (A) the aggregate amount of the Revolving Credit Exposure attributable to the Commitments of such Class would exceed the aggregate amount of the Commitments of such Class or (B) the Total Revolving Credit Exposure would exceed the Line Cap; provided that, after the establishment of any Additional Commitment, any such termination or reduction of the Commitments of any Class shall be subject to the provisions set forth in Section 2.11(a) and Section 2.23 and/or 9.02, as applicable.
(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Commitment under paragraph (b) of this Section 2.09 in writing at least three (3) Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09(c) shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Commitment, the Commitment of each Lender of the relevant Class shall be reduced by such Lender's Applicable Class Percentage of the amount of such reduction.

Section 2.10Repayment of Revolving Loans; Evidence of Debt.
(a)The Borrower hereby promises to pay in Dollars (or in the case of CAD Swingline Loans, Canadian Dollars) (A) to the Administrative Agent for the account of each Lender, the then-unpaid principal amount of the Revolving Loans of such Lender on the Maturity Date applicable thereto, and (B) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of (i) in the case of Swingline Loans (including CAD Swingline Loans), the date that is 10 Business Days after such Swingline Loan is made and (ii) the Latest Maturity Date.
(i)On the Maturity Date applicable to the Commitments of any Class, the Borrower shall (A) cancel and return outstanding Letters of Credit, or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably satisfactory to the relevant Issuing Bank, a “backstop” letter of credit) equal to 103% of the LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the Issuing Banks) as of such date, in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Total Revolving Credit Exposure (calculated, for this purpose, as if any LC Exposure so backstopped or Cash collateralized is not Total Revolving Credit Exposure) shall not exceed the Aggregate Commitments then in effect, (B) prepay Swingline Loans to the extent necessary so that, after giving effect thereto, the aggregate amount of the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments then in effect and (C) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder and the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraphs (c) and (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section 2.10 and any Lender’s records, the accounts of the Administrative Agent shall govern.
(e)Any Lender may request that any Revolving Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note that is payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.
Section 2.11Prepayment of Revolving Loans.
(a)Optional Prepayments.
(i)Upon prior notice in accordance with paragraph (a)(ii) of this Section, the Borrower shall have the right at any time and from time to time to prepay, in Dollars (or in the case of CAD Swingline Loans, Canadian Dollars), any Borrowing of Revolving Loans of any Class or any Borrowing of its Swingline Loans, in whole or in part without premium or penalty (but subject to Section 2.16): provided that (A) after the establishment of any Additional Commitment, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.23 and/or 9.02, as applicable, (B) no borrowing of Revolving Loans may be prepaid unless all Swingline Loans then outstanding, if any, are prepaid concurrently therewith and (C) Overadvances and Protective Advances are excluded from voluntary prepayment and are not required to be repaid unless the Administrative Agent specifically demands such payment in accordance with this Agreement. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Class Percentages of the relevant Class. Notwithstanding the foregoing, the Borrower shall not voluntarily prepay Extended Revolving Loans or permanently reduce the corresponding Extended Commitments unless such prepayment is accompanied by a pro rata repayment of the Revolving Loans of every other Class or a permanent reduction of the corresponding Commitments of the Lenders (as applicable).
(ii)The Borrower shall notify the Administrative Agent (and the applicable Swingline Lender, as applicable) in writing of any prepayment under this Section 2.11(a) in the case of any prepayment of (i) an Term SOFR Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment, (ii) an ABR Borrowing, not later than 1:00 p.m. on the day of prepayment and (iii) a Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in the case of clauses (i) and (ii), such later time as to which the Administrative Agent may agree). Each such notice of prepayment shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice of prepayment relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid).
(iii)Subject to Section 5.15(g), at all times after the occurrence and during the continuance of a Cash Dominion Period and after notification thereof by the Administrative Agent to the Borrower, on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Administrative Agent Account or otherwise received by Administrative Agent for application to the Secured Obligations to the extent such funds constitute Collateral, in accordance with Section 2.18(b).
(b)Mandatory Prepayments.
(i)Except for Protective Advances and Overadvances permitted hereunder in the event that on any date (after giving effect to any other payments on such date), the Total Revolving Credit Exposure exceeds the Line Cap then in effect, the Borrower shall, within one Business Day of receipt of notice from the Administrative Agent, prepay Revolving Loans (and/or Cash collateralize outstanding Letters of Credit at 100% of the face amount thereof), in an aggregate amount sufficient to reduce such Total Revolving Credit Exposure (calculated, for this purpose, as if any LC Exposure so Cash collateralized is not Total Revolving Credit Exposure) to an amount not to exceed 100% of the Line Cap then in effect.
(ii)Each prepayment of any Revolving Loans under this Section 2.11(b) shall be paid to the Lenders in accordance with their respective Applicable Percentages.
(iii)Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13 and (B) subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12Fees.
(a)The Borrower agrees to pay to the Administrative Agent for the account of each Initial Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Initial Commitments on the average daily amount of the unused Initial Commitment of such Lender during the period from and including the Closing Date to the date on which such Initial Revolving Lender’s Initial Commitment terminates. Accrued commitment fees shall be payable in arrears on the first calendar day of each January, April, July and October (commencing October 1, 2025) for the quarterly period then ended (or, in the case of the payment to be made on October 1, 2025, for the period from the Closing Date through and including September 30, 2025), and on the date on which the Initial Commitments terminate. For purposes of calculating the commitment fee only, the Initial Commitment of any Initial Revolving Lender shall be deemed to be used to the extent of Initial Revolving Loans of such Initial Revolving Lender and the LC Exposure of such Initial Revolving Lender attributable to its Initial Commitment, and no portion of the Initial Commitment shall be deemed used as a result of outstanding Swingline Loans.
(b)(i) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term SOFR Initial Revolving Loans on the daily face amount of such Lender’s LC Exposure that is attributable to Letters of Credit (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure that is attributable to Letters of Credit and (B) the Termination Date and (ii) the Borrower agrees to pay to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earliest of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates or (C) the Termination Date, computed at a rate equal to 0.125% per annum of the daily face amount of such Letter of Credit. Participation fees and fronting fees shall accrue through and including the last day of each December, March, June and September and be payable in arrears for the quarterly period then ended on the first calendar day of each January, April, July and October (commencing October 1, 2025 for the period from the Closing Date through and including September 30, 2025); provided that all such fees shall be payable on the date on which the Commitments of any applicable Class terminate. In addition, the Borrower shall pay to each Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, in each case which charges shall be paid as and when incurred.
(c)The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the Fee Letter.
(d)All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or the applicable Issuing Bank, in the case of any fee payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.
(e)Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.13Interest.
(a)The Revolving Loans (including Swingline Loans denominated in Dollars, but excluding CAD Swingline Loans) that comprise each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. CAD Swingline Loans shall bear interest at Canadian Prime Rate plus the Applicable Rate.
(b)The Revolving Loans that comprise each Term SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Notwithstanding the foregoing, (x) if any principal of or interest on any Revolving Loan, any LC Disbursement or any fee or premium payable by the Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, and/or (y) after the occurrence and during the continuance of an Event of Default under Section 7.01(f) or (g) then, in the case of clause (x), the relevant overdue amounts and, in addition (but without duplication), in the case of clause (y), the outstanding principal amount of the Revolving Loans shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Revolving Loan or LC Disbursement, 2.00% plus the rate otherwise applicable to such Revolving Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Revolving Loans as provided in paragraph (a) of this Section.
(d)Accrued interest on each Revolving Loan and Swingline Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan or Swingline Loan and (i) on the Maturity Date applicable to such Revolving Loan, (ii) in the case of a Revolving Loan of any Class, upon termination of the Commitments of such Class and (iii) in the case of any Swingline Loan, upon termination of the Aggregate Commitments, as applicable; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Revolving Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Commitments of such Class) or Swingline Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(f)For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made and shall not accrue on a Revolving Loan, or any portion thereof, for the day on which the Revolving Loan or such portion is paid; provided that any Revolving Loan that is repaid on the same day on which it is made shall bear interest for one day.
Section 2.14Alternate Rate of Interest.
(a)If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (I) no SOFR Successor Rate has been determined in accordance with Section 2.14(b), and the circumstances under Section 2.14(b)(i) or the SOFR Scheduled Unavailability Date has occurred (as applicable), or (II) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed ABR Loan, or (B) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (1) the obligation of the Lenders to make or maintain Term SOFR Revolving Loans, or to convert ABR Revolving Loans to Term SOFR Revolving Loans shall be suspended (to the extent of the affected Term SOFR Revolving Loans or Interest Periods), and (2) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of Alternate Base Rate, the utilization of the Term SOFR component in determining Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders in clause (II) of this Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, or conversion or continuation of Term SOFR Revolving Loans (to the extent of the affected Term SOFR Revolving Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for ABR Revolving Loans, and (y) any outstanding Term SOFR Revolving Loans shall be deemed to have been converted to ABR Revolving Loans immediately at the end of their respective applicable Interest Period.
(b)Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term

SOFR Screen Rate shall or will no longer be representative or made available or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which on month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR, for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”). If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (x) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (y) if the events or circumstances of the type described in Section 2.14(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate (including Daily Simple SOFR) then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then-current SOFR Successor Rate (including Daily Simple SOFR) in accordance with this Section 2.14, at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmarks in and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any SOFR Successor Rate. A SOFR Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for the Administrative Agent, the SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any SOFR Successor Rate as so determined would otherwise be less than 0.00%, the SOFR Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a SOFR Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective. For purposes of this Section 2.14, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Revolving Loans in Dollars shall be excluded from any determination of Required Lenders.
Section 2.15Increased Costs Generally.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or Issuing Bank any other condition, cost or expense affecting this Agreement or Term SOFR Revolving Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Revolving Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as applicable, such other Recipient such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender, Issuing Bank or other Recipient determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s or such other Recipient’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments or such Lender or the Revolving Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender or other Recipient, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender, such Issuing Bank or such other Recipient or such Lender’s, such Issuing Bank’s or such other Recipient’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, such Issuing Bank’s or such other Recipient’s policies and the policies of such Lender’s, such Issuing Bank’s or such other Recipient’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient or such Lender’s, such Issuing Bank’s or such other Recipient’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 2.15 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor(except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.16Break Funding Payments. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Revolving Loan other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Revolving Loan other than an ABR Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
Section 2.17Taxes.
(a)Defined Terms. For purposes of this Section 2.17, the term “Requirements of Law” includes FATCA and the term “Lender” includes any Issuing Bank.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the

Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Taxes not described in clauses (i) or (ii) that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).
(f)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent (i) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, (ii) a copy of the return reporting such payment, or (iii) other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction in the rate of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(g).
(ii)Without limiting the generality of the foregoing,
(A)each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)to the extent a Foreign Lender is not the beneficial owner, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2, Exhibit L-3 or Exhibit L-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-3 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.17(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. Unless required by Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, or have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Bank, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay over an amount equal to such refund to the relevant indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, upon the request of such indemnified party, such indemnifying party agrees to repay the amount paid over to such indemnifying party pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will an indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) to the extent that the payment thereof would place such indemnified party in a less favorable net after-Tax position than the position that such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant indemnifying party or any other Person.

(i)Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.18Payments Generally; Allocation of Proceeds; Sharing of Payments.
(a)Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 a.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.05(e)(i), 2.12(b)(ii), 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b) and 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Revolving Loans of a given Class and each conversion of any Borrowing or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. All payments (including accrued interest) hereunder shall be made in Dollars (except in the case of CAD Swingline Loans, payments in respect of which shall be made in Canadian Dollars). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)Subject in all respects to the provisions of each applicable Intercreditor Agreement and Section 5.15(g), all proceeds of Collateral and any proceeds realized with respect to guarantees by any Loan Party received by the Administrative Agent while an Event of Default exists and all or any portion of the Revolving Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied;
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including all court costs and the fees and expenses of agents and legal counsel) payable to the Administrative Agent in its capacity as such;
Second, to the Swingline Lender and the Administrative Agent to pay Secured Obligations in respect of Swingline Loans, Protective Advances and Overadvances then due to the Swingline Lender and the Administrative Agent, ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid letter of credit fronting fees in respect of Letters of Credit payable pursuant to Section

2.12(b)(ii) and unpaid principal amounts of the LC Disbursements, ratably among the Issuing Banks in proportion to the respective amounts described in this clause Third payable by them;
Fourth, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Banks, ratably among them in proportion to the amounts described in this clause Fourth payable to them;
Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash collateralize 103% of that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash collateralized by the Borrower in accordance with this Agreement, ratably among them in proportion to the amounts described in this clause Fifth payable to them;
Sixth, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Revolving Loans and other Secured Obligations, ratably among the Lenders, the Issuing Banks and the Swingline Lender in proportion to the respective amounts described in this clause Sixth payable to them;
Seventh, to payment of that portion of the Secured Obligations constituting unpaid principal of the Revolving Loans, and LC Exposure ratably among the Secured Parties in proportion to the respective amounts described in this clause Seventh held by them;
Eighth, to the payment of all Secured Obligations consisting of Banking Services Obligations arising under Supply Chain Financing, ratably among the Secured Parties in proportion to the respective Supply Chain Financing Exposure Amounts of each such Secured Party (or, if less, the actual amount of Secured Obligations owing to each such Secured Party under Supply Chain Financings);
Ninth, to the payment of all other Secured Obligations consisting of Banking Services Obligations (other than Secured Obligations arising under Supply Chain Financing) and Secured Hedging Obligations, in each case, in respect of which the Administrative Agent has established Reserves and that are due and payable to the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the other Secured Parties on such date;
Tenth, to the payment of all other Secured Obligations consisting of Banking Services Obligations arising under Supply Chain Financing, ratably among the Secured Parties in proportion to the respective amount of Secured Obligations owing to each such Secured Party under such Supply Chain Financings;
Eleventh, to the payment of all other Secured Obligations of the Loan Parties (including Banking Services Obligations and Secured Hedging Obligations) that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct;
provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b).
(c)If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Revolving Loans or participations in LC Disbursements or Swingline Loans at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23 and/or Section 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
(d)Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.19Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Term SOFR Revolving Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Term SOFR Revolving Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a Non-Consenting Lender (each such Lender described in this clause (iv), a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Revolving Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect to such termination and repayment, the Total Revolving Credit Exposure exceeds the Line Cap, the Borrower shall, not later than the next Business Day, prepay Revolving Loans or Swingline Loans (and if no Revolving Loans or Swingline Loans are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Revolving Loans and, if applicable, funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Revolving Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, in each case if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Revolving Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).

Section 2.20Illegality.
(a)If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Revolving Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent:
(i)any obligation of such Lender to make or continue Term SOFR Revolving Loans or to convert ABR Revolving Loans to Term SOFR Revolving Loans shall be suspended,
(ii)if such notice asserts the illegality of such Lender making or maintaining ABR Revolving Loans the interest rate on which is determined by reference to Term SOFR component of the Alternate Base Rate, the interest rate of such Lender’s ABR Revolving Loans, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.
(iii)Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Revolving Loans of such Lender to ABR Revolving Loans (the interest rate on which ABR Revolving Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Revolving Loans,
(iv)if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR.
(b)Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

Section 2.21Defaulting Lenders. Notwithstanding anything to the contrary, if any Lender becomes a Defaulting Lender, then, until such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirement of Law:
(a)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02 and in the definition of “Required Lenders”.
(b)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank and/or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for Fronting Exposure of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) to be held as Cash Collateral for future Fronting Exposure of such Defaulting Lender with respect to participation interests in any future Letter of Credit; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lenders, Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in LC Exposure and Swingline Exposure are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.21(d). Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)Certain Fees.
(1)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.12(a) for any period during which that

Lender is a Defaulting Lender, and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender.
(2)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.
(3)With respect to any fee payable under Section 2.12(a) or (b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure or Swingline Exposure that has been reallocated to such non-Defaulting Lender pursuant to clause (d) below, (y) pay to each Issuing Bank and each Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or such Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(d)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. Subject to Section 9.26 (Acknowledgment and Consent to Bail-In of Affected Financial Institutions), no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(e)Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Requirement of Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.21.
(f)Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 2.21(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(g)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(h)Cash Collateral.
(A)Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(B)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.21. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.21(e), after giving effect to Section 2.21(e) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in LC Collateral Account at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(C)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.21 or Sections 2.05, 2.11 or 7.01 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LC Exposure, Swingline Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(D)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting

Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.05)) or (ii) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.22Incremental Credit Extensions.
(a)The Borrower may, at any time, increase the Aggregate Commitments by increasing the aggregate amount of the Commitments of the Initial Revolving Facility (an “Incremental Increase”; and the loans thereunder, “Incremental Loans”; and the Commitments in respect thereof, each an “Incremental Commitment”) in an aggregate amount, together with all prior Incremental Increases then in effect, not to exceed the greater of (x) $500,000,000 and (y) the Suppressed Availability; provided that:
(i)unless the Administrative Agent otherwise agrees, no Incremental Commitment may be less than $5,000,000,
(ii)except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender,
(iii)no Incremental Increase or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,
(iv)the terms of any Incremental Increase shall be identical to the terms of the Initial Revolving Facility except with respect to structuring, commitment and arranger fees or other similar fees that may be agreed to among the Borrower and the lenders providing such Incremental Increase; provided that the Applicable Rate applicable to the Initial Revolving Facility shall be increased to match that applicable to any Incremental Increase if it is subject to higher rates,
(v)The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects before and after giving effect to an Incremental Increase; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period,
(vi)[reserved],
(vii)no Event of Default shall exist immediately prior to or after giving effect to such Incremental Increase, and
(viii)the proceeds of any Incremental Increase may be used for working capital and other general corporate purposes (including Permitted Acquisitions,

Investments and Restricted Payments) and any other use not prohibited by this Agreement.
(b)Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (any such other lender being called an “Additional Lender”); provided that the Administrative Agent, each Swingline Lender and each Issuing Bank shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Commitments or Revolving Loans to such Additional Lender.
(c)Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Increase Agreement) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, (i) each Additional Lender shall become a Lender for all purposes in connection with this Agreement, (ii) all Incremental Commitments shall become Commitments for all purposes in connection with the Agreement and (iii) all Incremental Loans shall become Revolving Loans for all purposes in connection with this Agreement.
(d)As conditions precedent to the effectiveness of any Incremental Increase or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Additional Lender, an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and the relevant Additional Lenders shall be entitled to receive all fees required to be paid in respect of such Incremental Increase or Incremental Loans, (iv) the Administrative Agent shall be entitled to receive a certificate of the Borrower signed by a Responsible Officer thereof:
(A)certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Increase or Incremental Loans, and
(B)certifying that the condition set forth in clause (a)(vi) above has been satisfied.
(e)Upon the implementation of any Incremental Increase pursuant to this Section 2.22 (i) each then-existing Lender of the applicable then-existing Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Lender, and each Additional Lender will automatically and without further act be deemed to have assumed a portion of such existing Lender’s participations hereunder in outstanding Letters of Credit, Swingline Loans, Protective Advances and Overadvances such that, after giving effect to each deemed assignment and assumption of participations, all of such Lenders’ (including each Additional Lender) (x) participations hereunder in Letters of Credit, Swingline Loans Protective Advances and Overadvances shall be held ratably on the basis of their respective Commitments of the applicable then-existing Class (after giving effect to any Incremental Commitment pursuant to this Section 2.22) and (ii) the existing Lenders of the applicable then-existing Class shall assign Revolving Loans to the Additional Lenders, and such Additional Lenders shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Lenders of the applicable then-existing Class participate in each outstanding

Borrowing of Revolving Loans of the applicable then-existing Class pro rata on the basis of their respective Commitments of the applicable then-existing Class (after giving effect to any Incremental Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (e).
(f)On the date of effectiveness of any Incremental Increase, the Letter of Credit Sublimit and the Swingline Sublimit permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, the Issuing Banks, the Swingline Lender and the Borrower.
(g)The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Increase Agreement and/or any amendment to any other Loan Document as may be necessary in order to establish any Incremental Increase pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Incremental Increase, in each case on terms consistent with this Section 2.22.
(h)This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23Extensions of Loans and Revolving Commitments.
(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Revolving Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Revolving Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Revolving Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Loans and/or Commitments (and related outstandings) (each, an “Extension”); it being understood that any Extended Revolving Loans shall constitute a separate Class of Revolving Loans from the Class of Revolving Loans from which they were converted), so long as the following terms are satisfied:
(i)except as to interest rates, fees and final maturity (which shall, subject to the immediately succeeding clause (ii), be determined by the Borrower and any Additional Lender who agrees to an Extension of its Commitments and set forth in the relevant Extension Offer), the Additional Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Commitment”; and the Revolving Loans thereunder, “Extended Revolving Loans”; and each Class of Extended Commitments, an “Extended Revolving Facility”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms as each other then-existing Class of Commitments (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings) and (2) repayments required upon the Maturity Date of any Revolving Facility) of Revolving Loans with respect to any Revolving Facility after the effective date of such Extended Commitments shall be made on a pro rata basis with all other Revolving Facilities, (y) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders and (z) repayment of Revolving Loans with respect to, and reduction and termination of Commitments under, any Revolving Facility after the effective date of such Extended Commitment shall be made on pro rata basis with all other Revolving Facilities;
(ii)no Class of Extended Commitments or Extended Revolving Loans may have a final Maturity Date earlier than (or require commitment reductions prior to) the Maturity Date applicable to any then-existing Revolving Facility;
(iii)if the aggregate principal amount of Revolving Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Revolving Loans or Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;
(iv)unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $5,000,000;

(v)any applicable Minimum Extension Condition must be satisfied or waived by the Borrower;
(vi)any documentation in respect of any Extension shall be consistent with the foregoing; and
(vii)no Extension of any Revolving Facility shall be effective as to the obligations of any Swingline Lender to make any Swingline Loans or any Issuing Bank with respect to Letters of Credit without the consent of such Swingline Lender or such Issuing Bank (such consents not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Maturity Date shall be determined, when used in reference to such Swingline Lender or such Issuing Bank, as applicable, without giving effect to such Extension).
(b)(i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11 and (ii) except as set forth in clause (a)(iv) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Borrower’s sole discretion) of Revolving Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that the Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.
(c)Subject to any consents required under Section 2.23(a)(vii), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Loans and/or Commitments of any Class (or a portion thereof). Except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide an Extension, and the determination to provide such Extension shall be within the sole and absolute discretion of such Lender. All Extended Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendment to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes or sub-Classes in respect of Revolving Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.
(d)In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Article 3
REPRESENTATIONS AND WARRANTIES
Each of the Borrower and the Company represents and warrants to the Lenders on the Closing Date and on each date thereafter as required hereunder that:
Section 3.01Organization; Powers. Each of the Borrower, the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of the Borrower and the Company and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower, the Company or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) where the failure to obtain such consent or approval or make such registration or filing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower, the Company or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower, the Company or any of the Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower, the Company or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower, the Company or any of the Subsidiaries.

Section 3.04Financial Condition; No Material Adverse Effect.
(a)The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 28, 2024, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended April 19, 2025, certified by one of its Financial Officers. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to customary year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, none of the Borrower, the Company or the Subsidiaries has or will have, as of the Closing Date, any material contingent liabilities.
(c)Since December 31, 2024, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole.
Section 3.05Properties.
(a)Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except where failure to have such good title or valid leasehold interest would not reasonably be expected to result in a Material Adverse Effect.
(b)Each of the Borrower and the Subsidiaries owns, or is licensed to use, all its trademarks, trade names, copyrights, patents and other intellectual property material to its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The use by each of the Borrower and the Subsidiaries of any of its trademarks, trade names, copyrights, patents and other intellectual property does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.06Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or the Company, threatened in writing against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
(b)Except for the Disclosed Matters and any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability. Notwithstanding anything herein to the contrary, the only representations and warranties in this Agreement with respect to environmental matters will be those set forth in this clause (b).

(c)Since August 12, 2025, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
Section 3.07Compliance with Laws.
(a)Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
(b)The operations of the Borrower and each Subsidiary and Affiliate are and have been conducted at all times in compliance with the requirements of all applicable Anti-Money Laundering Laws, and no investigation, action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or Affiliates with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.
Section 3.08Investment Company Status. None of the Borrower or any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 3.10ERISA and Canadian Pension Matters.
(a)No ERISA Event or Canadian Pension Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events and Canadian Pension Events could reasonably be expected to result in a Material Adverse Effect.
(b)The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Pension Plans.
(c)All Canadian Pension Plans are duly registered under the Tax Act, applicable pension standards legislation and any other applicable laws which require registration and no event has occurred which could reasonably be expected to cause the loss of such registered status. Except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party has complied with the Tax Act and all applicable Requirements of Law regarding each Canadian Pension Plan, (ii) all material obligations of the Loan Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis, and (iii) no Loan

Party nor any of its Subsidiaries has any liability for any Canadian Pension Plan which has been terminated or discontinued. No Loan Party maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Defined Benefit Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Canadian Defined Benefit Plan. No Lien has arisen, choate or inchoate, in connection with any Canadian Pension Plan (save for contribution amounts not yet due).
Section 3.11Disclosure. As of the date hereof, the Borrower and the Company have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower, the Company, or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of either Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole; provided that, with respect to projected financial information, the Borrower and the Company represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was provided (it being understood that such projected financial information relates to future events and is by its nature inherently uncertain and is not to be viewed as fact and no assurances are given that the results reflected in such projected financial information will be achieved and actual results may differ significantly and such differences may be material).

Section 3.12Solvency. Immediately after giving effect to the consummation of the Transactions to occur on the Closing Date (including the making of each Loan made on such date), as of such date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date, and (e) each Loan Party which is a Canadian Subsidiary is not, on a standalone basis, an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada).
Section 3.13Affected Financial Institution. No Loan Party is an Affected Financial Institution.
Section 3.14Security Interest in Collateral. The Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.
Section 3.15Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.
Section 3.16Federal Reserve Regulations; Use of Proceeds. No part of the proceeds of any Revolving Loan or any Letter of Credit have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or Regulation X. The proceeds of each Borrowing hereunder will be used in accordance with the provisions of Section 5.11.
Section 3.17OFAC; USA PATRIOT Act; Beneficial Ownership. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees, agents and Affiliates with applicable Anti-Corruption Laws and applicable Sanctions, and the Borrower, the Subsidiaries and their respective directors and officers and to the knowledge of the Borrower, its employees, agents and Affiliates, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower, any Subsidiary or their respective directors or officers, or, to the knowledge of the Borrower, employees or Affiliates, or (b) to the knowledge of the Borrower or the Company, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The use of the proceeds of the Borrowings and the Letters of Credit will not violate applicable Anti-Corruption Laws or applicable Sanctions. The representations and warranties in this Section 3.17 shall not apply to any Canadian Subsidiary, or to any director, officer, agent or employee of a Canadian Subsidiary, to the extent that they would result in a violation of or conflict with the Foreign Extraterritorial Measures (United States) Order, 1992 or the Foreign Extraterritorial Measures Act (Canada) or any other applicable blocking or anti-boycott law.
Section 3.18Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects as of the date of delivery of such Borrowing Base Certificate and has been prepared in all material respects in the accordance with the requirements of this Agreement. The Administrative Agent may rely, in determining which Accounts are Eligible Accounts Receivables or Eligible Credit Card Receivables on all statements and representations made by the Loan Parties with respect to any Account or Accounts and, in determining which Inventory is Eligible Inventory on all statements and representations made by the Loan Parties with respect to any Inventory. With respect to each of the Loan Parties’ Eligible Accounts Receivables and Eligible Credit Card Receivables, unless otherwise disclosed to Administrative Agent in writing, including in the Borrowing Base Certificate:
(a)it is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;
(b)it arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Loan Party, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Loan Party and the Account Debtor;
(c)it is for a liquidated amount maturing as stated in the invoice covering such sale or rendition of services; and
(d)to the knowledge of any Responsible Officer of a Loan Party, the Account Debtor thereunder is not the subject of any bankruptcy or other insolvency proceeding.
Section 3.19Deposit Accounts. Attached hereto as Schedule 3.19 is a schedule of all Deposit Accounts maintained by the Loan Parties as of the Closing Date, which schedule identifies those Deposit Accounts that are Excluded Accounts.
Article 4
CONDITIONS
Section 4.01Closing Date. The obligations of (i) each Lender to make Revolving Loans and (ii) each Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement and the Canadian Security Agreement, (C) the Loan Guarantee and (D) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date (ii) a Borrowing Request as required by Section 2.03 and (iii) a Borrowing Base Certificate; provided that it is understood and agreed that (x) the Borrowing Base Certificate delivered on the Closing Date will reflect (1) the Borrower’s 4th Fiscal Period for 2025 with respect to ineligible Accounts and Inventory, and (2) the Borrower’s 7th Fiscal Period with respect to gross Accounts and Inventory and (y) that the Borrower may not submit a Borrowing Request for Revolving Loans until the earlier of (1) delivery of the first

Borrowing Base Certificate after the Closing Date required pursuant to Section 5.01(j) or (2) delivery of a Borrowing Base Certificate after the Closing Date reflecting all appropriate information for the Borrower’s 7th Fiscal Period.
(b)Initial Field Work. The Administrative Agent shall have received and be satisfied with the results of an initial field examination and appraisal of the assets included in the Borrowing Base, by appraisers and examiners satisfactory to it.
(c)Secretary’s Certificate and Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, to the extent applicable, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.
(d)Representations and Warranties. The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the Closing Date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.
(e)Fees. Prior to or substantially concurrently with the effectiveness of the Initial Commitments hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Borrower may agree (including the reasonable fees and expenses of legal counsel that are payable under the “engagement letter” relating to the credit facilities), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Initial Revolving Loans made on the Closing Date (if any).
(f)Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself and the Lenders on the Closing Date (i) a customary written opinion of Gibson, Dunn & Crutcher LLP, in its capacity as special counsel to the Loan Parties, (ii) a customary written opinion of McCarthy Tétrault LLP, in its capacity as Canadian counsel to the Loan Parties, (iii) a customary written opinion of Hogan Lovells US LLP, in its capacity as Virginia counsel to the Loan Parties, (iv) a customary written opinion of Brownstein Hyatt Farber Schreck, LLP, in its capacity as Nevada counsel to the Loan Parties and (v) a customary written opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, in its capacity as North Carolina counsel to the Loan Parties, in each case, dated the Closing Date and addressed to the Administrative Agent and the Lenders.

(g)Refinancing. Substantially concurrently with the effectiveness of the Initial Commitments hereunder, including by use of the proceeds thereof, the Refinancing shall be consummated.
(h)[Reserved].
(i)Solvency. The Administrative Agent shall have received a certificate in substantially the form of Exhibit J from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.
(j)Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower on behalf of all the Loan Parties, together with all attachments contemplated thereby.
(k)Liquidity. Immediately after giving effect to the Transactions, the Borrower shall have Liquidity no less than $1,000,000,000.
(l)Filings Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document (including any UCC financing statement and PPSA financing statement) required by any Collateral Document or under any applicable Requirement of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be received by the Administrative Agent and shall be in proper form for filing, registration or recordation.
(m)[Reserved]
(n)Material Adverse Effect. No Material Adverse Effect shall have occurred since December 28, 2024.
(o)USA PATRIOT Act; Beneficial Ownership. Upon the reasonable request of any Lender made at least ten (10) days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money-Laundering Laws, rules and regulations, including, without limitation, the USA PATRIOT Act and the Proceeds of Crime Act, in each case at least three (3) days prior to the Closing Date and (y) at least ten (10) days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.
For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Initial Revolving Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Section 4.02Each Credit Extension. The obligation of each Lender to make any Credit Extension is subject to the satisfaction of the following conditions:
(a)(i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 and, if applicable, the certification set forth in the definition of “Debt Maturity Reserve”, (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request as required by Section 2.05(b) or (iii) in the case of any Borrowing of Swingline Loans, the applicable Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(a).
(b)The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.
(c)At the time of and immediately after giving effect to the applicable Credit Extension, no Default or Event of Default has occurred and is continuing.
(d)The Total Revolving Credit Exposure does not exceed the Line Cap then in effect after giving effect to such Credit Extension.
Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section.

Article 5
AFFIRMATIVE COVENANTS
From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Revolving Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash, all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements have been reimbursed and either (i) all obligations under Supply Chain Financings that constitute Bank Services Obligations shall have been paid in full (or have been collateralized or otherwise accounted for in a manner reasonably satisfactory to the relevant Supply Chain Financing provider) or (ii) the Investment Grade Condition has been satisfied (such date, the “Termination Date”), the Borrower and the Company hereby covenant and agree with the Lenders that:
Section 5.01Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent to each Lender:
(a)within 90 days after the end of each fiscal year of the Borrower, the Borrower’s audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (excluding, for the avoidance of doubt, any explanatory or emphasis of matter paragraph) and without any qualification or exception as to the scope of such audit or other material qualification or exception except to the extent that such a “going concern” qualification or exception (A) is a consequence of any impending stated final maturity date or expiration of revolving commitments, or (B) relates to any actual or potential inability to satisfy the financial covenant pursuant to Section 6.14 or any other financial covenants under any Indebtedness) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)(i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower’s consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(ii) upon request by the Administrative Agent in its Permitted Discretion, within 30 days after the date of such request by the Administrative Agent, the Borrower’s consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for the most recently completed Fiscal Month, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)Compliance Certificate. Together with each delivery of financial statements of the Borrower pursuant to Section 5.01(a) and Section 5.01(b), a duly executed and completed Compliance Certificate including (i) the calculation of the Fixed Charge Coverage Ratio, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.14, if applicable, as of the end of the period covered by such financial statements, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) identifying any Material Subsidiary, or any Subsidiary which the Borrower has elected to be deemed as a Material Subsidiary, that has not satisfied the Collateral and Guarantee Requirement;
(d)Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a notice in reasonable detail specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;
(e)Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;
(f)ERISA and Canadian Pensions. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event or Canadian Pension Event that could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $30,000,000, a written notice specifying the nature thereof;
(g)Financial Plan. No later than 120 days after the beginning of each Fiscal Year, commencing with the Fiscal Year beginning December 28, 2025, an annual operating budget prepared by management of the Borrower for such Fiscal Year;
(h)Information Regarding Collateral. Prompt (and, in any event, within 30 days of the relevant change, or such longer period as the Administrative Agent may reasonably agree) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s chief executive office, in the case of clause (iv), to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party (and in any event upon any change to such Loan Party’s legal name), together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(i)Certain Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower, the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(j)Borrowing Base Certificates. On or prior to the 20th calendar day after the last day of each Fiscal Period (or for the first two Fiscal Periods after the Closing Date, on or prior to the 30th calendar day after the last day of each such Fiscal Period), a Borrowing Base Certificate as of the close of business on the last day of the applicable preceding Fiscal Period; provided that after the occurrence and during the continuance of a Liquidity Condition, the Borrower shall deliver a Borrowing Base Certificate (as of the close of business on the last Business Day of the immediately preceding week) on or before the close of business of the fourth Business Day after the end of each week; provided, further, that the Borrower shall deliver each updated Borrowing Base Certificate to the extent any transaction effected by a Loan Party has the effect of selling, distributing or otherwise transferring assets comprising 10% or more of the Borrowing Base, without regard to Qualified Cash for purposes of such calculation of the Borrowing Base; provided further that in the event that any Loan Party consummates a Subject Acquisition, the Borrower may deliver an updated Borrowing Base Certificate, which shall be effective as of the later of (x) the date of consummation of such Subject Acquisition and (y) delivery of such updated Borrowing Base Certificate, subject to the limitations set forth in the definition of Borrowing Base;
(k)Accounts Reports. Concurrently with the delivery of each Borrowing Base Certificate described in Section 5.01(j), or more frequently as requested by the Administrative Agent during the existence of an Event of Default, the Loan Parties shall deliver to the Administrative Agent a detailed aged trial balance of all of their Accounts (“Schedule of Accounts”), and upon the Administrative Agent’s written request therefor, copies of proof of delivery and copies of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as the Administrative Agent shall reasonably request, in its Permitted Discretion;
(l)Perfection Certificate. Upon reasonable request of the Administrative Agent not more frequently than once a year, an updated Perfection Certificate, signed by a Responsible Officer, (A) setting forth the information required pursuant to the Perfection Certificate and indicating any changes in such information from the most recent Perfection Certificate delivered pursuant to this clause (vi) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (vi), from the Perfection Certificate delivered on the Closing Date) or (B) a statement certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to this clause (vi) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iv), from the Perfection Certificate delivered on the Closing Date);
(m)Reserved.
(n)Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request from time to time regarding the financial condition or business of the Borrower and its Subsidiaries; and
(o)Promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, rules and regulations, including the USA PATRIOT Act, the Proceeds of Crime Act and the Beneficial Ownership Regulation.
Notwithstanding the foregoing, any financial statements or other reports or filings required to be furnished by the Borrower pursuant to clause (a), (b) or (i) of this Section 5.01 shall be deemed to have been furnished if the Borrower has (i) filed the same with the Securities and Exchange Commission via the EDGAR filing system and the same are publicly available and (ii) delivered notice thereof to the Administrative Agent.
Section 5.02Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except to the extent in the case of clause (ii) that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.07.
Section 5.03Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent, except where (a) the validity or amount thereof is being contested in good faith (in the case of Tax liabilities or obligations to Governmental Authorities by appropriate proceedings), (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
Section 5.04Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.05Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations. Each such policy of insurance shall, upon the occurrence of the Springing Collateral Requirement and subject to Section 5.17, (i) name the Administrative Agent on behalf of the Secured Parties as a loss payee or an additional insured, as applicable, thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).
Section 5.06Inspections.
(a)The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that the Borrower shall be given the opportunity to be present at any discussion with its independent accountants.
(b)At reasonable times during normal business hours, with reasonable coordination and upon reasonable prior notice that the Administrative Agent requests, each Loan Party and its Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s books, records, Accounts and Inventory so that the Administrative Agent or an appraiser or consultants retained by the Administrative Agent may conduct such field examinations, inventory appraisals, verifications and evaluations as the Administrative Agent may deem necessary or appropriate; provided that, the Administrative Agent (i) shall not conduct more than (x) one additional field examination and one inventory appraisal with respect to the Collateral in each consecutive 12 month period after the date of this Agreement and (y) one additional field examination and one additional inventory appraisal with respect to the Collateral in each consecutive 12 month period after the date of this Agreement if at any time during such 12 month period Specified Excess Availability shall have been less than the greater of (1) 15% of the Line Cap and (2) $150,000,000 for five consecutive Business Days and (ii) may conduct such other field examinations and inventory appraisals at any time upon the occurrence and during the continuance of an Event of Default as determined by the Administrative Agent. In addition, the Administrative Agent may perform up to one additional field examination and one additional inventory appraisal per year at its own expense.
(c)The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate; and (ii) field examinations and inventory appraisals, in each case subject to the limitations thereon under this Section 5.06.
(d)The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, (x) may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the

Lenders, subject to the provisions of Section 9.13 hereof and (y) shall promptly distribute copies of any final reports from a third party appraiser or third party consultant delivered in connection with any field exam or inventory appraisal to the Lenders.
Section 5.07Maintenance of Book and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, including all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.
Section 5.08Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 5.09Environmental.
(a)The Borrower will deliver to the Administrative Agent as soon as reasonably practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any material written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (B) any Release or Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect, (C) any request made to the Borrower or any of its Subsidiaries for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any of its Subsidiaries may be responsible or otherwise liable for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect and (D) such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to the foregoing.
(b)The Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to (i) take any and all actions required under Environmental Law to cure any violation of or noncompliance with any Environmental Law by the Borrower or its Subsidiaries and address any Release or threatened Release of Hazardous Materials at or from any real property or Facility owned, leased or operated by Borrower or any of its Subsidiaries, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) reasonably respond to any Environmental Claim against the Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10Supply Chain Financing.
(a)The Borrower shall provide notice to the Administrative Agent of any new Supply Chain Financing programs, any material change to any existing Supply Chain Financing and the termination of any Supply Chain Financing program, in each case, concurrently with each delivery of the Borrowing Base Certificate pursuant to Section 5.01(j). The Borrower shall include the identity of each such provider and such provider’s most recently-reported Supply Chain Financing Exposure Amount in each Borrowing Base Certificate.
(b)The Borrower shall instruct each direct and indirect Supply Chain Financing Provider to notify the Borrower and the Administrative Agent, on or prior to the 10th calendar day after the last day of each Fiscal Period (or as frequently as required by the Administrative Agent in its Permitted Discretion, but during any Qualified Cash Dominion Period, not less than every other week), of its Supply Chain Financing Exposure Amount, in the form of Exhibit F (or such other form as is acceptable to the Administrative Agent).
Section 5.11Use of Proceeds.
(a)The Borrower shall use the proceeds of the Revolving Loans solely for working capital and other general corporate purposes. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.
(b)The Borrower shall use the proceeds of the Swingline Loans made to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries and any other purposes not prohibited by the terms of the Loan Documents.
(c)It is understood and agreed that Letters of Credit may be issued (i) on the Closing Date in the ordinary course of business and to replace or provide credit support for any letter of credit of the Borrower and its Subsidiaries or any of their Affiliates and/or to replace cash collateral posted by any of such Persons in respect of any such letter of credit and (ii) after the Closing Date, for general corporate purposes of the Borrower and its Subsidiaries and any other purpose not prohibited by the terms of the Loan Document.
(d)The Borrower will not request any Borrowing or Letter of Credit, and the Borrower will not use, and will procure that its Subsidiaries and its or their respective directors, officers, employees and agents will not use, directly or knowingly indirectly, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the material violation of any Sanctions applicable to any party hereto. Without limiting the foregoing, the provisions of Section 5.11(c) shall not be interpreted to contravene, or require any notification to the Attorney General of Canada under, the Foreign Extraterritorial Measures Act (Canada) or the Foreign Extraterritorial Measures (United States) Order, 1992 issued thereunder, by any Canadian Subsidiary or result in a violation of or conflict with such order or the Foreign Extraterritorial Measures Act (Canada) or any other applicable blocking or anti-boycott law.

Section 5.12Covenant to Guarantee Obligations and Provide Security.
(a)Upon (i) the formation or acquisition after the Closing Date of any Subsidiary that is a Domestic Subsidiary or a Canadian Subsidiary (including, without limitation, any formation or acquisition pursuant to a division as contemplated by Section 1.12), or (ii) any Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, on or before the date that is 90 days after such event (or such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) cause such Subsidiary to comply with the relevant requirements set forth in the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Subsidiary to deliver to the Administrative Agent a customary opinion of counsel for such Subsidiary, addressed to the Administrative Agent, the Swingline Lender and each Issuing Bank and the Lenders; provided, however, that notwithstanding the foregoing, no Subsidiary that is an Excluded Subsidiary shall be required to take any action described in this Section 5.12(a).
(b)[reserved]
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:
(i)the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guarantee by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time,
(ii)any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the applicable Collateral Documents,
(iii)except as otherwise required by Section 5.15 and the definition of “Qualified Cash”, (A) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments that constitute Collateral) and (B) no Account Control Agreement, deposit account control agreement or similar agreement shall be required for any Deposit Account,
(iv)except as otherwise required by Section 5.13, no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement,
(v)no Loan Party will be required to (A) take any action outside of the U.S. or Canada in order to create or perfect any security interest in any asset of any Loan Party that is located outside of the United States or Canada or (B) execute any security agreement, pledge agreement, mortgage, deed or charge governed by the laws of any jurisdiction other than the United States or Canada,
(vi)[reserved]
(vii)[reserved]

(viii)no Loan Party shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would (A) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (B) be prohibited under any applicable Requirement of Law, in the case of clauses (A) and (B), after giving effect to any applicable anti-assignment provision of the UCC, the PPSA or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC, the PPSA or other applicable Requirements of Law notwithstanding such required consent, restriction or prohibition, and/or (C) result in material adverse tax consequences to any Loan Party as reasonably determined by the Borrower and specified in a written notice to the Administrative Agent,
(ix)any joinder or supplement to any Loan Guarantee, any Collateral Document and/or any other Loan Document executed by any Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document, and
(x)the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, as reasonably determined by the Borrower and the Administrative Agent.
(d)Notwithstanding anything to the contrary herein or in any other Loan Document, no Subsidiary organized or incorporated in Canada (including, in each case, their successors) shall be considered a CFC or CFC Holdco, be subject to any Section 956 Limitations, or be or become directly owned by any entity other than the Borrower or the Subsidiary Guarantors (such that Lenders are unable to obtain a 100% pledge of the Capital Stock issued by such entities), unless, as a result of a Change in Law, a guarantee or pledge by such Subsidiary or a pledge of the Capital Stock of such Subsidiary would give rise to material adverse tax consequences as reasonably determined by the Borrower and specified in a written notice to the Administrative Agent; for purposes of the foregoing, “Section 956 Limitations” shall mean any exclusion or limitation on an entity being jointly liable, providing guarantees, pledging its assets, engaging in any repayment or repatriation transaction or on the pledge of Capital Stock issued by such entity (e.g., any 65% limitation), in each case, as a result of such entity being a non-U.S. entity, CFC or CFC Holdco (or in each case subsidiary thereof) or any adverse tax, cost, or burden resulting under Section 956 of the Code or similar provision.

Section 5.13Landlord Agreements. Each Loan Party shall use commercially reasonable efforts after the Closing Date to obtain a landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, as applicable, for any distribution center, warehouse or store leased by a Loan Party within any Landlord Lien State or Canada where Eligible Inventory resides; provided, that the failure to obtain the same shall not cause an Event of Default hereunder or result in Inventory becoming ineligible, but the Administrative Agent may in its Permitted Discretion, or shall at the direction of the Required Lenders, impose a customary rent reserve for any location not subject to a landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, as applicable.
Section 5.14Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:
(a)The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, mortgages and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.
(b)The Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.
Section 5.15Cash Management; Cash Dominion; Qualified Cash Dominion Period.
(a)Each Loan Party shall use commercially reasonable efforts to enter into, within ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion) (the “Cash Management Compliance Date”) Account Control Agreements in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Material Deposit Account. If an Account Control Agreement shall not have been established with respect to any Material Deposit Account on or prior to the Cash Management Compliance Date, the applicable Loan Party shall, within thirty (30) days after the Cash Management Compliance Date (or such later date as the Administrative Agent may agree in its reasonable discretion), be required to move such Material Deposit Account, as applicable, to the Administrative Agent, an Affiliate or branch thereof or another financial institution that is willing to enter into an Account Control Agreement in form and substance reasonably satisfactory to the Administrative Agent.
(b)The Loan Parties may open or close Deposit Accounts at any time other than during any Cash Dominion Period or Qualified Cash Dominion Period (except as the Administrative Agent may otherwise agree), subject, in the case of the opening of any Material Deposit Account, to the establishment of Account Control Agreements with respect thereto (unless expressly waived by the Administrative Agent) consistent with the provisions of this Section 5.15. The Loan Parties shall not enter into any agreements with any Credit Card Processors that are obligated in respect of Credit Card Receivables that are or will be Eligible

Credit Card Receivables, unless a Credit Card Notification shall have been executed and delivered to the applicable Credit Card Processor and to the Administrative Agent. The Loan Parties shall have until the date that is ninety (90) days after the consummation of any acquisition or similar Investment (or such later date to which the Administrative Agent may reasonably agree) to establish Account Control Agreements with respect to any Material Deposit Accounts acquired pursuant thereto.
(c)Except as the Administrative Agent may otherwise agree, each Loan Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account (but not including for this purpose a retail customer purchasing Inventory on installments that is paying into the applicable Store Account and except for any such Person that is obligated in the ordinary course of the business of the applicable Loan Party to make such payment to a Store Account) to make payment, or to continue to make payment, to a Material Deposit Account, (ii) deposit in (A) a Store Account (or a Material Deposit Account) all Cash Receipts received in the Stores and (B) a Material Deposit Account promptly upon receipt all other Cash Receipts (as defined below) received by any Loan Party from any other Person, (iii) deliver to the Administrative Agent, within ninety (90) days following the Closing Date, copies of Credit Card Notifications that have been delivered to all Credit Card Issuers and Credit Card Processors that are obligated in respect of Credit Card Receivables that are or will be Eligible Credit Card Receivables, who are listed on Schedule 5.15(c), and (iv) instruct each depository institution for a Deposit Account of such Loan Party (including, without limitation, Store Accounts, but not including any other Excluded Accounts) to cause all amounts on deposit and available in such Deposit Account to be transferred to a Material Deposit Account no less frequently than on each Business Day; provided that notwithstanding the foregoing, the Loan Parties shall not be required to sweep, and may maintain, (1) an amount not to exceed $50,000,000 in the aggregate in all of the Store Accounts and (2) amounts permitted to be held in any Excluded Account (other than any Store Account) according to the definition thereof.
(d)So long as (x) no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Deposit Accounts (other than Qualified Cash Accounts) and (y) no Cash Dominion Period or Qualified Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Qualified Cash Accounts, in each case subject to the other provisions of this Agreement and the other Loan Documents; provided that (x) at least one (1) Business Day prior to the withdrawal of any Qualified Cash from any Qualified Cash Account, the Borrower shall furnish to Administrative Agent an update of the Borrowing Base Certificate that gives pro forma effect to such withdrawal and reflects the Supply Chain Financing Exposure Amount as of the date most recently reported by each Secured Party pursuant to Section 5.10 and (y) such withdrawal shall be permitted only if after giving effect thereto, no Cash Dominion Period or Qualified Cash Dominion Period exists or has occurred and is continuing and no Event of Default exists or has occurred and is continuing.
(e)During the continuance of a Cash Dominion Period (and whether or not there are then any outstanding Obligations), the Loan Parties shall cause the ACH or wire transfer no less frequently than each Business Day, to a master concentration account of Borrower in the U.S. (in the case of accounts in the U.S.) or Canada (in the case of accounts in Canada) (each, a “Concentration Account”), and then to the applicable Administrative Agent’s Office of all cash receipts and collections, including, without limitation, the following (collectively, the “Cash Receipts”):
(i)all available cash receipts from the sale of Inventory and other Collateral or casualty insurance proceeds arising from any of the foregoing;

(ii)all proceeds of collections of Accounts (including, without limitation, Credit Card Receivables);
(iii)the contents of each Deposit Account (including, without limitation, any Material Deposit Account and any Store Account) (net of any minimum balance as may be required to be kept in the subject Deposit Account by the institution at which such Deposit Account is maintained);
(iv)the cash proceeds of all credit card and debit card charges; and
(v)all cash proceeds of any other Collateral;
(f)in each case, except to the extent the same are held in any Excluded Account other than a Store Account.
(g)During the continuance of a Qualified Cash Dominion Period (and whether or not there are then any outstanding Obligations), the Loan Parties shall cause the ACH, wire or other transfer no less frequently than each Business Day to a Concentration Account, and then to the applicable Administrative Agent’s Office of all cash and Cash Equivalents in each Qualified Cash Account.
(h)The Loan Parties hereby acknowledge and agree that (i) (x) during a Cash Dominion Period, the Loan Parties have no right of withdrawal from any Concentration Account, and (y) during a Qualified Cash Dominion Period the Loan Parties have no right of withdrawal from any Qualified Cash Account, (ii) the funds on deposit in any account of the Loan Parties other than an Excluded Account (other than Excluded Accounts pursuant to clause (a) of the definition thereof) shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in each Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 5.15, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections (other than in any Excluded Account) during a Cash Dominion Period, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent. Any amounts received in the Concentration Accounts at any time when (i) all of the Obligations have been paid in full or a Cash Dominion Period ceases to exist shall be remitted to the operating account of the Loan Parties to which proceeds of Revolving Loans are disbursed by the Administrative Agent or (ii) a Qualified Cash Dominion Period ceases to exist shall be remitted to a Qualified Cash Account as directed by the Borrower.
(i)From and after the Closing Date, except as otherwise expressly provided in the Loan Documents or as the Administrative Agent may otherwise agree, each Loan Party shall maintain all Material Deposit Accounts either (i) with the Administrative Agent (or a branch thereof) or (ii) to the extent an Account Control Agreement has been established with respect to any such Material Deposit Account pursuant to (and within the time periods referred to in) Section 5.15(a), any other financial institution reasonably acceptable to the Administrative Agent.
(j)Following the commencement of a Cash Dominion Period, in the event that Tax and Trust Funds have been received in a Store Account or a Material Deposit Account, the Borrower (acting in good faith) may, within five (5) days after such Tax and Trust Funds are received in such Store Account or Material Deposit Account, deliver to the Administrative Agent a Tax and Trust Fund Certificate. Notwithstanding anything to the contrary herein or in any other Loan Document, after the receipt of a Tax and Trust Fund Certificate, subject to the Borrower taking (or causing the applicable Loan Party to take) such actions as may be required by any depository bank at which a Store Account or Material Deposit Account are maintained, the Administrative Agent shall permit funds in the Store Accounts or applicable Material Deposit Account, as applicable, in the amount of the Tax and Trust Funds specified in the Tax and Trust Fund Certificate to be transferred to a Deposit Account of the applicable Loan Party; provided that in no event shall the Administrative Agent be required to permit any amounts pursuant to this Section 5.15(i) to be transferred to such Deposit Account to the extent that such amounts have been included in the amount of the Eligible Accounts Receivables or Eligible Credit Card Receivables used to calculate the Borrowing Base or to permit any amounts to be transferred from any Concentration Account. Any Tax and Trust Funds received by a Loan Party as a result of the application of this Section 5.15(i) shall be applied by such Loan Party for the purposes set forth in the definition of “Tax and Trust Funds” as set forth in the applicable Tax Trust Fund Certificate on or prior to the applicable due date. In no event shall the terms of this Section 5.15(i) apply to any Qualified Cash.
(k)Upon any Loan Party’s written request following the termination of any Cash Dominion Period or Qualified Cash Dominion Period, the Administrative Agent shall promptly (but in any event shall use its commercially reasonable efforts within one (1) Business Day to) furnish written notice to each relevant account bank at which any Account Control Agreement is maintained of any termination of a Cash Dominion Period or Qualified Cash Dominion Period.
Section 5.16Post-Closing Covenant. The Loan Parties shall comply with their obligations described in Schedule 5.16, in each case, within the applicable periods of time specified in such Schedule with respect to the relevant item (or such longer periods as the Administrative Agent may agree in its reasonable discretion).

Section 5.17The Springing Collateral Requirement.
(a)Upon the occurrence of the Springing Collateral Requirement, each of the Loan Parties will grant to the Administrative Agent for the benefit of the Secured Parties, substantially contemporaneously with the grant to the holders of such Senior Debt Facility that triggered such Springing Collateral Requirement (such Senior Debt Facility, the “Applicable Specified Secured Indebtedness”), valid and perfected security interests in all Non-ABL Priority Collateral of the Loan Parties that will secure such Senior Debt Facility pursuant to clause 6.02(a)(vii) (other than any Real Estate) and which Non-ABL Priority Collateral is not covered by the then existing Collateral Documents by entering into additional Collateral Documents (the “Additional Collateral Documents”) that are in form and substance reasonably acceptable to the Administrative Agent.
(b)All such security interests shall be granted pursuant to documentation consistent with the security documentation granted to the holders of the Applicable Specified Secured Indebtedness and otherwise reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions with respect to Non-ABL Priority Collateral as are acceptable to the holders of the Applicable Specified Secured Indebtedness and otherwise reasonably acceptable to the Administrative Agent) shall constitute, upon taking all necessary perfection action (which the Loan Parties agree to promptly take) valid and enforceable perfected security interests (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), superior to and prior to the rights of all third Persons (other than with respect to Non-ABL Priority Collateral, the holders of the Applicable Specified Secured Indebtedness) and subject to no other Liens except for Permitted Liens. The Additional Collateral Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions with respect to Non-ABL Priority Collateral as are acceptable to the holders of the Applicable Specified Secured Indebtedness and otherwise reasonably acceptable to the Administrative Agent) the Liens in favor of the Administrative Agent required to be granted pursuant to such Additional Collateral Documents and all Taxes, fees and other charges payable in connection therewith shall be paid in full.
(c)The Administrative Agent and each Lender agrees that, notwithstanding anything to the contrary in this Section 5.17, no Loan Party shall be required to grant any Lien on or security interest in any Non-ABL Priority Collateral, or take any action to establish, perfect, preserve or protect any such Lien or security interest, except and only to the extent such Lien or security interest is granted to, or such action to establish, perfect, preserve or protect any such Lien or security interest is required by, the holders of the Applicable Specified Secured Indebtedness or their representative.
(d)At such time as the Lien on or security interest in such Non-ABL Priority Collateral is released by the holders of the Applicable Specified Secured Indebtedness, subject to the terms of this Section 5.17 with respect to any other Senior Debt Facility, the Administrative

Agent shall, and it hereby authorized to, release the Lien on and security interest in such Non-ABL Priority Collateral held by the Administrative Agent.
(e)Borrower agrees that the requirements of this Section 5.17 shall be satisfied (or waived by the Administrative Agent upon direction from Required Lenders) as soon as reasonably practicable but in no event later than the date on which any of the foregoing actions are required to be taken for the benefit of the holders of the Applicable Specified Secured Indebtedness secured by such Non-ABL Priority Collateral (subject to exceptions as are reasonably acceptable to the Administrative Agent).
Article 6
NEGATIVE COVENANTS
From the Closing Date and until the Termination Date the Borrower and the Company covenant and agree with the Lenders that:
Section 6.01Indebtedness. The Borrower will not, and will not permit any Subsidiary, to create, incur, assume or permit to exist any Indebtedness (including pursuant to any Guarantee of Indebtedness of the Borrower or any other Subsidiary), except:
(a)(i) the Borrower Notes and other Indebtedness existing on the Closing Date and set forth in Schedule 6.01 (the “Existing Indebtedness”), and (ii) any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Indebtedness, provided that the principal amount of such Existing Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, unless another exception under this Section 6.01 is then available for the incurring of such excess;
(b)Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary; provided that if a Loan Party incurs such Indebtedness to a Subsidiary that is not a Loan Party (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Borrower and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Obligations;
(c)Guarantees by any Subsidiary of Indebtedness of any other Subsidiary; provided that the Indebtedness so Guaranteed is permitted by this Section;
(d)Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets after the Closing Date, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) and clause (e) below shall not exceed the greater of (x) $530,000,000 and (y) 5.0% of Consolidated Total Assets determined at the time of incurrence at any time outstanding;
(e)Indebtedness of (i) any Person that becomes a Subsidiary after the Closing Date pursuant to an acquisition to the extent that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) a Subsidiary to the extent that such Indebtedness is assumed in connection with an acquisition made by such Subsidiary and is not created in contemplation of such acquisition provided that the aggregate principal amount of Indebtedness permitted by this clause (e) and clause (d) above shall be subject to the limitations set forth in clause (ii) of the proviso at the end of clause (d) above;
(f)Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiaries incurred in the ordinary course of business;
(g)the Secured Obligations and Guarantees by any Subsidiary of the Secured Obligations;
(h)additional Borrower Debt Securities having a maturity date not less than 91 days after the Maturity Date, and Guarantees by any Subsidiary of obligations in respect thereof; provided that such Subsidiary shall have also Guaranteed the Obligations pursuant to the Guarantee Agreement;
(i)other Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $750,000,000 and (ii) 7.0% of Consolidated Total Assets determined at the time of incurrence at any time outstanding; provided, that, such Indebtedness shall mature not less than 91 days after the Maturity Date, except an amount not exceeding $100,000,000 shall not be subject to the maturity limitation set forth in this clause (i);
(j)Indebtedness in respect of Guarantees by any Subsidiary that is a party to the Guarantee Agreement of loans to and equipment leases and inventory purchases of independent customers in the ordinary course of business consistent with past practices;
(k)Hedging Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;
(l)Obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts and similar instruments) in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance, take-or-pay obligations contained in supply arrangements, performance, bid, appeal and surety and similar bonds, completion guarantees and similar obligations provided by Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry practice;
(m)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;
(n)Indebtedness in respect of Obligations of Borrower or any Subsidiary to (i) pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations and (ii) provide for indemnification, earn-outs, deferred compensation or other similar obligations, in each case, incurred in connection with the acquisition or disposition of any business or assets;
(o)Indebtedness incurred by Foreign Subsidiaries (other than Canadian Subsidiaries), and including any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, in an aggregate principal amount not to exceed, at any one time outstanding, the greater of (i) $265,000,000 and (ii) 2.50% of Consolidated Total Assets determined at the time of incurrence; provided, that, such Indebtedness shall mature not less than 91 days after the Maturity Date;
(p)Indebtedness incurred by the Borrower or any of its Subsidiaries for the benefit of joint ventures, and including any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, in an aggregate principal amount not to exceed, at any one time outstanding, the greater of (i) $530,000,000 and (ii) 5.0% of Consolidated Total Assets determined at the time of incurrence; provided, that, such Indebtedness shall mature not less than 91 days after the Maturity Date; and
(q)a Senior Debt Facility in an amount not to exceed the greater of (i) $750,000,000 and (ii) 7.0% of Consolidated Total Assets determined at the time of incurrence provided that (I) such Senior Debt Facility shall mature not less than 91 days after the Maturity Date, (II) if such Senior Debt Facility is secured by any assets of the Borrower or its Subsidiaries, the lenders thereunder or their agent or representative, on their behalf, shall enter into an Acceptable Intercreditor Agreement, which shall provide that such Senior Debt Facility may have a senior-priority lien on all Non-ABL Priority Collateral and a junior lien on the ABL Priority Collateral and that the Administrative Agent shall have a senior-priority lien on the ABL Priority Collateral and a junior lien on the Non-ABL Priority Collateral, (III) no such Liens on ABL Priority Collateral securing any Senior Debt Facility may be incurred unless the Obligations shall have been secured by valid and perfected Liens on the Non-ABL Priority Collateral (other than any Real Estate) that secures such Senior Debt Facility (the requirement to secure the Obligations by valid and perfected Liens on such Non-ABL Priority Collateral shall be referred to herein as the "Springing Collateral Requirement"), (IV) the Senior Debt Facility secured by such Liens shall not be secured by any property or assets of Borrower or any Subsidiary other than Collateral (or assets that will become Collateral in accordance with this definition), and (V) none of the obligors or guarantors with respect to such Senior Debt Facility shall be a Person that is not a Loan Party.

Section 6.02Liens.
(a)The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i)Liens created under the Loan Documents;
(ii)Permitted Encumbrances;
(iii)any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that (x) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (y) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(iv)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary after the Closing Date or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (D) if such Lien is on ABL Priority Collateral, it shall be junior to the lien granted on such ABL Priority Collateral securing the Obligations;
(v)Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary after the Closing Date; provided that (A) such security interests secure Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereto (and, is Indebtedness permitted by Section 6.01), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost (including design, engineering, sales taxes, delivery, installation and other similar costs) of acquiring, constructing or improving such fixed or capital assets; and (D) such security interests shall not apply to any other property or assets (other than proceeds of the property and assets originally encumbered by such security interests) of the Borrower or any Subsidiary; provided that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender in the ordinary course of business;
(vi)Liens deemed to arise under sale and leaseback transactions on any Real Estate;

(vii)any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;
(viii)Liens securing a Senior Debt Facility incurred pursuant to Section 6.01(q) (on the terms set forth in such Section);
(ix)Liens on any property or assets of Foreign Subsidiaries (other than Canadian Subsidiaries) securing Indebtedness of such Foreign Subsidiaries (other than Canadian Subsidiaries) permitted under Section 6.01(o) (but not securing Indebtedness of the Borrower or any Domestic Subsidiary or any Canadian Subsidiary);
(x)Liens securing Indebtedness and other obligations in the aggregate amount outstanding at any time not to exceed the greater of (i) $750,000,000 and (ii) 7.0% of Consolidated Total Assets (determined at the time any such Lien is granted); provided that (i) no such Lien shall be granted by a Subsidiary that is not a Loan Party to secure Indebtedness that could not have been incurred by such Subsidiary under Section 6.01 and (ii) such Lien on ABL Priority Collateral shall be on a junior basis to the Secured Obligations pursuant and otherwise subject to the terms of an Acceptable Intercreditor Agreement;
(xi)Liens on cash and Cash Equivalents posted to secure Hedging Obligations permitted under Section 6.01(k); and
(xii) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.
(b)The Borrower will not, and will not permit any Insurance Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (other than Excluded Margin Stock), or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except Permitted Encumbrances.
Section 6.03Reserved.
Section 6.04Restricted Payments; Restricted Debt Payments.
(a)The Borrower will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Capital Stock or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(i)each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries that are Loan Parties and any other Person that owns a direct Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;
(ii)the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock of such Person;

(iii)the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Capital Stock with the proceeds received from the substantially concurrent issue of new common Capital Stock;
(iv)the Borrower may at any time purchase, redeem, retire or otherwise acquire for value its Capital Stock (including any stock appreciation rights, warrants or options in respect thereof) (i) from current or former employees or directors in the ordinary course of business and (ii) to the extent deemed to occur upon the exercise of options by current or former employees or directors to purchase Capital Stock if such shares of Capital Stock represent a portion of the exercise price of such options;
(v)additional Restricted Payments so long as the Payment Conditions applicable to Restricted Payments shall have been satisfied on a Pro Forma Basis;
(vi)Restricted Payments in an aggregate amount not to exceed $75,000,000 in any fiscal year, provided that an amount not exceeding 50% of the unused amount in any fiscal year may carry-forward to the next subsequent fiscal year);
(vii)[reserved];
(viii)dividends on Capital Stock of the Borrower or any Subsidiary within 60 days after the declaration thereof, or redemption of any Indebtedness is subordinated in right of payment to the Obligations within 30 days after giving notice of redemption thereof, if, on the date when the dividend was declared or such notice of redemption given, the Borrower or any Subsidiary could have paid such dividend or redeemed such Indebtedness in accordance with this Section 6.04(a); and
(ix)the payment of the deferred purchase price or earn-outs, including holdbacks (and the receipt of any corresponding consideration therefor), or payments with respect to fractional shares, in each case in connection with an acquisition to the extent such payment would have been permitted hereunder at the time of such acquisition.
(b)The Borrower shall not, nor shall it permit any Subsidiary to, make any payment in Cash on or in respect of principal of any Junior Indebtedness, including any sinking fund or similar deposit, on account of the prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Indebtedness (other than Indebtedness owed by the Borrower or any Subsidiary to the Borrower or another Subsidiary) (collectively, “Restricted Debt Payments”), except:
(i)Restricted Debt Payments in an aggregate amount not to exceed $50,000,000;
(ii)any extension of maturity of, or refunding or refinancing, in whole or in part, any Junior Indebtedness, provided that the principal amount of such Junior Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing; and any purchase, repurchase, redemption, or other retirement for value of Junior Indebtedness required under the terms thereof upon the occurrence of a Change of Control or Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon;

(iii)additional Restricted Debt Payments so long as the Payment Conditions applicable to Restricted Debt Payments shall have been satisfied on a Pro Forma Basis; and
(iv)any prepayment, redemption or termination of the 2027 Borrower Notes, the 2028 Borrower Notes and/or the 2030 Borrower Notes; provided that such prepayment, redemption or termination shall be made using only the internally generated cash and shall not be made using the Qualified Cash or the proceeds of the Revolving Facility.
Section 6.05Burdensome Agreements. Except as provided herein or in any other Loan Document, the Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary of the Borrower to pay dividends or other distributions to the Borrower or any Loan Party, (y) any Subsidiary to make cash loans or advances to the Borrower or any Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations (any of clauses (x), (y) or (z), a “Burdensome Agreement”); provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 6.05 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset or property pending such sale, provided such restrictions and conditions apply only to the Subsidiary, asset or property that is to be sold and such sale is permitted hereunder, (iv) clause (x) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to customary provisions in leases, licenses, or other contracts restricting subletting or the assignment thereof, (vi) [reserved], (vii) clause (x) of the foregoing shall not prohibit customary “negative pledge” covenants in indentures or other agreements governing Borrower Debt Securities that allow the incurrence of Liens so long as such Liens equally and ratably secure such debt securities, provided that, without limiting any other exceptions to such covenant, any such covenant shall not prohibit, restrict or impose any condition (including any condition that such debt securities be equally and ratably secured) upon the ability of the Borrower or any Subsidiary, other than an Insurance Subsidiary, to create, incur or permit to exist any Lien upon inventory, accounts receivable or the proceeds therefrom and (viii) clause (y) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to Indebtedness of Foreign Subsidiaries (other than Canadian Subsidiaries) permitted by this Agreement to the extent such restrictions and conditions imposed by such agreement relate to Indebtedness of the applicable Foreign Subsidiary (other than a Canadian Subsidiary) and apply only to such Foreign Subsidiary (other than a Canadian Subsidiary), (B) applicable laws and regulations, judgments and orders and other legal requirements, agreements with non-U.S. governments with respect to assets or businesses located in their jurisdictions, or condemnation or eminent domain proceedings and (C) (1) customary restrictions imposed on the transfer of trademarked, copyrighted or patented materials or provisions in agreements relating to the foregoing that restrict the assignment of such agreements or any rights thereunder or (2) customary provisions restricting the assignment of contracts entered into in the ordinary course of business.

Section 6.06Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or own any Investment in any other Person except:
(a)Cash Equivalents;
(b)(i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Wholly-Owned Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $100,000,000;
(c)(i) Investments existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment;
(d)Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.08 or any other disposition of assets not constituting a Disposition;
(e)loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Borrower, its Subsidiaries and/or any joint venture to the extent permitted by applicable Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;
(f)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(g)Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;
(h)Investments made after the Closing Date by the Borrower and/or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (i) $530,000,000 and (ii) 5.0% of Consolidated Total Assets determined at the time of incurrence;
(i)additional Investments so long as the Payment Conditions applicable to Investments shall have been satisfied on a Pro Forma Basis;
(j)Investments constituting earnout payments, deferred purchase price, or similar contingent consideration in connection with acquisitions; and
(k)Guarantees by the Borrower or any Subsidiary of Indebtedness permitted hereunder.

Section 6.07Fundamental Changes.
(a)The Borrower will not, and will not permit any Subsidiary to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary (other than the Company) may merge into or amalgamate with any other Subsidiary (other than the Company) in a transaction in which the surviving or continuing entity is a Subsidiary, (iii) any Subsidiary (other than the Company) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iv) any Subsidiary may merge into or amalgamate with another entity to implement an acquisition and (v) any Subsidiary may merge into or amalgamate with another entity to implement a sale or other disposition of such Subsidiary otherwise permitted by this Agreement, provided that, after giving effect thereto, such Subsidiary shall no longer be a Subsidiary.
(b)The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Closing Date and businesses reasonably related or complementary thereto.
Section 6.08Disposition of Assets. The Borrower will not make, and will not permit any Subsidiary to make, any Disposition or enter into any agreement to make any Disposition, except:
(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)Dispositions of inventory in the ordinary course of business;
(c)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)Dispositions of property by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;
(e)Dispositions permitted by Section 6.07;
(f)Dispositions by the Borrower and its Subsidiaries of property identified on Schedule 6.08;
(g)Dispositions of property subject to or as a result of a casualty or condemnation (or agreement in lieu of condemnation) (1) upon receipt of net cash proceeds of such casualty or (2) to a Governmental Authority as a result of condemnation (or agreement in lieu of condemnation);
(h)Dispositions of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements;

(i)any exchange of like property under Section 1031 of the Code for use in the business that does not materially change the nature of the business;
(j)Dispositions of Accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(k)Dispositions by way of surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(l)Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.08; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (l) shall not exceed the greater of (A) $200,000,000 and (B) 2.0% of Consolidated Total Assets;
(m)Dispositions by the Borrower and its Subsidiaries, so long as:
(i)at least 75.0% of the consideration therefor is in the form of cash or Cash Equivalents (with Designated Noncash Consideration treated as cash so long as the total Designated Noncash Consideration outstanding at any time does not exceed $50,000,000 in the aggregate);
(ii) such Disposition is made at fair market value (as reasonably determined by the Borrower in good faith); and
(iii)no Event of Default shall have occurred and be continuing after giving effect to such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists);
(n)leases, subleases, licenses or sublicenses which do not materially interfere with the business;
(o)Investments permitted by Section 6.06, Restricted Payments permitted by Section 6.04 and Liens permitted by Section 6.02; and
(p)sale and leaseback transactions on any Real Estate;
provided, however, that any Disposition pursuant to Section 6.08(a) through Section 6.08(h) and Section 6.08(l) shall be for fair market value; provided further that any Disposition of Trademarks of the Loan Parties, which Trademarks are necessary or useful in connection with the exercise of any rights or remedies with respect to the ABL Priority Collateral, pursuant to any of the foregoing clauses to any Person that is not a Loan Party shall be made expressly subject to a non-exclusive, irrevocable (until the Obligations have been paid in full) royalty-free license in favor of the Administrative Agent to use such Trademarks in connection with the exercise of any such rights or remedies.

Section 6.09Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $25,000,000 with any of their respective Affiliates on terms that are less favorable to the Borrower or such Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:
(a)transactions between or among the Borrower and/or its Subsidiaries;
(b)employment agreements and employee benefit arrangements entered into in the ordinary course of business;
(c)payment of reasonable directors' fees to non-employee directors;
(d)indemnification of officers and directors and purchase of directors' and officers' insurance;
(e)any Restricted Payment or Investment permitted hereunder;
(f)transactions with customers, suppliers or joint ventures in the ordinary course of business on arms'-length terms;
(g)issuance of Capital Stock to Affiliates;
(h)agreements existing on the Closing Date and amendments thereto that are not materially more disadvantageous;
(i)transactions arising from mergers, amalgamations or acquisitions with third parties, provided such agreements were not entered into in contemplation of such transaction; and
(j)any transaction or series of related transactions involving aggregate value in excess of $50,000,000, approved by either (x) a majority of the Disinterested Directors, if any, or in the event there is only one Disinterested Director, by such Disinterested Director, or (y) the audit committee of the board of directors of the Borrower (with any director on such committee that is not a Disinterested Director recusing himself or herself).

Section 6.10Conduct of Business. From and after the Closing Date, the Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Borrower or any Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses and (b) such other lines of business to which the Administrative Agent may consent.
Section 6.11Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise modify the subordination terms of any Restricted Debt (or the documentation governing any Restricted Debt) (a) if the effect of such amendment or modification, together with all other amendments or modifications made thereto, is materially adverse to the interests of the Lenders (in their capacities as such) or (b) in violation of any Intercreditor Agreement, any intercreditor agreement related to such debt entered into with the Administrative Agent or the subordination terms set forth in the definitive documentation governing any Restricted Debt; provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under the Loan Documents in respect thereof.
Section 6.12Fiscal Year. The Borrower shall not change its Fiscal Year-end; provided, that, the Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Borrower to another date, in which case the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.
Section 6.13Permitted Activities. The Borrower shall not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Company and the Insurance Subsidiaries and activities incidental thereto, including the conduct of stock repurchase programs, administering payrolls for executive officers and other activities incidental to its existence as a publicly-owned holding company. The Borrower will not own or acquire any assets (other than (i) shares of capital stock of the Company and any Insurance Subsidiary, (ii) investments in the Company or any Insurance Subsidiary in the form of intercompany loans and promissory notes evidencing such loans, provided that any such loans in an amount in excess of $5,000,000 shall be unsecured and subordinated to the Obligations on terms and conditions customary for the subordination of intercompany Indebtedness and reasonably satisfactory to the Administrative Agent, (iii) cash, (iv) promissory notes received from employees of the Borrower and the Subsidiaries evidencing loans made for the purpose of permitting such employees to purchase capital stock of the Borrower in an aggregate principal amount not exceeding $5,000,000 at any time outstanding, and (v) Cash Equivalents) or incur any liabilities (other than liabilities under the Loan Documents, liabilities in respect of Borrower Debt Securities, liabilities imposed by law, including tax liabilities, a guarantee in respect of (i) that certain Amended and Restated Lease Agreement dated December 28, 2012 (as amended) between CQ Landlord (Multi) LLC, as the landlord, and General Parts Inc., Golden State Supply, LLC, Straus-Frank Enterprises LLC, General Parts Distribution LLC and Worldpac Inc., collectively, as the tenant and (ii) that certain Lease dated July 15, 2012 (as amended) between NIP OWNER II, LLC, as the landlord, and Advance Stores Company, Incorporated, as the tenant, and other liabilities incidental to its existence and permitted business and activities). The Borrower will not have any Subsidiaries other than the Insurance Subsidiaries, the Company and Subsidiaries of the Company (including SPC Subsidiaries).

Section 6.14Financial Covenant.
(a)Upon the occurrence and during the continuance of a Covenant Trigger Period, the Borrower will not permit the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period) (both (x) for the Test Period most recently ended prior to the commencement of such Covenant Trigger Period and (y) for each subsequent Test Period ended during such Covenant Trigger Period) to be less than 1.00 to 1.00.
Section 6.15Amendments of Organizational Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend any of its Organizational Documents, if the effect of such amendment is materially adverse to the interests of the Lenders (in their capacities as such).
Section 6.16Canadian Defined Benefit Plans. Without providing reasonable notice to the Lenders, no Loan Party shall (i) maintain, administer, contribute to or have any liability in respect of any Canadian Defined Benefit Plan or (ii) acquire an interest in a Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan.
Article 7
EVENTS OF DEFAULT
Section 7.01Events of Default. If any of the following events (each, an “Event of Default”) occurs:
(a)Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Revolving Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Revolving Loan or any fee or any other amount due hereunder within five Business Days after the date due; or
(b)Default in Other Agreements. (i) Failure by the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by the Borrower or any of its Subsidiaries with respect to the other terms of (A) one or more items of such Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of such Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required), such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; or
(c)Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section

5.01(d)(i), Section 5.02 (as it applies to the preservation of the existence of the Borrower), or Article 6; or
(d)Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate or Borrowing Base Certificate) being untrue in any material respect as of the date made or deemed made; or
(e)Other Defaults Under Loan Documents. Failure of any Loan Party (i) to comply with any term or condition contained in Section 5.01(j) for a period of five consecutive Business Days (or three consecutive Business Days when delivery of weekly Borrowing Base Certificates is in effect); (ii) to comply with any term or condition contained in Section 5.15 for a period of five consecutive Business Days (provided that during a Cash Dominion Period such Default shall occur immediately upon a failure to comply) or (iii) in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in the foregoing clauses (i) or (ii) or in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or
(f)Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Borrower, the Company, or any of the Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state , provincial or local Requirement of Law; or (ii) the commencement of an involuntary case against the Borrower, the Company, or any of the Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, interim receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, monitor, administrator, custodian or other officer having similar powers over the Borrower, the Company, or any of the Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property; or the involuntary appointment of a receiver, interim receiver, receiver and manager, trustee, monitor or other custodian of the Borrower, the Company, or any of the Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or
(g)Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against the Borrower, the Company, or any of the Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by the Borrower, the Company, or any of the Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by the Borrower, the Company, or any of the Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by the Borrower, the Company, or any of the Subsidiaries (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, interim receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, monitor, administrator, custodian or other officer having similar powers for or in respect of itself or for all or a substantial part of its property; (ii) the making by the Borrower, the Company, or any of the Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by the Borrower, the Company, or any of the Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h)Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Borrower, the Company, or any of the Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or
(i)ERISA and Canadian Pensions. The occurrence of one or more ERISA Events or Canadian Pension Events which individually or in the aggregate result in liability of the Borrower, the Company, or any of the Subsidiaries in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect; or
(j)Change of Control. The occurrence of a Change of Control; or
(k)Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guarantee for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (w) acts or omissions of the Administrative Agent or any Secured Party, (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC, PPSA or equivalent continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guarantee) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC, PPSA or equivalent continuation statement shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or
(l)Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Restricted Debt or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;
then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article 7), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon such Commitments shall terminate immediately and (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 103% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an event with respect to the Borrower described in clauses (f) or (g) of this Article 7, any such Commitments shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Administrative Agent or any Lender, and the obligation of the Borrower to Cash Collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC, the PPSA or equivalent applicable Requirement of Law, as applicable.

Article 8
THE ADMINISTRATIVE AGENT
Section 8.01Appointment and Authority.
(a)Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential counterparty to a Hedge Agreement and a potential provider of Banking Services) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 8 and Article 9 (including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 8.02Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03Exculpatory Provisions. The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an Issuing Bank; and
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

Section 8.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.06Resignation of Administrative Agent. (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(a)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Requirement of Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(b)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.17(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(c)Any resignation by Bank of America as Administrative Agent pursuant to this Section 8.06 shall also constitute its resignation as Issuing Bank and Swingline Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Exposure with respect thereto, including the right to require the Lenders to make ABR Revolving Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.05(e). If Bank of America resigns as a Swingline Lender, it shall retain all the rights of a Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Revolving Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b). Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring

Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 8.07Non-Reliance on the Administrative Agent, the Arranger and the Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or each Issuing Bank as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 8.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
Section 8.09Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.05, 2.12 and 9.03) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, receiver and manager, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code or any other Debtor Relief Law, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirement of Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clause (b) of Section 9.02 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 8.10Collateral and Guaranty Matters. Without limiting the provisions of Section 8.09, each of the Lenders (including in its capacities as a potential provider of Banking Services and a potential counterparty to a Hedge Agreement) and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes “Excluded Property” (as such term is defined in the Security Agreement or the Canadian Security Agreement, as applicable), or (iv) if approved, authorized or ratified in writing in accordance with Section 9.02; or
(b)to release any Guarantor from its obligations under the Loan Guarantee (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents and/or (ii) upon the occurrence of the Termination Date. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of any document pursuant to the preceding sentence of this Section 8.10(b) shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).
Notwithstanding the foregoing, a Subsidiary Guarantor shall not be deemed to constitute an “Excluded Subsidiary” or be released from its obligations under the Loan Documents solely as a result of such Subsidiary Guarantor ceasing to constitute a Wholly-Owned Subsidiary unless (x) such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary as a result of a joint venture with an unaffiliated third party not prohibited hereunder entered into for a bona fide operating business purpose, (y) the primary purpose of such transaction was not to effect the release of such Subsidiary Guarantor, and (z) (i) such release is treated as an Investment by a Loan Party in a Subsidiary that is not a Loan Party in an amount equal to the fair market value of Borrower’s remaining (direct or indirect) equity interest in such non-Wholly-Owned Subsidiary (after giving effect to such transaction) and (ii) such Investment referred to in the foregoing clause (z)(i) is permitted pursuant to Section 6.06.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Guarantee pursuant to this Section 8.10. In each case as specified in this Section 8.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 8.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 8.11Banking Services Obligations and Secured Hedging Obligations. Except as otherwise expressly set forth herein or in any Loan Guarantee or any Collateral Document, no provider of Banking Services or counterparty to a Hedge Agreement that obtains the benefits of Section 2.18(b), any Loan Guarantee or any Collateral by virtue of the provisions hereof or of any Loan Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Banking Services Obligations and Secured Hedging Obligations unless the Administrative Agent has received written notice of such

Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of Banking Services or counterparty to a Hedge Agreement, as the case may be.

Section 8.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Revolving Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative

Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 8.13Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
Section 8.14Appointment as Hypothecary Representative. Without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article 8 also constitutes the substitution of the Attorney.

Article 9
MISCELLANEOUS
Section 9.01Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:
(i)if to any Loan Party, to such Loan Party in the care of the Borrower at:
Advance Auto Parts, Inc.
4200 Six Forks Rd.,
Raleigh, North Carolina 27609
Attention of Office of the General Counsel
Email: jeffrey.vining@advance-auto.com
Telephone: +1 540. 362.4911
with a copy to (which shall not constitute notice to any Loan Party):
Gibson, Dunn & Crutcher LLP
200 Park Avenue,
New York, NY 10166-0193
Attention: Doug Horowitz, Partner
Telephone: +1 212.351.3817;+1 917.873.9993
Email: DHorowitz@gibsondunn.com
(ii)if to the Administrative Agent, to the address, electronic mail address or telephone number specified on Schedule 1.01(d); and
(iii)if to any Lender, to it at its address or facsimile number or email address set forth in its Administrative Questionnaire.
All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(c)Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower or any Lender may provide any such notice to the Administrative Agent as recipient on behalf of itself, any Swingline Lender, each Issuing Bank and each Lender.
(d)The Platform. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by, or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the United States federal securities laws with respect to the Borrower or its securities) (each, a “Public Lender”). At the request of the Administrative Agent, each of the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as information of a type that would (A) customarily be made publicly available, as determined in good faith by the Borrower, if the Borrower were to become public reporting companies or (B) would not be material with respect to the Borrower, its Subsidiaries, any of its securities or the Transactions as determined in good faith by the Borrower for purposes of the United States federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Borrower shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations): (1) the Loan Documents, (2) any amendment to any Loan Document and (3) any information delivered pursuant to Section 5.01(a) or 5.01(b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES (COLLECTIVELY, THE “AGENT PARTIES”) WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.
Section 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, neither the making of any Revolving Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)Subject to clauses (A), (B), (C), (D), and (E) of this Section 9.02(b) and Section 9.02(d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:
(A)the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:
(1)increases the Commitment of such Lender (other than with respect to any Incremental Increase pursuant to Section 2.22 or Extended Revolving Facility pursuant to Section 2.23 in respect of which such Lender has agreed to be an Additional Lender or extending Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;
(2)reduces or forgives the principal amount of any Revolving Loan owed to such Lender;
(3)(x) extends the scheduled final maturity of any Revolving Loan or (y) postpones any Interest Payment Date with respect to any Revolving Loan held by such Lender or the date of any scheduled payment of any fee payable to such Lender hereunder;
(4)reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender;
(5)extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; or
(6)waives, amends or modifies the provisions of Sections 2.18(b) or 2.18(c) in a manner that would by its terms alter the order or pro rata sharing of payments required thereby or any other provision hereof requiring pro rata treatment of Lenders (except in connection with any transaction permitted under Sections 2.22 or 2.23, in each case as in effect on the date hereof, or as otherwise provided in this Section 9.02);

(B)no such agreement shall:
(1)change any of the provisions of this Section 9.02, Section 9.05(a)(i), the definition of “Required Lenders” or “Super Majority Lenders” or any other provision specifying a number or voting percentage of lenders to alter any number or voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender;
(2)release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8), without the prior written consent of each Lender;
(3)release all or substantially all of the value of the Guarantees under the Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8), without the prior written consent of each Lender;
(4)alter the ratable treatment of Secured Obligations or the definition of “Banking Services”, “Banking Services Obligations”, “Derivative Transaction”, “Hedging Obligations”, “Obligations”, “Secured Hedging Obligations”, “Secured Obligations” (as defined in any applicable Collateral Document), “Supply Chain Financing”, “Supply Chain Financing Exposure Amount”, “Supply Chain Financing Provider”, in each case, in a manner adverse, in the aggregate, to any counterparty to any Banking Services Obligations or Secured Hedging Obligations, as applicable, without the written consent of such counterparty;
(5)alter the definition of “Termination Date” to affect the treatment of Supply Chain Financings described therein without the consent of each adversely affected Supply Chain Financing Provider;
(6)[reserved];
(7)include Real Estate or any real estate assets in the Collateral without the prior written consent of each Lender; or
(8)subordinate, or have the effect of subordinating, (x) the Liens securing any of the Obligations on all or substantially all of the Collateral to the Liens on the Collateral securing any other Indebtedness or (y) any Revolving Loans in contractual right of payment to any other Indebtedness, in either the case of subclause (x) or (y), unless expressly permitted by this Agreement (as in effect on the Closing Date), without the written consent of each Lender adversely affected thereby unless such affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of obligations under the Revolving Facility that are adversely affected thereby held by such Lender) of such other Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) as offered to all other providers (or their Affiliates) of such other Indebtedness; and

(C)solely with the consent of each affected Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit applicable to such Issuing Bank or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit;
(D)no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent (or any Person that previously served as Administrative Agent), any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent (or any Person that previously served as Administrative Agent), such Issuing Bank or the Swingline Lender as the case may be; or
(E)no such agreement shall change the definition of the term “Borrowing Base” or any component definition thereof (including the definition of “Eligible Accounts Receivable,” “Eligible Credit Card Receivables”, “Eligible Inventory”, “Reserve”, “Supply Chain Financing Reserves,” or “Debt Maturity Reserve,”, “Canadian Priority Payables Reserve”) in each case, the effect of which would be to increase amounts available to be borrowed, in each case, without the consent of the Super Majority Lenders.
(c)[Reserved]
(d)Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:
(i)the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,
(ii)the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Revolving Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to (1) effect the provisions of Sections 2.14, 2.22, 2.23, 5.12 and/or 6.12 or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Revolving Loan or Commitment hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent,
(iii)if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly,

(iv)the Borrower and the Administrative Agent may, without the input or consent of any Lender (other than the Lender(s) that elect to participate in such amendments), effect amendments to this Agreement and the other Loan Documents as may be necessary or advisable in the reasonable opinion of the Borrower, the Administrative Agent and such participating Lenders to (i) provide for a sub-tranche of the Initial Revolving Commitments to be available in Canadian Dollars (the “CAD Revolving Tranche”) to be provided by the Administrative Agent (or a branch or Affiliate thereof) and the Lender that elect to participation in such sub-tranche (ii) to add a Canadian Subsidiary of the Borrower as “Borrower” hereunder in respect of such CAD Revolving Tranche and (iii) to provide for Letters of Credit available in Canadian Dollars to be issued hereunder (which shall be backstopped solely by the CAD Revolving Tranche).
(v)the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Revolving Loans pursuant to Section 2.23 and reductions or terminations of any such Additional Commitments or Additional Revolving Loans,
(vi)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the Commitment and any Additional Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Revolving Loans may not be extended, the rate of interest on any of its Revolving Loans may not be reduced and the principal amount of any of its Revolving Loans may not be forgiven without the consent of such Defaulting Lender and any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender (it being understood that any Commitment or Revolving Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),
(vii)this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,
(viii)any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected only with the consent of Lenders holding more than 50% of the aggregate commitments or Revolving Loans of such directly affected Class (or such number or percentage of the Lenders of such class as would otherwise be required pursuant to this Section 9.02 if such Lenders were the only Lenders hereunder) in addition to the consent of the Required Lenders; and
(ix)the Borrower may amend or otherwise modify any provision of the Loan Documents in a manner that is more favorable to the Lenders and the Administrative Agent at any time without the consent of the Administrative Agent or any Lender in connection with an Incremental Increase Agreement.

Section 9.03Expenses; Indemnity.
(a)The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as IntraLinks) of the Initial Revolving Facility, in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower and except as otherwise provided in a separate writing between the Borrower, the relevant Arranger and/or the Administrative Agent) and, to the extent otherwise provided herein, in connection with any field exams and appraisals and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the management, enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Revolving Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.
(b)The Borrower shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or potential conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Revolving Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, in, under, to or from any property currently or formerly owned, leased or operated by the Borrower, any of its Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrower, any of its Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or any Arranger, acting in its capacity as the Administrative Agent or as an Arranger) that does not involve any act or omission of the Borrower or any of its Subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03 to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.
(c)The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Revolving Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.
Section 9.05Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction permitted under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (c) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)
(i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Additional Revolving Loan or Additional Commitment added pursuant to Section 2.23 at the time owing to it) with the prior written consent of:
(A)the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the consent of the Borrower shall not be required for any assignment of Revolving Loans or Commitments (1) to any Lender or any Affiliate of any Lender or an Approved Fund or (2) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) exists; provided further that the Borrower shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B)the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); and
(C)each Issuing Bank and the Swingline Lender, in each case, not to be unreasonably withheld or delayed.

(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Revolving Loans or Commitments of any Class, the principal amount of Revolving Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent;
(B)any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and
(D)the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form required under Section 2.17.
(iii)Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender.
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount and currency of and interest on the Revolving Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Revolving Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in paragraph (b) of this Section 9.05.
(vi)By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Revolving Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) the assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)
(i)Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender, sell participations to any bank or other entity (other than the Borrower or any of its Affiliates or a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Revolving Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(g) is delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(b) or Section 2.17(d), to the Borrower and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.
(ii)No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and its respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Revolving Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b)of the U.S. Treasury Regulations (or, in each case, any amended or successor sections). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) or Proposed Section 1.163-5(b)of the Treasury Regulations (or, in each case, any amended or successor sections) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Revolving Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof. The making of any Revolving Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, assign all or a portion of its interests in any Revolving Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Revolving Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

Section 9.06Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Revolving Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans, the expiration or termination of the Letters of Credit and the Commitments, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.
Section 9.07Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.08Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.09Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent, the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Lender or such Issuing Bank, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.
Section 9.10Governing Law; Jurisdiction; Consent to Service of Process.
(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.
(c)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.
(d)TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER

IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.
Section 9.11Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.12Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.13Confidentiality. Each of the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates or to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (iii) to insurers (including debt or credit insurers), (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender on a non-confidential basis from a source other than the Borrower or (iii) or is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section or (j) regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person. In addition, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.13 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.14No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Arrangers and the Lenders, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Administrative Agent, the Lenders, and the Arrangers, on the one hand, and the Loan Parties and their respective Affiliates, on the other, and (ii) in connection therewith and with the process leading thereto, (x) none of the Administrative Agent, any Arranger or any Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Administrative Agent, any such Arranger or any such Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. To the fullest extent permitted by applicable Requirements of Law, each Loan Party waives any claim that it may have against any Lender with respect to any breach or alleged breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party further agrees that none of the Administrative Agent, any Arranger or any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and the Administrative Agent, the Arrangers and the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates.

Section 9.15Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.16Several Obligations. The respective obligations of the Lenders and the Issuing Banks hereunder are several and not joint and the failure of any Lender or Issuing Bank to make any Revolving Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender or Issuing Bank from any of its obligations hereunder.
Section 9.17USA PATRIOT Act. Each Lender and Issuing Bank that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that (a) pursuant to the requirements of the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR 1010, 1020, 1023, 1024, and 1026), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender and Issuing Bank to identify such Loan Party in accordance with the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.
Section 9.18Disclosure of Agent Conflicts. Each Loan Party, each Issuing Bank and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
Section 9.19Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
Section 9.20Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Revolving Loan or Letter of Credit under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Revolving Loan or Letter of Credit in accordance with applicable Requirements of Law (including, without limitation, the Criminal Code (Canada)), the rate of interest payable in respect of such Revolving

Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Revolving Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Revolving Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.
Section 9.21Intercreditor Agreements. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENTS. EACH LENDER AND ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS TO WHICH THE ADMINISTRATIVE AGENT IS A PARTY AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENTS AS “ABL CREDIT AGREEMENT ADMINISTRATIVE AGENT” (OR OTHER APPLICABLE TITLE) AND ON BEHALF OF SUCH LENDER OR ISSUING BANK. THE PROVISIONS OF THIS SECTION 9.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENTS, THE FORMS OF CERTAIN OF WHICH ARE ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER OR ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENTS.
Section 9.22Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreements shall govern and control.
Section 9.23[Reserved].
Section 9.24Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 9.25[Reserved].
Section 9.26Acknowledgment Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(i)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(ii)As used in this Section 9.26, the following terms have the following meanings:
(A)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(B)“Covered Entity” means any of the following:
(1)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(2)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(3)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(C)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(D)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 9.27Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 9.27 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

Section 9.28Canadian Anti-Money Laundering Legislation.
(a)Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Secured Parties may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Secured Party or any prospective assignee or participant of a Secured Party, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b)If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:
(i)shall be deemed to have done so as an agent for each Secured Party, and this Agreement shall constitute a "written agreement" in such regard between each Secured Party and the Administrative Agent within the meaning of the applicable AML Legislation; and
(ii)shall provide to each Secured Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Secured Parties agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Secured Party, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.
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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
BANK OF AMERICA, N.A.,
as Administrative Agent, Swingline Lender, CAD
Swingline Lender, and a Lender
By:    /s/ Allison Fiorentino
Name:    Allison Fiorentino
Title:    Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Issuing Bank
By:    /s/ Allison Fiorentino
Name:    Allison Fiorentino
Title:    Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and as an Issuing Bank
By:    /s/ Shivam Joshi
Name:    Shivam Joshi
Title:    Vice President

[Signature Page to Credit Agreement]

LENDER:
CITIBANK, N.A.,
By:    /s/ Michelle Pratt
Name:    Michelle Pratt
Title:    Vice President & Director

[Signature Page to Credit Agreement]

LENDER:
PNC BANK, NATIONAL ASSOCIATION
By:    /s/ Joseph F. Nemia
Name:    Joseph F. Nemia
Title:    Senior Vice President

[Signature Page to Credit Agreement]

As a Lender and Issuing Bank:
Truist Bank
By:    /s/ O. Scott Smith
Name:    O. Scott Smith
Title:    Director | ABL Structuring

[Signature Page to Credit Agreement]

LENDER:
U.S. BANK NATIONAL ASSOCIATION
By:    /s/ DANIEL YU
Name:    DANIEL YU
Title:    SENIOR VICE PRESIDENT

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as an
Issuing Bank
By:    /s/ DANIEL YU
Name:    DANIEL YU
Title:    SENIOR VICE PRESIDENT

[Signature Page to Credit Agreement]

LENDER:
MUFG Bank, Ltd.
By:    /s/ Jeehae Kim
Name:    Jeehae Kim
Title:    Vice President

[Signature Page to Credit Agreement]

LENDER:
BMO Bank N.A.
By:    /s/ Lauren Wittert
Name:    Lauren Wittert
Title:    Director

[Signature Page to Credit Agreement]

LENDER:
CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK
By:    /s/ Jill Wong
Name:    Jill Wong
Title:    Director
By:    /s/ Gordon Yip
Name:    Gordon Yip
Title:    Director

[Signature Page to Credit Agreement]

LENDER:
The Huntington National Bank
By:    /s/ Ozzie Street
Name:    Ozzie Street
Title:    Vice President

[Signature Page to Credit Agreement]

LENDER:
MIZUHO BANK, LTD.
By:    /s/ Tracy Rahn
Name:    Tracy Rahn
Title:    Managing Director

[Signature Page to Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK
BRANCH, as a lender
By:    /s/ D. Andrew Maletta
Name:    D. Andrew Maletta
Title:    Executive Director
By:    /s/ Ryan Peters
Name:    Ryan Peters
Title:    Executive Director

[Signature Page to Credit Agreement]

LENDER:
TD Bank, N.A.
By:    /s/ Greg Cohen
Name:    Greg Cohen
Title:    Vice President

[Signature Page to Credit Agreement]

LENDER:
Deutsche Bank AG, New York Branch
By:    /s/ John Tattersall
Name:    John Tattersall
Title:    Director
By:    /s/ Chandan Kumar
Name:    Chandan Kumar
Title:    Director

[Signature Page to Credit Agreement]

REGIONS BANK, an Alabama bank, as a “Lender”
By:    /s/ Christopher Hill
Name:    Christopher Hill
Title:    Director

[Signature Page to Credit Agreement]

LENDER:
ROYAL BANK OF CANADA, as a Lender
By:    /s/ Lucio Pannozzo
Name:    Lucio Pannozzo
Title:    Vice President, Corporate Client Group-
Asset Based Lending

[Signature Page to Credit Agreement]

ADVANCE AUTO PARTS, INC.,
as the Borrower

By: /s/ Ryan P. Grimsland
Name: Ryan P. Grimsland
Title: Executive Vice President and
Chief Financial Officer

ADVANCE STORES COMPANY,
INCORPORATED,
as the Company

By: /s/ Ryan P. Grimsland
Name: Ryan P. Grimsland
Title: Executive Vice President and
Chief Financial Officer
[Signature Page to Credit Agreement]